July 21, 2017

Via EDGAR Correspondence Filing

Kimberly Browning, Esq.
Division of Investment Management
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Academy Funds Trust (the “Trust”)
   File Nos. 333-146827, 811-22135

Dear Ms. Browning:

Pursuant to our telephonic communication regarding our previous correspondence filed on June 16, 2017 (the “June 16 Correspondence”) relating to Post-Effective Amendments No. 45 and 46 to the Registration Statement on Form N-1A, enclosed for your review please find the following documents relating to the Trust:

●	Revised Draft of the Prospectus of Innovator Shield S&P 500 ETF; CBOE Annual PTP Strategy, (MONTH) Series (the “Shield ETF”);
●	A marked version of the Prospectus of the Shield ETF against the version of the Prospectus included in the June 16 Correspondence;
●	Revised Draft of the Prospectus of Innovator Ultra Shield S&P 500 ETF; CBOE Annual PTP Strategy, (MONTH) Series (the “Ultra Shield ETF”); and
●	A marked version of the Prospectus of the Ultra Shield ETF against the version of the Prospectus included in the June 16 Correspondence.

It is our intention that the attached hereto Prospectus of the Shield ETF will replace the Prospectus for Innovator Enhanced S&P 500 ETF; 3 Up to a Cap, 1 Down, CBOE Annual PTP Strategy (MONTH) Series, filed as Post-Effective Amendment No. 45 and that the attached hereto Prospectus of the Ultra Shield ETF will replace the Prospectus for Innovator Shielded S&P 500 ETF; 1 Up to a Cap, 1 Down, Shielded from -5% to -35%, CBOE Annual PTP Strategy, (MONTH) Series, filed as Post-Effective Amendment No. 46. At this time there are no additional changes to the Statements of Additional Information for the Shield ETF or the Ultra Shield ETF.

We appreciate your attention to these filings.  If you have any questions or comments, please feel free to contact Walt Draney at (312) 845-3273 or the undersigned at (312) 845-3484.

Very truly yours,

Chapman and Cutler LLP

By             /s/ Morrison Warren
Morrison C. Warren, Esq.

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

Subject to Completion
Dated July 21, 2017

Prospectus

Innovator Defined Outcome Series™

Innovator Shield S&P 500 ETF;
 CBOE Annual PTP Strategy, (MONTH) Series

(________ — ____)

_____________, 2017

The Innovator Shield S&P 500 ETF; CBOE Annual PTP Strategy, (MONTH) Series (the “Fund”) intends to list and principally trade its shares on _______________ (“____” or the “Exchange”).  Shares of the Fund trade on the Exchange at market prices that may be below, at or above the Fund’s net asset value.  Unlike mutual funds, the Fund issues and redeems shares at net asset value only in large specified blocks each consisting of ______ shares (each such block of shares called a “Creation Unit,” and, collectively, the “Creation Units”).  The Creation Units are issued for securities in which the Fund invests and/or cash, and redeemed for securities and/or cash, and only to and from broker‑dealers and large institutional investors that have entered into participation agreements.

The Fund is a series of Academy Funds Trust (the “Trust”) and an exchange-traded index fund.  Except when aggregated in Creation Units, the shares are not redeemable securities of the Fund.

NOT FDIC INSURED.  MAY LOSE VALUE.  NO BANK GUARANTEE.

The U.S. Securities and Exchange Commission (“SEC”) has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Innovator Shield S&P 500 ETF;
CBOE Annual PTP Strategy, (MONTH) Series

Investment Objective

The Fund seeks to track, before fees and expenses, the performance of the [Index Name] (the “Index”).

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund (“Shares”).  Investors may pay brokerage commissions on their purchases and sales of Shares, which are not reflected in the table or the example below.

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
Management Fees(1)	[ ]%
Distribution and Service (12b‑1) Fees	0.00%
Other Expenses(2)	[ ]%
Total Annual Fund Operating Expenses	[ ]%

 (1) The Fund’s investment adviser pays substantially all expenses of the Fund, including the cost of transfer agency, custody, fund administration, legal, audit and other service and license fees.  However, the investment adviser is not responsible for distribution and service fees payable pursuant to a Rule 12b‑1 plan, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, taxes, interest and extraordinary expenses.  For any year in which the expenses incurred by the investment adviser under this arrangement exceed the amount it collects pursuant to the management fee, the amount in excess is subject to recovery by the investment adviser for up to three years from the date the fee was incurred.

   (2) Other Expenses are estimates based on the expenses the Fund expects to incur for the current fiscal year.

Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds.

This example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your Shares at the end of those periods.  The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain at current levels.  This example does not include the brokerage commissions that investors may pay to buy and sell Shares.  Although your actual costs may be higher or lower, your costs, based on these assumptions, would be:
1 Year	3 Years
$________	$________

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Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it purchases and sells securities (or “turns over” its portfolio).  A higher portfolio turnover will cause the Fund to incur additional transaction costs and may result in higher taxes when Shares are held in a taxable account.  These costs, which are not reflected in Total Annual Fund Operating Expenses or in the example, may affect the Fund’s performance.

Principal Investment Strategies

Under normal conditions, the Fund will attempt to achieve its investment objective of tracking, before fees and expenses, the performance of the Index.  The Index employs a “defined outcome strategy” that seeks to provide investment returns that deliver one‑to‑one exposure to any gains of the S&P 500 Price Return Index (“S&P 500”), up to a capped amount, while protecting investors from S&P 500 losses of up to 15%.  The Index will be composed of FLexible EXchange® Options (“FLEX Options”) that reference the S&P 500.  See “Fund Investments – Principal Investments – FLEX Options Contracts.”

Defined outcome strategies are designed to participate in market gains and losses within pre‑determined ranges over a specified period (ie. point to point).  These outcomes are predicated on the assumption that an investment vehicle employing the strategy is held for the designated outcome periods.  The Index will be composed of a portfolio of FLEX Options linked to an underlying asset, the S&P 500, that, when held for the specified period, seeks to produce returns that, over a period of approximately one year, provide one‑to‑one returns on the price appreciation of the S&P 500 up to a capped maximum annualized return (the “Cap Level”), while protecting investors from the first 15% of S&P 500 losses.

The FLEX Options comprising the Index will first be entered into on approximately the date of the Fund’s inception and will automatically reset on approximately the one year anniversary thereafter (each, an “outcome period”).  These FLEX Options have been chosen to seek to provide investors, before fees and expenses, with the following outcomes:

•  If the S&P 500 appreciates over the outcome period: the Index seeks to provide a total return that matches the percentage increase of the S&P 500, up to the Cap Level;

•  If the S&P 500 decreases over the outcome period by 15% or less: the Index seeks to provide a total return of zero; and

•  If the S&P 500 decreases over the outcome period by more than 15%: the Index seeks to provide a total return loss that is 15% less than the percentage loss on the S&P 500 with a maximum loss of approximately 85%.

These outcomes are sought through the effect of layering purchased and written FLEX Options that comprise the Index.  Any FLEX Options that are written by the Fund pursuant to the Index that create an obligation to sell or buy an asset will be offset with a position in FLEX Options purchased by the Fund pursuant to the Index to create the right to buy or sell the same asset such

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that the Fund will always be in a net long position.  That is, any obligations of the Fund created by its writing of FLEX Options will be covered by offsetting positions in other purchased FLEX Options.  As the FLEX Options mature at the end of each outcome period, they are replaced.  By replacing FLEX Options annually, the Index seeks to ensure that investments made in [MONTH] buffer against negative returns of the S&P 500 up to pre‑determined levels in [MONTH] of the following year.  The Fund does not offer any protection against declines in the S&P 500 exceeding 15% on an annualized basis.  Shareholders will bear all S&P 500 losses exceeding 15% on a one-to-one basis.

The value of the FLEX Options purchased by the Fund in accordance with the Index on any given day will be reflected in the Fund’s net asset value (“NAV”).  The FLEX Options owned by the Fund will have the same terms (i.e. same strike price and expiration) for all investors of the Fund within an outcome period. The Cap Level is determined with respect to the Index on inception date of the Fund and at the beginning of each outcome period.

While the FLEX Options reference the S&P 500, the correlation between the price of the FLEX Options purchased by the Fund and the S&P 500 could be lower at or above the Cap Level or within the protection level of the Index.  The FLEX Options may also be sensitive to movements in interest rates, S&P 500 dividend yields and S&P 500 implied volatility.  Significant movements in each of these market factors may affect the correlation between the value of the FLEX Options and the S&P 500. See “Principal Risks – FLEX Options Risk” and “Options Risk” below.

The returns that the Index seeks to provide are dependent upon an investor holding the Fund Shares point to point, meaning purchasing Shares on the day that the Fund enters into the FLEX Options and staying invested in the Fund for the entirety of the outcome period.  Prior to purchasing the Fund, investors wishing to participate in same investment strategy as the Index should consider opportunities to purchase a series of the Trust with an outcome period most desirable to the investor.  See “Additional Information About the Fund’s Strategies – Innovator Shield S&P 500 Monthly Index Series” and “Principal Risks – Outcome Period Risk” below.

The maximum return on an investment in the Fund is subject to the Cap Level on an annualized basis, even if the S&P 500 gains exceed that amount.  The Cap Level will be affected by the timing of the FLEX Options, purchases, sales or expirations, volatility and interest rates, among other factors.  The Cap Level will be published on the Fund’s website, www._________.com, prior to each outcome period.  An investor may visit the Fund’s website for additional information relating to the Fund, including the Fund’s NAV, share price, outcome anniversary date and a projection of the estimated maximum Fund NAV at the end of the outcome period.

Generally, the Fund will invest at least 80% of its total assets in the FLEX Options that comprise the Index.  The Fund, using an indexing investment approach, attempts to replicate, before fees and expenses, the performance of the Index.  The Fund’s investment adviser seeks a correlation of 0.95 or better (before fees and expenses) between the Fund’s performance and the performance of the Index; a figure of 1.00 would represent perfect correlation.

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From time to time, as part of a non-principal investment strategy, the Fund may hold a portion of its assets in cash or invest them in liquid, short-term investments, including U.S. government obligations, certificates of deposit, commercial paper, other investment companies, money market instruments or other securities.  Additionally, the Fund may invest in traditional exchange-traded options contracts that reference either the S&P 500 or exchange‑traded funds (“ETFs”) that track the S&P 500 (“Reference ETFs”).  See “Fund Investments – Non-Principal Investments” below.

The Index is owned and operated by S&P Dow Jones Indices, and was developed by the Chicago Board Options Exchange (“CBOE®”) in coordination with Milliman Financial Risk Management LLC.  The value of the Index is calculated daily as of the close of trading hours on the New York Stock Exchange by CBOE® utilizing an option valuation model and data provided by CBOE®.  The Fund’s investments are managed by an investment sub-advisor, Milliman Financial Risk Management LLC.

The Fund is classified as “non-diversified” under the Investment Company Act of 1940, as amended (the “1940 Act”).

Principal Risks

You could lose money by investing in the Fund.  An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.  There can be no assurance that the Fund’s investment objectives will be achieved.

Authorized Participation Concentration Risk.  Only an authorized participant may engage in creation or redemption transactions directly with the Fund. The Fund has a limited number of institutions that act as authorized participants. To the extent that these institutions exit the business or are unable to proceed with creation and/or redemption orders with respect to the Fund and no other authorized participant is able to step forward to create or redeem, in either of these cases, Shares may trade at a discount to the Fund’s net asset value and possibly face delisting.

Buffered Loss Risk.  There can be no guarantee that the Fund will be successful in its strategy to provide shareholders with a total return of 0% if the S&P 500 decreases over the outcome period by 15% or less.

Capped Return Risk.  The Index is designed to provide returns that are subject to the Cap Level.  In the event that the S&P 500 has gains in excess of the Cap Level for the outcome period, the Fund will not participate in those gains beyond the cap.

Cash Transactions Risk.  The Fund will, under most circumstances, effect a significant portion of creations and redemptions for cash, rather than in‑kind securities.  As a result, an investment in the Fund may be less tax‑efficient than an investment in an exchange‑traded fund that effects its creations and redemption for in‑kind securities.  Because the Fund may effect a portion of redemptions for cash, it may be required to sell portfolio securities in order to obtain the cash

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needed to distribute redemption proceeds.  A sale of Shares may result in capital gains or losses and may also result in higher brokerage costs.

Credit Risk.  Credit risk is the risk an issuer, guarantor or counterparty of a security in the Fund is unable or unwilling to meet its obligation on the security.  The Options Clearing Corporation (“OCC”) acts as guarantor and central counterparty with respect to the FLEX Options.  As a result, the ability of the Fund to meet its objective depends on the OCC being able to meet its obligations.

Cybersecurity Risk.  As the use of Internet technology has become more prevalent in the course of business, the investment industry has become more susceptible to potential operational risks through breaches in cyber security. A breach in cyber security refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cyber security breaches may involve unauthorized access to the Fund’s digital information systems through “hacking” or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cyber security breaches of the Fund’s third party service providers, such as its administrator, transfer agent, custodian, or issuers in which the Fund invests, can also subject the Fund to many of the same risks associated with direct cyber security breaches. The Fund has established risk management systems designed to reduce the risks associated with cyber security. However, there is no guarantee that such efforts will succeed, especially because the Fund does not directly control the cyber security systems of issuers or third party service providers.

Derivative Securities Risk.  Derivative securities are financial instruments that derive their performance from the performance of an underlying asset or index.  Derivatives can be volatile and involve various types and degrees of risks, depending upon the characteristics of a particular derivative.  Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in a derivative could have a large potential impact on the performance of the Fund.  The Fund could experience a loss if derivatives do not perform as anticipated, or are not correlated with the performance of other investments which are used to hedge or if the Fund is unable to liquidate a position because of an illiquid secondary market.  The market for many derivatives is, or suddenly can become, illiquid.  Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives.  If a security or derivative is linked to the performance of an index, it may be subject to the risks associated with changes in that index.

Equity Securities Risk.  The Fund’s derivative positions provide an investor exposure to the equity securities markets.  Equity securities may decline in value because of declines in the price of a particular holding or the broad stock market.  Such declines may relate directly to the issuer of a security or broader economic or market events, including changes in interest rates.

FLEX Options Risk.  The Fund expects to utilize FLEX Options issued and guaranteed for settlement by the OCC.  The Fund bears the risk that the OCC will be unable or unwilling to perform its obligations under the FLEX Options contracts.  Additionally, FLEX Options may be

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less liquid than certain other securities such as standardized options.  In less liquid market for the FLEX Options, the Fund may have difficulty closing out certain FLEX Options positions at desired times and prices.  The values of FLEX Options do not increase or decrease at the same rate as the reference asset and may vary due to factors other than the price of reference asset. FLEX Options are also subject to the Derivative Securities Risk described above.

Fluctuation of Net Asset Value Risk.  The net asset value of Fund Shares will generally fluctuate with changes in the market value of the Fund’s holdings.  The market prices of Shares will generally fluctuate in accordance with changes in net asset value as well as the relative supply of and demand for Shares on the Exchange.  Trading of an ETF employing a defined outcome strategy may be significantly different from an ETF following a more traditional strategy.  The Fund’s investment adviser cannot predict whether Shares will trade below, at or above their net asset value because the Shares trade on the Exchange at market prices and not at net asset value.  Price differences may be due, in large part, to the fact that supply and demand forces at work in the secondary trading market for Shares will be closely related to, but not identical to, the same forces influencing the prices of the holdings of the Fund trading individually or in the aggregate at any point in time.  However, given that Shares can only be purchased and redeemed either in-kind or for cash in Creation Units, and only to and from broker-dealers and large institutional investors that have entered into participation agreements (unlike shares of closed-end funds, which frequently trade at appreciable discounts from, and sometimes at premiums to, their net asset value), the investment adviser believes that large discounts or premiums to the net asset value of Shares should not be sustained.

Index Risk.  The Fund is not actively managed.  The Fund invests in securities included in its Index regardless of their investment merit.  Unlike many investment companies, the Fund does not utilize an investing strategy that seeks returns in excess of the Index.  Therefore, it would not necessarily buy or sell a security unless that security is added or removed, respectively, from the Index, even if that security generally is underperforming.

Liquidity Risk.  The Fund will invest in derivatives and other instruments that may be less liquid than other types of investments. Investments that are less liquid or that trade less can be more difficult or more costly to buy, or to sell, compared to other more liquid or active investments. This liquidity risk is a factor of the trading volume of a particular investment, as well as the size and liquidity of the market for such an investment. The derivatives in which the Fund invests may not always be liquid. This could have a negative effect on the Fund’s ability to achieve its investment objective and may result in losses to Fund shareholders.

Market Maker Risk.  If the Fund has lower average daily trading volumes, it may rely on a small number of third-party market makers to provide a market for the purchase and sale of Shares. Any trading halt or other problem relating to the trading activity of these market makers could result in a dramatic change in the spread between the Fund’s net asset value and the price at which the Shares are trading on the Exchange, which could result in a decrease in value of the Shares. In addition, decisions by market makers or authorized participants to reduce their role or step away from these activities in times of market stress could inhibit the effectiveness of the arbitrage process in maintaining the relationship between the underlying values of the Fund’s portfolio securities and the Fund’s market price. This reduced effectiveness could result in

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Shares trading at a discount to net asset value and also in greater than normal intra-day bid-ask spreads for Shares.

Market Risk.  The value of your investment may fall over time because the Fund is subject to market risk.  Because stock prices and the prices of the FLEX Options tend to fluctuate, the value of your investment in the Fund may increase or decrease.  The Shares at any point in time may be worth less than the original investment.  Turbulence in the financial markets and reduced liquidity in equity, credit and fixed‑income markets may negatively affect issuers worldwide, which could have an adverse effect on the Fund.  In addition, there is a risk that policy changes by the U.S. Government and/or Federal Reserve, such as increasing interest rates, could cause increased volatility in financial markets and higher levels of Fund redemptions, which could have a negative impact on the Fund.

New Fund Risk.  The Fund currently has fewer assets than larger funds, and like other relatively new funds, large inflows and outflows may impact the Fund’s market exposure for limited periods of time.  This impact may be positive or negative, depending on the direction of market movement during the period affected.  Also, during the initial invest-up period, the Fund may depart from its principal investment strategies and invest a larger amount or all of its assets in cash equivalents or it may hold cash.

Non-Correlation Risk.  The Fund’s return may not match the return of the Index for a number of reasons.  For example, the Fund incurs operating expenses not applicable to the Index, and incurs costs in buying and selling securities, especially when rebalancing the Fund’s securities holdings to reflect changes in the composition of the Index.  In addition, the performance of the Fund and the Index may vary due to asset valuation differences and differences between the Fund’s portfolio and the Index resulting from legal restrictions, cost or liquidity constraints.

Non-Diversification Risk.  The Fund is classified as “non-diversified” under the 1940 Act.  As a result, the Fund is only limited as to the percentage of its assets which may be invested in the securities of any one issuer by the diversification requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”).  The Fund may invest a relatively high percentage of its assets in a limited number of issuers.  As a result, the Fund may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, experience increased volatility and be highly invested in certain issuers.

Options Risk.  The price of an option, which is a function of interest rates, volatility, dividends, the exercise price, S&P 500 changes, and other market factors, may change rapidly over time.  Options may expire unexercised, causing the Fund to lose the premium paid for the options.  The Fund could experience a loss if securities underlying the options do not perform as anticipated.  There may be an imperfect correlation between the prices of options and movements in the price of the index or ETFs on which the options are based.  Additionally, any options written by the Fund create an obligation to make a payment in contrast to options purchased by the Fund which create the potential for receipt of a payment.  As the value of the written options increases, it has a negative impact on the value of your Shares.

Outcome Period Risk.  The Fund’s investment strategy is designed to achieve the targeted outcomes linked to the S&P 500 over an outcome period of approximately one year.  The Index

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has been designed to deliver on targeted returns linked to the S&P 500 if Fund Shares are bought on the day on which the Fund enters into the FLEX Options and held until those FLEX Options expire the following year.  In the event an investor purchases Fund Shares after the date on which the FLEX Options were entered into or sells Fund Shares prior to the expiration of the FLEX Options, the outcomes realized by the investor will not match those that the Fund seeks to achieve.  For purchase or sale of the Fund Shares outside this outcome period, because of the Cap Level and loss protection percentages, the value of the securities in the Fund could vary due to factors other than the level of the S&P 500.

Tax Risk.  The Fund expects to comply with the requirements of the Code and other laws so that it will be taxed as a “regulated investment company”; however, the federal income tax treatment of certain aspects of the proposed operations of the Fund are not entirely clear.  This includes the tax aspects of the Fund’s options strategy, its hedging strategy, the possible application of the “straddle” rules and various loss limitation provisions of the Code.

Trading Issues Risk.  Although the Shares are listed for trading on the Exchange, there can be no assurance that an active trading market for such Shares will develop or be maintained.  Trading in Shares on the Exchange may be halted due to market conditions or for reasons that, in the view of the Exchange, make trading in Shares inadvisable.  In addition, trading in Shares on the Exchange is subject to trading halts caused by extraordinary market volatility pursuant to the Exchange “circuit breaker” rules.  Market makers are under no obligation to make a market in the Shares, and authorized participants are not obligated to submit purchase or redemption orders for Creation Units.  There can be no assurance that the requirements of the Exchange necessary to maintain the listing of the Fund will continue to be met or will remain unchanged.  Initially, due to the small asset size of the Fund, it may have difficulty maintaining its listings on the Exchange.

Valuation Risk.  During periods of reduced market liquidity or in the absence of readily available market quotations for the holdings of the Fund, the ability of the Fund to value its holdings becomes more difficult and the judgment of the Fund’s investment adviser (employing the fair value procedures adopted by the Board of Trustees of the Trust may play a greater role in the valuation of the Fund’s holdings due to reduced availability of reliable objective pricing data. Consequently, while such determinations may be made in good faith, it may nevertheless be more difficult for the Fund to accurately assign a daily value.

The Shares will change in value, and you could lose money by investing in the Fund.  The Fund may not achieve its investment objective.

Performance

As of the date of this prospectus, the Fund has not commenced operations and therefore does not have a performance history.  Once available, the Fund’s performance information will be accessible on the Fund’s website at www.____________.com and will provide some indication of the risks of investing in the Fund.

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Management

Investment Adviser

Innovator Capital Management LLC (“Innovator” or the “Adviser”)

Investment Sub-Adviser

Milliman Financial Risk Management LLC (“Milliman” or the “Sub-Adviser”)

Portfolio Managers

The following persons serve as portfolio managers of the Fund.
●	_________________
●	_________________
●	_________________
●	_________________
●	_________________

Each of the portfolio managers is primarily and jointly responsible for the day-to-day management of the Fund and has served in such capacity since the Fund’s inception in ___________.

Purchase and Sale of Fund Shares

The Fund will issue and redeem Shares at net asset value (“NAV”) only with authorized participants (“APs”) that have entered into agreements with the Fund’s distributor and only in Creation Units (large blocks of _____ Shares) or multiples thereof (“Creation Unit Aggregations”), in exchange for the deposit or delivery of a basket of securities in which the Fund invests and/or cash.  Except when aggregated in Creation Units, the Shares are not redeemable securities of the Fund.

Individual Shares may be purchased and sold only on a national securities exchange through brokers.  Shares are expected to be listed for trading on the Exchange and because the Shares will trade at market prices rather than NAV, Shares may trade at prices greater than NAV (at a premium), at NAV, or less than NAV (at a discount).

Tax Information

The Fund’s distributions will generally be taxable as ordinary income, returns of capital or capital gains.  A sale of Shares may result in capital gain or loss.

Payments to Broker-Dealers and Other Financial Intermediaries

If you purchase Shares through a broker-dealer or other financial intermediary (such as a bank), Innovator and ______________, the Fund’s distributor, may pay the intermediary for the sale of Shares and related services.  These payments may create a conflict of interest by influencing the

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broker‑dealer or other intermediary and your salesperson to recommend the Fund over another investment.  Ask your salesperson or visit your financial intermediary’s website for more information.

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Additional Information About the Fund’s Strategies

The Fund’s investment objective may be changed by the Board of Trustees of the Trust (the “Board”) without shareholder approval upon 60 days’ written notice to shareholders.  Additionally, the Fund may liquidate and terminate at any time without shareholder approval.

The Fund does not attempt to, and should not be expected to, reflect the return of the S&P 500.  The value of Fund Shares may be influenced by multiple factors, including, but not limited to:

●  The return and volatility of the S&P 500;

●  The dividend rate on the S&P 500;

●  Interest rates;

●  Economic, financial, political, regulatory, and other events that affect the S&P 500 and/or issuers of securities in the S&P 500.

Under normal conditions, the Index will be composed of a portfolio of purchased and written FLEX Options that will expire in approximately one year, including purchased call options, written call options, purchase put options and written put options (each of these is further described below in “Fund Investments”).  The Index is designed so that any amount, assets or securities owed by the Fund on any written FLEX Options will be covered by payouts at the expiration of the purchased FLEX Options.  The Fund receives premiums in exchange for the written FLEX Options and pays premiums in exchange for the purchased FLEX Options.  The OCC and securities exchange on which options are listed on do not charge ongoing fees to writers or purchasers of the options during their life for continuing to hold the option contracts.  Because amounts owed on the written FLEX Options will be covered by payouts at the expiration of the purchased FLEX Options, the Fund will not be required to post any additional collateral for the FLEX Options.  It is possible that applicable regulations governing the Fund’s utilization of the FLEX Options may change at some point in the future in which case the Fund will conform to such requirements and, accordingly, its obligations to cover its positions may change.

Innovator Shield S&P 500 Monthly Index Series.  The Innovator Shield S&P 500 Monthly Index Series (a “Monthly Index Series”) is a series of 12 indexes that correspond to each month of the year.
●	[Index Name]; CBOE Annual PTP Strategy, January Series
●	[Index Name]; CBOE Annual PTP Strategy, February Series
●	[Index Name]; CBOE Annual PTP Strategy, March Series
●	[Index Name]; CBOE Annual PTP Strategy, April Series
●	[Index Name]; CBOE Annual PTP Strategy, May Series
●	[Index Name]; CBOE Annual PTP Strategy, June Series

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●	[Index Name]; CBOE Annual PTP Strategy, July Series
●	[Index Name]; CBOE Annual PTP Strategy, August Series
●	[Index Name]; CBOE Annual PTP Strategy, September Series
●	[Index Name]; CBOE Annual PTP Strategy, October Series
●	[Index Name]; CBOE Annual PTP Strategy, November Series
●	[Index Name]; CBOE Annual PTP Strategy, December Series

Each Monthly Index Series is designed to measure the returns of a hypothetical portfolio of exchange-traded FLEX Options that reference the S&P 500 and track returns of an options strategy that seeks to provide upside market participation to to a maximum growth level (the “Cap Level”) and a protection level set to protect from -15% of losses (due to a decline in the S&P 500) on an annual point-to-point basis. The protection level does not protect against loss of greater than 15%.

Each Monthly Index Series measures the performance of a portfolio of exchange-traded FLEX Options that replicate the returns of an options strategy that has its inception on or around the first business day of the month of the respective Monthly Index Series, and if held to or around the first business day of the same month the following year, seeks to buffer protect against the first -15% of losses due to a decline in the S&P 500, while providing participation up to a maximum capped gain. The Cap Level of each Monthly Index Series is determined by the Index Calculation Agent (as defined in “Index Information”) on or around the first business day of the month corresponding to each Monthly Index Series, pursuant to a mathematical calculation such that the value of the portfolio of FLEX Options that comprise the Monthly Index Series is equivalent to the value of the S&P 500.  Each Monthly Index Series is rebalanced annually.

Below is a hypothetical illustration of the payoff profile of each Monthly Index Series. This reflects the nature of owning the portfolio of FLEX Options and holding them until maturity in approximately one year. It is important to note that in order to maintain consistency in the protection level (i.e. 15% buffer), the Cap Level will vary from year-to-year. The Cap Level listed in this illustration may not reflect the actual cap of each Monthly Index Series at inception or reset date, or the Cap Level experienced by the Fund.

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Tax Strategy.  To the extent consistent with the primary objective and other strategies of the Fund, the Adviser intends to minimize taxes by harvesting capital losses to minimize current year capital gains.  In addition, where feasible, the Adviser will utilize options contracts that qualify as § 1256 contracts under the Code, which are options contracts that are taxed at a preferable tax rate regardless of the length of the holding period.  There is no assurance the Adviser can implement this tax strategy to reduce the tax burden for the shareholders.

Fund Investments

Principal Investments

FLEX Options Contracts

FLEX Options are customized option contracts that trade on an exchange, but provide investors with the ability to customize key contract terms like exercise price, style and expiration date while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over‑the‑counter options positions.  Like traditional exchange‑traded options, FLEX Options are guaranteed for settlement by the OCC, a market clearinghouse that guarantees performance by counterparties to certain derivatives contracts.

FLEX Options are all European style options, which means that they will be exercisable at the strike price only on the option expiration date.  FLEX Options are guaranteed for settlement by the OCC, a market clearinghouse.  The FLEX Options are listed on the Chicago Board Options Exchange.  FLEX Options provide investors with the ability to customize assets and indices referenced by the options, exercise prices, exercise styles (i.e., American‑style exercisable any time prior to the expiration date or European‑style exercisable only on the option expiration date) and expiration dates, while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over‑the‑counter options positions.  Each option contract entitles the holder thereof (i.e., the purchaser of the option) to purchase (for the call options) or sell (for the put options) the asset (or deliver cash value of the index, in case of an index option) at a certain defined price.

Put options give the holder (i.e., the buyer) the right to sell an asset (or deliver the cash value of the index, in case of an index put option) and the seller (i.e., the writer) of the put has the obligation to buy the asset (or receive cash value of the index, in case of an index put option) at a certain defined price.  Call options give the holder (i.e., the buyer) the right to buy an asset (or receive cash value of the index, in case of an index call option) and the seller (i.e., the writer) the obligation to sell the asset (or deliver cash value of the index, in case of an index call option) at a certain defined price.

Purchased Call Options.  Call options purchased by the Fund, each with a strike price that may be lower, equal to or higher than the “Initial Level,” which is the price of the S&P 500 or Reference ETF on or around the first business day of [MONTH] (“Purchased Call Option Strike Price”).  If the price of the S&P 500 or Reference ETF as of the option expiration date (the “Closing Value”) is less than or equal to the Purchased Call Option Strike Price at the option expiration date, the purchased call options will expire without a payment being made to the Fund (i.e., the purchased call options will expire worthless).  If the Closing Value is greater than the

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Purchased Call Option Strike Price, then the purchased call options collectively provide payment to be made to the Fund on the option expiration date corrected for any corporate actions.

Written Call Options.  Call options written by the Fund each with a strike price that may be lower, equal to or higher than the Initial Level (“Written Call Option Strike Price”).  If the Closing Value is less than or equal to the Written Call Option Strike Price at the option expiration date, the written call options will expire without a payment being made by the Fund.  If the Closing Value is greater than the Written Call Option Strike Price, then the written call options collectively provide payment to be made by the Fund on the option expiration date corrected for any corporate actions.

Purchased Put Options.  Put options purchased by the Fund each with a strike price that may be lower, equal to or higher than the Initial Level (“Purchased Put Option Strike Price”).  If the Closing Value is greater than or equal to the Purchased Put Option Strike Price at the option expiration date, the purchased put options will expire without a payment being made to the Fund (i.e., the purchased put options will expire worthless).  If the Closing Value is less than the Purchased Put Option Strike Price, then the purchased put options collectively provide payment to be made to the Fund on the option expiration date corrected for any corporate actions.

Written Put Options.  Put options written by the Fund each with a strike price that may be lower, equal to or higher than the Initial Level (“Written Put Option Strike Price”).  If the Closing Value is greater than or equal to the Written Put Option Strike Price at the option expiration date, the written put options will expire without a payment being made by the Fund.  If the Closing Value is less than the Written Put Option Strike Price, then the written put options collectively provide payment to be made by the Fund on the option expiration date corrected for any corporate actions.

Non-Principal Investments

Traditional Options Contracts

Options contracts on an index give one party the right to receive or deliver cash value of the particular index, and another party the obligation to receive or deliver the cash value of that index.  Option contracts on an individual security such as an ETF give one party the right to buy or sell the particular security, and another party the obligation to sell or buy that same security.  Many options are exchange-traded and are available to investors with set or defined contract terms.

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Cash Equivalents and Short-Term Investments

The Fund may invest in securities with maturities of less than one year or cash equivalents, or it may hold cash.  The percentage of the Fund invested in such holdings varies and depends on several factors, including market conditions.  During the initial invest‑up period and during periods of high cash inflows or outflows, if market conditions are not favorable, the Fund may depart from its principal investment strategies and invest part or all of its assets in these securities or it may hold cash.  During such periods, the Fund may not be able to achieve its investment objectives.  For more information on eligible short term investments, see the statement of additional information.

Disclosure of Portfolio Holdings

A description of the Trust’s policies and procedures with respect to the disclosure of the Fund’s portfolio holdings is available in the Fund’s SAI, which is available at www.____________.com.

Additional Risks of Investing in the Fund

Risk is inherent in all investing.  Investing in the Fund involves risk, including the risk that you may lose all or part of your investment.  There can be no assurance that the Fund will meet its stated objective.  Before you invest, you should consider the following supplemental disclosure pertaining to the Principal Risks set forth above as well as additional Non-Principal Risks set forth below in this prospectus.

Principal Risks

Authorized Participation Concentration Risk.  Only an authorized participant may engage in creation or redemption transactions directly with the Fund. The Fund has a limited number of institutions that act as authorized participants. To the extent that these institutions exit the business or are unable to proceed with creation and/or redemption orders with respect to the Fund and no other authorized participant is able to step forward to create or redeem, in either of these cases, Shares may trade at a discount to the Fund’s net asset value and possibly face delisting.

Buffered Loss Risk.  There can be no guarantee that the Fund will be successful in its strategy to provide shareholders with a total return of 0% if the S&P 500 decreases over the outcome period by 15% or less.

Capped Return Risk.  The Index is designed to provide returns that are subject to the Cap Level.  In the event that the S&P 500 has gains in excess of the Cap Level for the outcome period, the Fund will not participate in those gains beyond the cap.

Cash Transactions Risk.  The Fund will, under most circumstances, effect a significant portion of creations and redemptions for cash, rather than in‑kind securities.  As a result, an investment in the Fund may be less tax‑efficient than an investment in an exchange‑traded fund that effects its creations and redemption for in‑kind securities.  Because the Fund may effect a portion of redemptions for cash, it may be required to sell portfolio securities in order to obtain the cash

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needed to distribute redemption proceeds.  A sale of Shares may result in capital gains or losses and may also result in higher brokerage costs.

Credit Risk.  Credit risk is the risk an issuer, guarantor or counterparty of a security in the Fund is unable or unwilling to meet its obligation on the security.  The Options Clearing Corporation (“OCC”) acts as guarantor and central counterparty with respect to the FLEX Options.  As a result, the ability of the Fund to meet its objective depends on the OCC being able to meet its obligations.

Cybersecurity Risk.  As the use of Internet technology has become more prevalent in the course of business, the investment industry has become more susceptible to potential operational risks through breaches in cyber security. A breach in cyber security refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cyber security breaches may involve unauthorized access to the Fund’s digital information systems through “hacking” or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cyber security breaches of the Fund’s third party service providers, such as its administrator, transfer agent, custodian, or issuers in which the Fund invests, can also subject the Fund to many of the same risks associated with direct cyber security breaches. The Fund has established risk management systems designed to reduce the risks associated with cyber security. However, there is no guarantee that such efforts will succeed, especially because the Fund does not directly control the cyber security systems of issuers or third party service providers.

Derivative Securities Risk.  Derivative securities are financial instruments that derive their performance from the performance of an underlying asset or index.  Derivatives can be volatile and involve various types and degrees of risks, depending upon the characteristics of a particular derivative.  Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in a derivative could have a large potential impact on the performance of the Fund.  The Fund could experience a loss if derivatives do not perform as anticipated, or are not correlated with the performance of other investments which are used to hedge or if the Fund is unable to liquidate a position because of an illiquid secondary market.  The market for many derivatives is, or suddenly can become, illiquid.  Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives.  If a security or derivative is linked to the performance of an index, it may be subject to the risks associated with changes in that index.

Equity Securities Risk.  The Fund’s derivative positions provide an investor exposure to the equity securities markets.  Equity securities may decline in value because of declines in the price of a particular holding or the broad stock market.  Such declines may relate directly to the issuer of a security or broader economic or market events, including changes in interest rates.

FLEX Options Risk.  The Fund expects to utilize FLEX Options issued and guaranteed for settlement by the OCC.  The Fund bears the risk that the OCC will be unable or unwilling to perform its obligations under the FLEX Options contracts.  Additionally, FLEX Options may be

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less liquid than certain other securities such as standardized options.  In less liquid market for the FLEX Options, the Fund may have difficulty closing out certain FLEX Options positions at desired times and prices.  The values of FLEX Options do not increase or decrease at the same rate as the reference asset and may vary due to factors other than the price of reference asset. FLEX Options are also subject to the Derivative Securities Risk described above.

Fluctuation of Net Asset Value Risk.  The net asset value of Fund Shares will generally fluctuate with changes in the market value of the Fund’s holdings.  The market prices of Shares will generally fluctuate in accordance with changes in net asset value as well as the relative supply of and demand for Shares on the Exchange.  Trading of an ETF employing a defined outcome strategy may be significantly different from an ETF following a more traditional strategy.  The Fund’s investment adviser cannot predict whether Shares will trade below, at or above their net asset value because the Shares trade on the Exchange at market prices and not at net asset value.  Price differences may be due, in large part, to the fact that supply and demand forces at work in the secondary trading market for Shares will be closely related to, but not identical to, the same forces influencing the prices of the holdings of the Fund trading individually or in the aggregate at any point in time.  However, given that Shares can only be purchased and redeemed either in-kind or for cash in Creation Units, and only to and from broker-dealers and large institutional investors that have entered into participation agreements (unlike shares of closed-end funds, which frequently trade at appreciable discounts from, and sometimes at premiums to, their net asset value), the investment adviser believes that large discounts or premiums to the net asset value of Shares should not be sustained.

Index Risk.  The Fund is not actively managed.  The Fund invests in securities included in its Index regardless of their investment merit.  Unlike many investment companies, the Fund does not utilize an investing strategy that seeks returns in excess of the Index.  Therefore, it would not necessarily buy or sell a security unless that security is added or removed, respectively, from the Index, even if that security generally is underperforming.

Liquidity Risk.  The Fund will invest in derivatives and other instruments that may be less liquid than other types of investments. Investments that are less liquid or that trade less can be more difficult or more costly to buy, or to sell, compared to other more liquid or active investments. This liquidity risk is a factor of the trading volume of a particular investment, as well as the size and liquidity of the market for such an investment. The derivatives in which the Fund invests may not always be liquid. This could have a negative effect on the Fund’s ability to achieve its investment objective and may result in losses to Fund shareholders.

Market Maker Risk.  If the Fund has lower average daily trading volumes, it may rely on a small number of third-party market makers to provide a market for the purchase and sale of Shares. Any trading halt or other problem relating to the trading activity of these market makers could result in a dramatic change in the spread between the Fund’s net asset value and the price at which the Shares are trading on the Exchange, which could result in a decrease in value of the Shares. In addition, decisions by market makers or authorized participants to reduce their role or step away from these activities in times of market stress could inhibit the effectiveness of the arbitrage process in maintaining the relationship between the underlying values of the Fund’s portfolio securities and the Fund’s market price. This reduced effectiveness could result in

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Shares trading at a discount to net asset value and also in greater than normal intra-day bid-ask spreads for Shares.

Market Risk.  The value of your investment may fall over time because the Fund is subject to market risk.  Because stock prices and the prices of the FLEX Options tend to fluctuate, the value of your investment in the Fund may increase or decrease.  The Shares at any point in time may be worth less than the original investment.  Turbulence in the financial markets and reduced liquidity in equity, credit and fixed‑income markets may negatively affect issuers worldwide, which could have an adverse effect on the Fund.  In addition, there is a risk that policy changes by the U.S. Government and/or Federal Reserve, such as increasing interest rates, could cause increased volatility in financial markets and higher levels of Fund redemptions, which could have a negative impact on the Fund.

New Fund Risk.  The Fund currently has fewer assets than larger funds, and like other relatively new funds, large inflows and outflows may impact the Fund’s market exposure for limited periods of time.  This impact may be positive or negative, depending on the direction of market movement during the period affected.  Also, during the initial invest-up period, the Fund may depart from its principal investment strategies and invest a larger amount or all of its assets in cash equivalents or it may hold cash.

Non-Correlation Risk.  The Fund’s return may not match the return of the Index for a number of reasons.  For example, the Fund incurs operating expenses not applicable to the Index, and incurs costs in buying and selling securities, especially when rebalancing the Fund’s securities holdings to reflect changes in the composition of the Index.  In addition, the performance of the Fund and the Index may vary due to asset valuation differences and differences between the Fund’s portfolio and the Index resulting from legal restrictions, cost or liquidity constraints.

Non-Diversification Risk.  The Fund is classified as “non-diversified” under the 1940 Act.  As a result, the Fund is only limited as to the percentage of its assets which may be invested in the securities of any one issuer by the diversification requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”).  The Fund may invest a relatively high percentage of its assets in a limited number of issuers.  As a result, the Fund may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, experience increased volatility and be highly invested in certain issuers.

Options Risk.  The price of an option, which is a function of interest rates, volatility, dividends, the exercise price, S&P 500 changes, and other market factors, may change rapidly over time.  Options may expire unexercised, causing the Fund to lose the premium paid for the options.  The Fund could experience a loss if securities underlying the options do not perform as anticipated.  There may be an imperfect correlation between the prices of options and movements in the price of the index or ETFs on which the options are based.  Additionally, any options written by the Fund create an obligation to make a payment in contrast to options purchased by the Fund which create the potential for receipt of a payment.  As the value of the written options increases, it has a negative impact on the value of your Shares.

Outcome Period Risk.  The Fund’s investment strategy is designed to achieve the targeted outcomes linked to the S&P 500 over the outcome period of approximately one year.  The Index

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has been designed to deliver on targeted returns linked to the S&P 500 if Fund Shares are bought on the day on which the Fund enters into the FLEX Options and held until those FLEX Options expire the following year.  In the event an investor purchases Fund Shares after the date on which the FLEX Options were entered into or sells Fund Shares prior to the expiration of the FLEX Options, the outcomes realized by the investor will not match those that the Fund seeks to achieve.  For purchase or sale of the Fund Shares outside this outcome period, because of the Cap Level and loss protection percentages, the value of the securities in the Fund could vary due to factors other than the level of the S&P 500.

Tax Risk.  The Fund expects to comply with the requirements of the Code and other laws so that it will be taxed as a “regulated investment company”; however, the federal income tax treatment of certain aspects of the proposed operations of the Fund are not entirely clear.  This includes the tax aspects of the Fund’s options strategy, its hedging strategy, the possible application of the “straddle” rules and various loss limitation provisions of the Code.

Trading Issues Risk.  Although the Shares are listed for trading on the Exchange, there can be no assurance that an active trading market for such Shares will develop or be maintained.  Trading in Shares on the Exchange may be halted due to market conditions or for reasons that, in the view of the Exchange, make trading in Shares inadvisable.  In addition, trading in Shares on the Exchange is subject to trading halts caused by extraordinary market volatility pursuant to the Exchange “circuit breaker” rules.  Market makers are under no obligation to make a market in the Shares, and authorized participants are not obligated to submit purchase or redemption orders for Creation Units.  There can be no assurance that the requirements of the Exchange necessary to maintain the listing of the Fund will continue to be met or will remain unchanged.  Initially, due to the small asset size of the Fund, it may have difficulty maintaining its listings on the Exchange.

Valuation Risk.  During periods of reduced market liquidity or in the absence of readily available market quotations for the holdings of the Fund, the ability of the Fund to value its holdings becomes more difficult and the judgment of the Fund’s investment adviser (employing the fair value procedures adopted by the Board of Trustees of the Trust may play a greater role in the valuation of the Fund’s holdings due to reduced availability of reliable objective pricing data. Consequently, while such determinations may be made in good faith, it may nevertheless be more difficult for the Fund to accurately assign a daily value.

Non-Principal Risks

Fixed Income Securities Risk.  An investment in the Fund may involve the risk associated with an investment in fixed income securities including the risk that certain of the securities in the Fund may not have the benefit of covenants which would prevent the issuer from engaging in capital restructurings or borrowing transactions in connection with corporate acquisitions, leveraged buyouts or restructurings which could have the effect of reducing the ability of the issuer to meet its payment obligations and might result in increased credit risk. In addition, certain of the securities may be redeemed or prepaid by the issuer, resulting in lower interest payments received by the Fund and reduced distributions to shareholders.

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Inflation Risk.  Inflation may reduce the intrinsic value of increases in the value of the Fund.  Inflation risk is the risk that the value of assets or income from investments will be less in the future as inflation decreases the value of money.  As inflation increases, the value of the Fund’s assets can decline as can the value of the Fund’s distributions.

Legislation and Litigation Risk.  Legislation or litigation that affects the value of securities held by the Fund may reduce the value of the Fund.  From time to time, various legislative initiatives are proposed that may have a negative impact on certain securities in which the Fund invests.  In addition, litigation regarding any of the securities owned by the Fund may negatively impact the value of the Shares.  Such legislation or litigation may cause the Fund to lose value or may result in higher portfolio turnover if the Adviser determines to sell such a holding.

Reference ETF Risk.  Certain features of a Reference ETF may impact the value of the Fund’s Shares.  The value of a Reference ETF is subject to the following factors:

●
Passive Investment Risk. Reference ETFs are not actively managed and attempt to track the performance of an unmanaged index of securities.  This differs from an actively managed fund, which typically seeks to outperform a benchmark index.  As a result, a Reference ETF will hold constituent securities of the S&P 500 regardless of the current or projected performance on a specific security or particular industry or market sector, which could impact the unit price of the Reference ETF, the options contracts and the Fund.

●
Tracking Error.  ETFs face index correlation risk which is the risk that the performance of an exchange traded fund will vary from the actual performance of the target index, known as “tracking error”.  It is possible that a Reference ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the S&P 500 due to a Reference ETF not investing in all stocks comprising the S&P 500, temporary unavailability of certain securities in the secondary market, differences in trading hours between the Reference ETF and securities comprising the S&P 500, the occurrence of corporate actions (mergers and spinoffs) or due to other circumstances.

●
Securities Lending Risk.  A Reference ETF may engage in securities lending.  Securities lending involves the risk that a Reference ETF may lose money because the borrower of the Reference ETF’s loaned securities fails to return the securities in a timely manner or at all.

●	Fees and Expenses. Unlike the S&P 500, a Reference ETF will reflect transaction costs and fees that will reduce its price performance relative to the S&P 500.

●	Discount. Shares of ETFs tend to trade at a discount from their net asset value.

Security Issuer Risk.  Issuer‑specific attributes may cause a security held by the Fund to be more volatile than the market generally.  The value of an individual security or particular type of security may be more volatile than the market as a whole and may perform differently from the value of the market as a whole.

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Management of the Fund

The Fund is a series of Academy Funds Trust, an investment company registered under the Investment Company Act of 1940, as amended.  The Fund is treated as a separate fund with its own investment objectives and policies.  The Trust is organized as a Delaware statutory trust.  The Board is responsible for the overall management and direction of the Trust.  The Board elects the Trust’s officers and approves all significant agreements, including those with the Adviser, Sub‑Adviser, custodian and fund administrative and accounting agent.

Investment Adviser

Innovator Capital Management LLC, 120 North Hale Street, Wheaton, Illinois 60187, serves as the Fund’s investment adviser.  In this capacity, Innovator has overall responsibility for selecting and monitoring the Fund’s investments and managing the Fund’s business affairs.

Investment Sub-Adviser

Milliman Financial Risk Management LLC, 71 South Wacker Drive, 31st Floor, Chicago, Illinois 60606, serves as the Fund’s investment sub-adviser.  Milliman has responsibility for managing the Fund’s investment program in pursuit of its investment objective.

Portfolio Managers

______________, ______________, ______________, ______________ and ______________ serve as the Fund’s portfolio managers.

[Name and Bio]

[Name and Bio]

[Name and Bio]

[Name and Bio]

For additional information concerning Innovator and Milliman, including a description of the services provided to the Fund, please see the Fund’s statement of additional information.  Additional information regarding the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of Shares may also be found in the statement of additional information.

Management Fee

Pursuant to an investment advisory agreement between Innovator and the Trust (the “Investment Management Agreement”), the Fund has agreed to pay an annual unitary management fee to Innovator in an amount equal to ____% of its average daily net assets.  This unitary management fee is designed to pay the Fund’s expenses and to compensate Innovator for the services it provides to the Fund.

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Out of this unitary management fee, Innovator pays substantially all expenses of the Fund, including the cost of transfer agency, custody, fund administration, legal, audit and other service and license fees.  However, the Adviser is not responsible for distribution and service fees payable pursuant to a Rule 12b‑1 plan, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, taxes, interest, and extraordinary expenses.  The Adviser’s management fee is designed to pay the Fund’s expenses and to compensate the Adviser for providing services to the Fund.  Pursuant to the terms of Investment Management Agreement, for any year in which the expenses incurred by the Adviser under this arrangement exceed the amount it collects pursuant to the management fee, the amount in excess is subject to recovery by the Adviser for up to three years from the date the fee was incurred.

Pursuant to an investment sub‑advisory agreement between Innovator, Milliman and the Trust (the “Investment Sub-Advisory Agreement”), Milliman receives a fee equal to ____% of the amount collected under the management fee.  The Adviser is responsible for paying the entire amount of the Sub‑Adviser’s fee for the Fund.  The Fund does not directly pay the Sub‑Adviser.

A discussion regarding the basis for the Trust’s Board of Director’s approval of the Investment Management Agreement and Investment Sub-Advisory Agreement on behalf of the Fund will be available in the Fund’s [Semi-] Annual Report to shareholders for the fiscal period ended _____________.

Manager of Managers Structure. The Fund and the Adviser have received an exemptive order from the SEC to operate under a manager of managers structure that permits the Adviser, with the approval of the Board, to appoint and replace sub-advisers, enter into sub-advisory agreements, and materially amend and terminate sub-advisory agreements on behalf of the Fund without shareholder approval (“Manager of Managers Structure”).  Under the Manager of Managers Structure, the Adviser has ultimate responsibility, subject to oversight by the Board, for overseeing the Fund’s sub-advisers and recommending to the Board their hiring, termination, or replacement. The SEC order does not apply to any sub-adviser that is affiliated with the Fund or the Adviser.

The Manager of Managers Structure enables the Fund to operate with greater efficiency and without incurring the expense and delays associated with obtaining shareholder approvals for matters relating to sub-advisers or sub-advisory agreements. The Manager of Managers Structure does not permit an increase in the overall management and advisory fees payable by the Fund without shareholder approval. Shareholders will be notified of any changes made to the sub-advisers or sub-advisory agreements within 90 days of the changes.

How to Buy and Sell Shares

The Fund will issue or redeems its Shares at NAV per Share only in Creation Units.  Most investors will buy and sell Shares in secondary market transactions through brokers.  Shares will be listed for trading on the secondary market on the Exchange.  Shares can be bought and sold throughout the trading day like other publicly traded shares.  Share prices are reported in dollars and cents per Share.  There is no minimum investment.  When buying or selling Shares through a broker, you will incur customary brokerage commissions and charges, and you may pay some or

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all of the spread between the bid and the offered price in the secondary market on each leg of a round trip (purchase and sale) transaction.

APs may acquire Shares directly from the Fund, and APs may tender their Shares for redemption directly to the Fund, at NAV per Share only in Creation Units or Creation Unit Aggregations, and in accordance with the procedures described in the SAI.

The Shares trade under the symbol [___].

Book Entry

Shares are held in book‑entry form, which means that no stock certificates are issued.  The Depository Trust Company (“DTC”) or its nominee is the record owner of all outstanding Shares and is recognized as the owner of all Shares for all purposes.

Investors owning Shares are beneficial owners as shown on the records of DTC or its participants.  DTC serves as the securities depository for all Shares.  Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other institutions that directly or indirectly maintain a custodial relationship with DTC.  As a beneficial owner of Shares, you are not entitled to receive physical delivery of stock certificates or to have Shares registered in your name, and you are not considered a registered owner of Shares.  Therefore, to exercise any right as an owner of Shares, you must rely upon the procedures of DTC and its participants.  These procedures are the same as those that apply to any other stocks that you hold in book entry or “street name” form.

Fund Share Trading Prices

The trading prices of Shares on the Exchange may differ from the Fund’s daily NAV.  Market forces of supply and demand, economic conditions and other factors may affect the trading prices of Shares.

The approximate value of Shares, an amount representing on a per Share basis the sum of the current market price of the securities accepted by the Fund in exchange for Shares and an estimated cash component, will be disseminated every 15 seconds throughout the trading day through the facilities of the Consolidated Tape Association.  This approximate value should not be viewed as a “real‑time” update of the NAV per Share of the Fund because the approximate value may not be calculated in the same manner as the NAV, which is computed once a day, generally at the end of the business day.  The Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and the Fund does not make any warranty as to its accuracy.

Frequent Purchases and Redemptions of Fund Shares

Shares may be purchased and redeemed directly from the Fund only in Creation Units by APs that have entered into agreements with the Fund’s distributor.  The vast majority of trading in Shares occurs on the secondary market and does not involve the Fund directly.  In‑kind purchases and redemptions of Creation Units by APs and cash trades on the secondary market

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are unlikely to cause many of the harmful effects of frequent purchases and/or redemptions of Shares.  Cash purchases and/or redemptions of Creation Units, however, can result in increased tracking error, disruption of portfolio management, dilution to the Fund and increased transaction costs, which could negatively impact the Fund’s ability to achieve its investment objectives, and may lead to the realization of capital gains.  These consequences may increase as the frequency of cash purchases and redemptions of Creation Units by APs increases.  However, direct trading by APs is critical to ensuring that Shares trade at or close to NAV.

To minimize these potential consequences of frequent purchases and redemptions of Shares, the Fund imposes transaction fees on purchases and redemptions of Creation Units to cover the custodial and other costs the Fund incurs in effecting trades.  In addition, the Fund reserves the right to not accept orders from APs that Innovator has determined may be disruptive to the management of the Fund or otherwise are not in the best interests of the Fund.  For these reasons, the Board has not adopted policies and procedures with respect to frequent purchases and redemptions of Shares.

Dividends, Distributions and Taxes

Ordinarily, dividends from net investment income, if any, are declared and paid at least annually by the Fund.  The Fund distributes its net realized capital gains, if any, to shareholders ________.

Distributions in cash may be reinvested automatically in additional whole Shares only if the broker through whom you purchased Shares makes such option available.

Taxes

The Fund intends to continue qualify as a “regulated investment company” under the federal tax laws.  If the Fund qualifies as a regulated investment company and distributes its income as required by the tax law, the Fund generally will not pay federal income taxes.

As with any investment, you should consider how your investment in Shares will be taxed.  The tax information in this prospectus is provided as general information.  You should consult your own tax professional about the tax consequences of an investment in Shares.

Unless your investment in Shares is made through a tax-exempt entity or tax-deferred retirement account, such as an IRA plan, you need to be aware of the possible tax consequences when:

● Your Fund makes distributions,

● You sell your Shares listed on the Exchange, and

● You purchase or redeem Creation Units.

Taxes on Distributions

The Fund’s distributions are generally taxable. After the end of each year, you will receive a tax statement that separates the distributions of the Fund into two categories, ordinary income

25

distributions and capital gains dividends.  Ordinary income distributions are generally taxed at your ordinary tax rate; however, as further discussed below, certain ordinary income distributions received from the Fund may be taxed at the capital gains tax rates.  Generally, you will treat all capital gain dividends as long-term capital gains regardless of how long you have owned your Shares.  To determine your actual tax liability for your capital gains dividends, you must calculate your total net capital gain or loss for the tax year after considering all of your other taxable transactions, as described below.  In addition, the Fund may make distributions that represent a return of capital for tax purposes and thus will generally not be taxable to you; however, such distributions may reduce your tax basis, which could result in you having to pay higher taxes in the future when Shares are sold, even if you sell the Shares at a loss from your original investment.  The tax status of your distributions from the Fund is not affected by whether you reinvest your distributions in additional Shares or receive them in cash.  The income from the Fund that you must take into account for federal income tax purposes is not reduced by amounts used to pay a deferred sales fee, if any.  The tax laws may require you to treat distributions made to you in January as if you had received them on December 31 of the previous year.

Income from the Fund may also be subject to a 3.8% “Medicare tax.”  This tax generally applies to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

A corporation that owns Shares generally will not be entitled to the dividends received deduction with respect to many dividends received from the Fund because the dividends received deduction is generally not available for distributions from regulated investment companies.  However, certain ordinary income dividends on Shares that are attributable to qualifying dividends received by the Fund from certain corporations may be reported by the Fund as being eligible for the dividends received deduction.

If you are an individual, the maximum marginal stated federal tax rate for net capital gain is generally 20% for taxpayers in the 39.6% tax bracket, 15% for taxpayers in the 25%, 28%, 33% and 35% tax brackets and 0% for taxpayers in the 10% and 15% tax brackets.  Some capital gains dividends may be taxed at a higher maximum stated tax rate.  Capital gains may also be subject to the Medicare tax described above.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year.  Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less.  You must exclude the date you purchase your Shares to determine your holding period.  However, if you receive a capital gain dividend from the Fund and sell your Shares at a loss after holding it for six months or less, the loss will be recharacterized as long-term capital loss to the extent of the capital gain dividend received.  The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income.  The Code treats certain capital gains as ordinary income in special situations.

Ordinary income dividends received by an individual shareholder from a regulated investment company such as the Fund are generally taxed at the same rates that apply to net capital gain (as

26

discussed above), provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by the Fund itself.  The Fund will provide notice to its shareholders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Taxes on Exchange Listed Shares

If you sell or redeem your Shares, you will generally recognize a taxable gain or loss.  To determine the amount of this gain or loss, you must subtract your tax basis in your Shares from the amount you receive in the transaction.  Your tax basis in your Shares is generally equal to the cost of your Shares, generally including sales charges.  In some cases, however, you may have to adjust your tax basis after you purchase your Shares.

Taxes and Purchases and Redemptions of Creation Units

If you exchange securities for Creation Units you will generally recognize a gain or a loss.  The gain or loss will be equal to the difference between the market value of the Creation Units at the time and your aggregate basis in the securities surrendered and the cash component paid.  If you exchange Creation Units for securities, you will generally recognize a gain or loss equal to the difference between your basis in the Creation Units and the aggregate market value of the securities received and any cash redemption amount.  The Internal Revenue Service, however, may assert that a loss realized upon an exchange of securities for Creation Units or Creation Units for securities cannot be deducted currently under the rules governing “wash sales,” or on the basis that there has been no significant change in economic position.

Under current federal tax laws, any capital gain or loss realized upon redemption of Creation Units generally is treated as long-term capital gain or loss if the Shares have been held for more than one year and as a short-term capital gain or loss if the Shares have been held for one year or less.  If you purchase or redeem Creation Units, you will be sent a confirmation statement showing how many Shares you purchased or sold and at what price.

The foregoing discussion summarizes some of the possible consequences under current federal tax law of an investment in the Fund.  It is not a substitute for personal tax advice.  You also may be subject to state and local tax on Fund distributions and sales of Shares.

Consult your personal tax advisor about the potential tax consequences of an investment in Shares under all applicable tax laws.  See “Taxes” in the statement of additional information for more information.

Distribution Plan

________________ (the “Distributor”) serves as the distributor of Creation Units for the Fund on an agency basis.  The Distributor does not maintain a secondary market in Shares.

The Board of Trustees has adopted a Distribution and Service Plan pursuant to Rule 12b‑1 under the 1940 Act.  In accordance with its Rule 12b‑1 plan, the Fund is authorized to pay an amount up to 0.25% of its average daily net assets each year to reimburse the Distributor for amounts

27

expended to finance activities primarily intended to result in the sale of Creation Units or the provision of investor services.  The Distributor may also use this amount to compensate securities dealers or other persons that are APs for providing distribution assistance, including broker‑dealer and shareholder support and educational and promotional services.

The Fund does not currently pay 12b‑1 fees, and the Fund will not pay 12b‑1 fees any time before __________.  However, in the event 12b‑1 fees are charged in the future, because these fees are paid out of the Fund’s assets, over time these fees will increase the cost of your investment and may cost you more than certain other types of sales charges.

Net Asset Value

The Fund’s net asset value is determined as of the close of trading (normally 4:00 p.m., Eastern time) on each day the New York Stock Exchange is open for business.  Net asset value is calculated for the Fund by taking the market price of the Fund’s total assets, including interest or dividends accrued but not yet collected, less all liabilities, and dividing such amount by the total number of Shares outstanding.  The result, rounded to the nearest cent, is the net asset value per Share.  All valuations are subject to review by the Trust’s Board of Trustees or its delegate.

The Fund’s investments are valued daily in accordance with valuation procedures adopted by the Board, and in accordance with provisions of the 1940 Act.  Certain securities in which the Fund may invest are not listed on any securities exchange or board of trade.  Such securities are typically bought and sold by institutional investors in individually negotiated private transactions that function in many respects like an over the counter secondary market, although typically no formal market makers exist.  Certain securities, particularly debt securities, have few or no trades, or trade infrequently, and information regarding a specific security may not be widely available or may be incomplete.  Accordingly, determinations of the fair value of debt securities may be based on infrequent and dated information.  Because there is less reliable, objective data available, elements of judgment may play a greater role in valuation of debt securities than for other types of securities.  Typically, debt securities are valued using information provided by a third‑party pricing service.  The third‑party pricing service primarily uses broker quotes to value the securities.

The Fund’s investments will be valued daily at market value or, in the absence of market value with respect to any investment, at fair value in accordance with valuation procedures adopted by the Board and in accordance with the 1940 Act.  Market value prices represent last sale or official closing prices from a national or foreign exchange (i.e., a regulated market) and are primarily obtained from third‑party pricing services.

Certain securities may not be able to be priced by pre‑established pricing methods.  Such securities may be valued by the Board of Trustees or its delegate at fair value.  The use of fair value pricing by the Fund is governed by valuation procedures adopted by the Board and in accordance with the provisions of the 1940 Act.  These securities generally include, but are not limited to, certain restricted securities (securities which may not be publicly sold without registration under the Securities Act of 1933, as amended (the “Securities Act”)) for which a pricing service is unable to provide a market price; securities whose trading has been formally suspended; a security whose market price is not available from a pre‑established pricing source;

28

a security with respect to which an event has occurred that is likely to materially affect the value of the security after the market has closed but before the calculation of the Fund’s net asset value or make it difficult or impossible to obtain a reliable market quotation; and a security whose price, as provided by the pricing service, does not reflect the security’s “fair value.”  As a general principle, the current “fair value” of a security would appear to be the amount which the owner might reasonably expect to receive for the security upon its current sale.  The use of fair value prices by the Fund generally results in the prices used by the Fund that may differ from current market quotations or official closing prices on the applicable exchange.  A variety of factors may be considered in determining the fair value of such securities.  Valuing the Fund’s securities using fair value pricing will result in using prices for those securities that may differ from current market valuations.  See the Fund’s statement of additional information for details.

Even when market quotations are available for portfolio securities, they may be stale or unreliable because the security is not traded frequently, trading on the security ceased before the close of the trading market or issuer‑specific events occurred after the security ceased trading or because of the passage of time between the close of the market on which the security trades and the close of the Exchange and when the Fund calculates its NAV.  Events that may cause the last market quotation to be unreliable include a merger or insolvency, events which affect a geographical area or an industry segment, such as political events or natural disasters, or market events, such as a significant movement in the U.S. market.  Where market quotations are not readily available, including where Innovator determines that the closing price of the security is unreliable, Innovator will value the security at fair value in good faith using procedures approved by the Board.  Fair value pricing involves subjective judgments and it is possible that a fair value determination for a security is materially different than the value that could be realized upon the sale of the security.

Index Information

The Index is owned and operated by S&P Dow Jones Indices, and was developed by the Chicago Board Options Exchange (“CBOE®”) in coordination with Milliman Financial Risk Management LLC.  The value of the Index is calculated daily as of the close of trading hours on the New York Stock Exchange by CBOE® (the “Index Calculation Agent”) utilizing an option valuation model and data provided by CBOE®.

Index composition: The Index measures the performance of a portfolio of purchased and written exchange-traded FLEX Options referencing the S&P 500, that are each entered into on or around the first business day of the month of the respective Monthly Index Series and expire on or around the first business day of the month the following year. Each respective Monthly Index Series is comprised of FLEX Options with various strike prices and moneyness levels, and the same expiration, including:

●
Purchased Index Call Options: call options purchased each with a strike price at 60% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

29

●
Written Index Put Options: put options written each with a strike price at 60% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Purchased Index Put Options: put options purchased each with a strike price at 120% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Written Index Call Options: call options written each with a strike price at 120% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Written Index Put Options: put options written each with a strike price at 85% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Purchased Index Put Options: put options purchased each with a strike price at 100% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Written Index Call Options: call options written each with a strike price at a varying moneyness level of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

[Disclaimer language to follow]

Fund Service Providers

______________________, _______________, is the administrator, custodian and fund accounting and transfer agent for the Fund.

Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, serves as legal counsel to the Trust.

______________________, _______________, serves as the Fund’s independent registered public accounting firm and is responsible for auditing the annual financial statements of the Fund.

Financial Highlights

The Fund is new and has no performance history as of the date of this prospectus.  Financial information therefore is not available.

Premium/Discount Information

The market prices of the Shares generally will fluctuate in accordance with changes in NAV, as well as the relative supply of and demand for Shares on the Exchange.  Innovator cannot predict whether the Shares will trade below, at or above their NAV.  The approximate value of the

30

Shares, which is an amount representing on a per share basis the sum of the current market price of the securities (and an estimated cash component) accepted by the Fund in exchange for Shares, will be disseminated every 15 seconds throughout the trading day through the facilities of the Consolidated Tape Association.  This approximate value should not be viewed as a “real‑time” update of the NAV per Share of the Fund because the approximate value may not be calculated in the same manner as the NAV, which is computed once a day, generally at the end of the business day.  The Fund is not involved with, or responsible for, the calculation or dissemination of the approximate value, and the Fund does not make any warranty as to its accuracy.

Information regarding how often the Shares traded on the Exchange at a price above (at a premium) or below (at a discount) the NAV of the Fund during the past four calendar quarters, when available, will be found at www.________.com.

Other Information

Section 12(d)(1) of the 1940 Act restricts investments by investment companies in the securities of other investment companies, including Shares.  Registered investment companies are permitted to invest in the Fund beyond the limits set forth in Section 12(d)(1) subject to certain terms and conditions set forth in an SEC exemptive order issued to the Trust, including that such investment companies enter into an agreement with the Trust on behalf of the Fund prior to exceeding the limits imposed by Section 12(d)(1).

Delivery of Shareholder Documents—Householding

Householding is an option available to certain investors of the Fund.  Householding is a method of delivery, based on the preference of the individual investor, in which a single copy of certain shareholder documents can be delivered to investors who share the same address, even if their accounts are registered under different names.  Householding for the Fund is available through certain broker‑dealers.  If you are interested in enrolling in householding and receiving a single copy of the prospectus and other shareholder documents, please contact your broker‑dealer.  If you currently are enrolled in householding and wish to change your householding status, please contact your broker‑dealer.

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The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

Subject to Completion
Dated ~~June 16,~~July 21, 2017

Prospectus

Innovator Defined Outcome Series™

Innovator Shield S&P 500 ETF;
 CBOE Annual PTP Strategy, (MONTH) Series

(________ — ____)

_____________, 2017

The Innovator Shield S&P 500 ETF; CBOE Annual PTP Strategy, (MONTH) Series (the “Fund”) intends to list and principally trade its shares on _______________ (“____” or the “Exchange”).  Shares of the Fund trade on the Exchange at market prices that may be below, at or above the Fund’s net asset value.  Unlike mutual funds, the Fund issues and redeems shares at net asset value only in large specified blocks each consisting of ______ shares (each such block of shares called a “Creation Unit,” and, collectively, the “Creation Units”).  The Creation Units are issued for securities in which the Fund invests and/or cash, and redeemed for securities and/or cash, and only to and from broker‑dealers and large institutional investors that have entered into participation agreements.

The Fund is a series of Academy Funds Trust (the “Trust”) and an exchange-traded index fund.  Except when aggregated in Creation Units, the shares are not redeemable securities of the Fund.

NOT FDIC INSURED.  MAY LOSE VALUE.  NO BANK GUARANTEE.

The U.S. Securities and Exchange Commission (“SEC”) has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Innovator Shield S&P 500 ETF;
CBOE Annual PTP Strategy, (MONTH) Series

Investment Objective

The Fund seeks to track, before fees and expenses, the performance of the [Index Name] (the “Index”).

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund (“Shares”).  Investors may pay brokerage commissions on their purchases and sales of Shares, which are not reflected in the table or the example below.

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
Management Fees(1)	[ ]%
Distribution and Service (12b‑1) Fees	0.00%
Other Expenses(2)	[ ]%
Total Annual Fund Operating Expenses	[ ]%
   (1) The Fund’s investment adviser pays substantially all expenses of the Fund, including the cost of transfer agency, custody, fund administration, legal, audit and other service and license fees.  However, the investment adviser is not responsible for distribution and service fees payable pursuant to a Rule 12b‑1 plan, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, taxes, interest and extraordinary expenses.  For any year in which the expenses incurred by the investment adviser under this arrangement exceed the amount it collects pursuant to the management fee, the amount in excess is subject to recovery by the investment adviser for up to three years from the date the fee was incurred.

   (2) Other Expenses are estimates based on the expenses the Fund expects to incur for the current fiscal year.

Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds.

This example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your Shares at the end of those periods.  The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain at current levels.  This example does not include the brokerage commissions that investors may pay to buy and sell Shares.  Although your actual costs may be higher or lower, your costs, based on these assumptions, would be:

1 Year	3 Years
$________	$________

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it purchases and sells securities (or “turns over” its portfolio).  A higher portfolio turnover will cause the Fund to incur additional transaction costs and may result in higher taxes when Shares are held in a taxable account.  These costs, which are not reflected in Total Annual Fund Operating Expenses or in the example, may affect the Fund’s performance.

Principal Investment Strategies

Under normal conditions, the Fund will attempt to achieve its investment objective of tracking, before fees and expenses, the performance of the Index.  The Index employs a “defined outcome strategy” that seeks to provide investment returns that deliver one‑to‑one exposure to any gains of the S&P 500 Price Return Index (“S&P 500”), up to a capped amount, while protecting investors from S&P 500 losses of up to 15%.  The Index will be ~~comprised of exchange-traded options contracts that reference either the S&P 500 or exchange‑traded funds (“ETFs”) that track the S&P 500 (“Reference ETFs”).  The options contracts comprising the Index may include either traditional exchange-traded options contracts or~~composed of FLexible EXchange® Options (“FLEX Options”) that reference the S&P 500.  See “Fund Investments – Principal Investments – FLEX Options~~,” and together with traditional exchange-traded options contracts, “Options~~ Contracts~~”)~~.”

Defined outcome strategies are designed to participate in market gains and losses within pre‑determined ranges over a specified period (ie. point to point).  These outcomes are predicated on the assumption that an investment vehicle employing the strategy is held for the designated outcome periods.  The Index will be ~~comprised~~composed of a portfolio of FLEX Options ~~Contracts~~ linked to an underlying asset, the S&P 500, that, when held for the specified period, seeks to produce returns that, over a period of approximately one year, provide one‑to‑one returns on the price appreciation of the S&P 500 up to a capped maximum annualized return (the “Cap Level”), while protecting investors from the first 15% of S&P 500 losses.

The FLEX Options ~~Contracts~~ comprising the Index will first be entered into on approximately the date of the Fund’s inception and will automatically reset on approximately the one year anniversary thereafter (each, an “outcome period”).  These FLEX Options ~~Contracts~~ have been chosen to seek to provide investors, before fees and expenses, with the following outcomes:

●	If the S&P 500 appreciates over the outcome period: the Index seeks to provide a total return that matches the percentage increase of the S&P 500, up to the Cap Level;
●	If the S&P 500 decreases over the outcome period by 15% or less: the Index seeks to provide a total return of zero; and
●
If the S&P 500 decreases over the outcome period by more than 15%: the Index seeks to provide a total return loss that is 15% less than the percentage loss on the S&P 500 with a maximum loss of approximately 85%.

These outcomes are sought through the effect of layering purchased and written FLEX Options ~~Contracts~~ that comprise the Index.  Any FLEX Options ~~Contracts~~ that are written by the Fund pursuant to the Index that create an obligation to sell or buy an asset will be offset with a position in FLEX Options ~~Contracts~~ purchased by the Fund pursuant to the Index to create the right to buy or sell the same asset such that the Fund will always be in a net long position.  That is, any obligations of the Fund created by its writing of FLEX Options ~~Contracts~~ will be covered by offsetting positions in other purchased FLEX Options ~~Contracts~~.  As the FLEX Options ~~Contracts~~ mature at the end of each outcome period, they are replaced.  By replacing FLEX Options ~~Contracts~~ annually, the Index seeks to ensure that investments made in [MONTH] buffer against negative returns of the S&P 500 up to pre‑determined levels in [MONTH] of the following year.  The Fund does not offer any protection against declines in the S&P 500 exceeding 15% on an annualized basis.  Shareholders will bear all S&P 500 losses exceeding 15% on a one-to-one basis. ~~For more information regarding the Options Contracts in which the Fund invests, please see “Additional Information About the Fund’s Strategies” and “Index Information.”~~

The value of the FLEX Options ~~Contracts~~ purchased by the Fund in accordance with the Index on any given day will be reflected in the Fund’s net asset value (“NAV”).  The FLEX Options ~~Contracts~~ owned by the Fund will have the same terms (i.e. same strike price and expiration) for all investors of the Fund within an outcome period. The Cap Level is determined with respect to the Index on inception date of the Fund and at the beginning of each outcome period.

While the FLEX Options ~~Contracts~~ reference the S&P 500, the correlation between the price of the FLEX Options ~~Contracts~~ purchased by the Fund and the S&P 500 could be lower at or above the Cap Level or within the protection level of the Index.  The FLEX Options ~~Contracts~~ may also be sensitive to movements in interest rates, S&P 500 dividend yields and S&P 500 implied volatility.  Significant movements in each of these market factors may affect the correlation between the value of the FLEX Options ~~Contracts~~ and the S&P 500. See “Principal Risks – FLEX Options Risk” and “Options Risk” below.

The returns that the Index seeks to provide are dependent upon an investor holding the Fund Shares point to point, meaning purchasing Shares on the day that the Fund enters into the FLEX Options ~~Contracts~~ and staying invested in the Fund for the entirety of the outcome period.  Prior to purchasing the Fund, investors wishing to participate in same investment strategy as the Index should consider opportunities to purchase a series of the Trust with an outcome period most desirable to the investor.  See “Additional Information About the Fund’s Strategies – Innovator Shield S&P 500 Monthly Index Series” and “Principal Risks – Outcome Period Risk” below.

The maximum return on an investment in the Fund is subject to the Cap Level on an annualized basis, even if the S&P 500 gains exceed that amount.  The Cap Level will be affected by the timing of the FLEX Options ~~Contracts~~, purchases, sales or expirations, volatility and interest rates, among other factors.  The Cap Level will be published on the Fund’s website, www._________.com, prior to each outcome period.  An investor may visit the Fund’s website for additional information relating to the Fund, including the Fund’s NAV, share price, outcome anniversary date and a projection of the estimated maximum Fund NAV at the end of the outcome period.

Generally, the Fund will invest at least 80% of its total assets in the FLEX Options that comprise the Index.  The Fund, using an indexing investment approach, attempts to replicate, before fees and expenses, the performance of the Index.  The Fund’s investment adviser seeks a correlation of 0.95 or better (before fees and expenses) between the Fund’s performance and the performance of the Index; a figure of 1.00 would represent perfect correlation.

From time to time, as part of a non-principal investment strategy, the Fund may hold a portion of its assets in cash or invest them in liquid, short-term investments, including U.S. government obligations, certificates of deposit, commercial paper, other investment companies, money market instruments or other securities.  Additionally, the Fund may invest in traditional exchange-traded options contracts that reference either the S&P 500 or exchange‑traded funds (“ETFs”) that track the S&P 500 (“Reference ETFs”).  See “Fund Investments – Non-Principal Investments” below.

The Index is owned and operated by S&P Dow Jones Indices, and was developed by the Chicago Board Options Exchange (“CBOE®”) in coordination with Milliman Financial Risk Management LLC.  The value of the Index is calculated daily as of the close of trading hours on the New York Stock Exchange by CBOE® utilizing an option valuation model and data provided by CBOE®.  The Fund’s investments are managed by an investment sub-advisor, Milliman Financial Risk Management LLC.

The Fund is classified as “non-diversified” under the Investment Company Act of 1940, as amended (the “1940 Act”).

Principal Risks

You could lose money by investing in the Fund.  An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.  There can be no assurance that the Fund’s investment objectives will be achieved.

Authorized Participation Concentration Risk.  Only an authorized participant may engage in creation or redemption transactions directly with the Fund. The Fund has a limited number of institutions that act as authorized participants. To the extent that these institutions exit the business or are unable to proceed with creation and/or redemption orders with respect to the Fund and no other authorized participant is able to step forward to create or redeem, in either of these cases, Shares may trade at a discount to the Fund’s net asset value and possibly face delisting.

Buffered Loss Risk.  There can be no guarantee that the Fund will be successful in its strategy to provide shareholders with a total return of 0% if the S&P 500 decreases over the outcome period by 15% or less.

Capped Return Risk.  The Index is designed to provide returns that are subject to the Cap Level.  In the event that the S&P 500 has gains in excess of the Cap Level for the outcome period, the Fund will not participate in those gains beyond the cap.

Cash Transactions Risk.  The Fund will, under most circumstances, effect a significant portion of creations and redemptions for cash, rather than in‑kind securities.  As a result, an investment in the Fund may be less tax‑efficient than an investment in an exchange‑traded fund that effects its creations and redemption for in‑kind securities.  Because the Fund may effect a portion of redemptions for cash, it may be required to sell portfolio securities in order to obtain the cash needed to distribute redemption proceeds.  A sale of Shares may result in capital gains or losses and may also result in higher brokerage costs.

Credit Risk.  Credit risk is the risk an issuer, guarantor or counterparty of a security in the Fund is unable or unwilling to meet its obligation on the security.  The Options Clearing Corporation (“OCC”) acts as guarantor and central counterparty with respect to the FLEX Options ~~Contracts~~.  As a result, the ability of the Fund to meet its objective depends on the OCC being able to meet its obligations.

Cybersecurity Risk.  As the use of Internet technology has become more prevalent in the course of business, the investment industry has become more susceptible to potential operational risks through breaches in cyber security. A breach in cyber security refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cyber security breaches may involve unauthorized access to the Fund’s digital information systems through “hacking” or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cyber security breaches of the Fund’s third party service providers, such as its administrator, transfer agent, custodian, or issuers in which the Fund invests, can also subject the Fund to many of the same risks associated with direct cyber security breaches. The Fund has established risk management systems designed to reduce the risks associated with cyber security. However, there is no guarantee that such efforts will succeed, especially because the Fund does not directly control the cyber security systems of issuers or third party service providers.

Derivative Securities Risk.  Derivative securities are financial instruments that derive their performance from the performance of an underlying asset or index.  Derivatives can be volatile and involve various types and degrees of risks, depending upon the characteristics of a particular derivative.  Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in a derivative could have a large potential impact on the performance of the Fund.  The Fund could experience a loss if derivatives do not perform as anticipated, or are not correlated with the performance of other investments which are used to hedge or if the Fund is unable to liquidate a position because of an illiquid secondary market.  The market for many derivatives is, or suddenly can become, illiquid.  Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives.  If a security or derivative is linked to the performance of an index, it may be subject to the risks associated with changes in that index.

Equity Securities Risk.  The Fund’s derivative positions provide an investor exposure to the equity securities markets.  Equity securities may decline in value because of declines in the price of a particular holding or the broad stock market.  Such declines may relate directly to the issuer of a security or broader economic or market events, including changes in interest rates.

~~Fixed Income Securities Risk.  An investment in the Fund may involve the risk associated with an investment in fixed income securities including the risk that certain of the securities in the Fund may not have the benefit of covenants which would prevent the issuer from engaging in capital restructurings or borrowing transactions in connection with corporate acquisitions, leveraged buyouts or restructurings which could have the effect of reducing the ability of the issuer to meet its payment obligations and might result in increased credit risk. In addition, certain of the securities may be redeemed or prepaid by the issuer, resulting in lower interest payments received by the Fund and reduced distributions to shareholders.~~

FLEX Options Risk.  The Fund expects to utilize FLEX Options issued and guaranteed for settlement by the OCC.  The Fund bears the risk that the OCC will be unable or unwilling to perform its obligations under the FLEX Options contracts.  Additionally, FLEX Options may be less liquid than certain other securities such as standardized options.  In less liquid market for the FLEX Options, the Fund may have difficulty closing out certain FLEX Options positions at desired times and prices.  The values of FLEX Options do not increase or decrease at the same rate as the reference asset and may vary due to factors other than the price of reference asset. FLEX Options are also subject to the Derivative Securities Risk described above.

Fluctuation of Net Asset Value Risk.  The net asset value of Fund Shares will generally fluctuate with changes in the market value of the Fund’s holdings.  The market prices of Shares will generally fluctuate in accordance with changes in net asset value as well as the relative supply of and demand for Shares on the Exchange.  Trading of an ETF employing a defined outcome strategy may be significantly different from an ETF following a more traditional strategy.  The Fund’s investment adviser cannot predict whether Shares will trade below, at or above their net asset value because the Shares trade on the Exchange at market prices and not at net asset value.  Price differences may be due, in large part, to the fact that supply and demand forces at work in the secondary trading market for Shares will be closely related to, but not identical to, the same forces influencing the prices of the holdings of the Fund trading individually or in the aggregate at any point in time.  However, given that Shares can only be purchased and redeemed either in-kind or for cash in Creation Units, and only to and from broker-dealers and large institutional investors that have entered into participation agreements (unlike shares of closed-end funds, which frequently trade at appreciable discounts from, and sometimes at premiums to, their net asset value), the investment adviser believes that large discounts or premiums to the net asset value of Shares should not be sustained.

Index Risk.  The Fund is not actively managed.  The Fund invests in securities included in its Index regardless of their investment merit.  Unlike many investment companies, the Fund does not utilize an investing strategy that seeks returns in excess of the Index.  Therefore, it would not necessarily buy or sell a security unless that security is added or removed, respectively, from the Index, even if that security generally is underperforming.

Liquidity Risk.  The Fund will invest in derivatives and other instruments that may be less liquid than other types of investments. Investments that are less liquid or that trade less can be more difficult or more costly to buy, or to sell, compared to other more liquid or active investments. This liquidity risk is a factor of the trading volume of a particular investment, as well as the size and liquidity of the market for such an investment. The derivatives in which the Fund invests may not always be liquid. This could have a negative effect on the Fund’s ability to achieve its investment objective and may result in losses to Fund shareholders.

Market Maker Risk.  If the Fund has lower average daily trading volumes, it may rely on a small number of third-party market makers to provide a market for the purchase and sale of Shares. Any trading halt or other problem relating to the trading activity of these market makers could result in a dramatic change in the spread between the Fund’s net asset value and the price at which the Shares are trading on the Exchange, which could result in a decrease in value of the Shares. In addition, decisions by market makers or authorized participants to reduce their role or step away from these activities in times of market stress could inhibit the effectiveness of the arbitrage process in maintaining the relationship between the underlying values of the Fund’s portfolio securities and the Fund’s market price. This reduced effectiveness could result in Shares trading at a discount to net asset value and also in greater than normal intra-day bid-ask spreads for Shares.

Market Risk.  The value of your investment may fall over time because the Fund is subject to market risk.  Because stock prices and the prices of the FLEX Options ~~Contracts~~ tend to fluctuate, the value of your investment in the Fund may increase or decrease.  The Shares at any point in time may be worth less than the original investment.  Turbulence in the financial markets and reduced liquidity in equity, credit and fixed‑income markets may negatively affect issuers worldwide, which could have an adverse effect on the Fund.  In addition, there is a risk that policy changes by the U.S. Government and/or Federal Reserve, such as increasing interest rates, could cause increased volatility in financial markets and higher levels of Fund redemptions, which could have a negative impact on the Fund.

New Fund Risk.  The Fund currently has fewer assets than larger funds, and like other relatively new funds, large inflows and outflows may impact the Fund’s market exposure for limited periods of time.  This impact may be positive or negative, depending on the direction of market movement during the period affected.  Also, during the initial invest-up period, the Fund may depart from its principal investment strategies and invest a larger amount or all of its assets in cash equivalents or it may hold cash.

Non-Correlation Risk.  The Fund’s return may not match the return of the Index for a number of reasons.  For example, the Fund incurs operating expenses not applicable to the Index, and incurs costs in buying and selling securities, especially when rebalancing the Fund’s securities holdings to reflect changes in the composition of the Index.  In addition, the performance of the Fund and the Index may vary due to asset valuation differences and differences between the Fund’s portfolio and the Index resulting from legal restrictions, cost or liquidity constraints

Non-Diversification Risk.  The Fund is classified as “non-diversified” under the 1940 Act.  As a result, the Fund is only limited as to the percentage of its assets which may be invested in the securities of any one issuer by the diversification requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”).  The Fund may invest a relatively high percentage of its assets in a limited number of issuers.  As a result, the Fund may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, experience increased volatility and be highly invested in certain issuers.

Options Risk.  The price of an option, which is a function of interest rates, volatility, dividends, the exercise price, S&P 500 changes, and other market factors, may change rapidly over time.  Options may expire unexercised, causing the Fund to lose the premium paid for the options.  The Fund could experience a loss if securities underlying the options do not perform as anticipated.  There may be an imperfect correlation between the prices of options and movements in the price of the index or ETFs on which the options are based.  Additionally, any options written by the Fund create an obligation to make a payment in contrast to options purchased by the Fund which create the potential for receipt of a payment.  As the value of the written options increases, it has a negative impact on the value of your Shares.

Outcome Period Risk.  The Fund’s investment strategy is designed to achieve the targeted outcomes linked to the S&P 500 over an outcome period of approximately one year.  The Index has been designed to deliver on targeted returns linked to the S&P 500 if Fund Shares are bought on the day on which the Fund enters into the FLEX Options ~~Contracts~~ and held until those FLEX Options ~~Contracts~~ expire the following year.  In the event an investor purchases Fund Shares after the date on which the FLEX Options ~~Contracts~~ were entered into or sells Fund Shares prior to the expiration of the FLEX Options ~~Contracts~~, the outcomes realized by the investor will not match those that the Fund seeks to achieve.  For purchase or sale of the Fund Shares outside this outcome period, because of the Cap Level and loss protection percentages, the value of the securities in the Fund could vary due to factors other than the level of the S&P 500.

~~Reference ETF Risk.  Certain features of the Reference ETF will impact the value of the Fund’s Shares.  The value of the Reference ETF is subject to the following factors:~~

~~•~~
~~Passive Investment Risk.  The Reference ETF is not actively managed and attempts to track the performance of an unmanaged index of securities.  This differs from an actively managed fund, which typically seeks to outperform a benchmark index.  As a result, the Reference ETF will hold constituent securities of the S&P 500 regardless of the current or projected performance on a specific security or particular industry or market sector, which could impact the unit price of the Reference ETF, the Options Contracts and the Fund.~~

~~•~~
~~Tracking Error.  ETFs face index correlation risk which is the risk that the performance of an exchange traded fund will vary from the actual performance of the target index, known as “tracking error”.  It is possible that the Reference ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the S&P 500 due to the Reference ETF not investing in all stocks comprising the S&P 500, temporary unavailability of certain securities in the secondary market, differences in~~

~~trading hours between the Reference ETF and securities comprising the S&P 500, the occurrence of corporate actions (mergers and spinoffs) or due to other circumstances.~~

~~•~~
~~Securities Lending Risk.  The Reference ETF may engage in securities lending.  Securities lending involves the risk that the Reference ETF may lose money because the borrower of the Reference ETF’s loaned securities fails to return the securities in a timely manner or at all.~~

~~•~~	~~Fees and Expenses. Unlike the S&P 500, the Reference ETF will reflect transaction costs and fees that will reduce its price performance relative to the S&P 500.~~
~~•~~	~~Discount. Shares of ETFs tend to trade at a discount from their net asset value.~~

Tax Risk.  The Fund expects to comply with the requirements of the Code and other laws so that it will be taxed as a “regulated investment company”; however, the federal income tax treatment of certain aspects of the proposed operations of the Fund are not entirely clear.  This includes the tax aspects of the Fund’s options strategy, its hedging strategy, the possible application of the “straddle” rules and various loss limitation provisions of the Code.

Trading Issues Risk.  Although the Shares are listed for trading on the Exchange, there can be no assurance that an active trading market for such Shares will develop or be maintained.  Trading in Shares on the Exchange may be halted due to market conditions or for reasons that, in the view of the Exchange, make trading in Shares inadvisable.  In addition, trading in Shares on the Exchange is subject to trading halts caused by extraordinary market volatility pursuant to the Exchange “circuit breaker” rules.  Market makers are under no obligation to make a market in the Shares, and authorized participants are not obligated to submit purchase or redemption orders for Creation Units.  There can be no assurance that the requirements of the Exchange necessary to maintain the listing of the Fund will continue to be met or will remain unchanged.  Initially, due to the small asset size of the Fund, it may have difficulty maintaining its listings on the Exchange.

Valuation Risk.  During periods of reduced market liquidity or in the absence of readily available market quotations for the holdings of the Fund, the ability of the Fund to value its holdings becomes more difficult and the judgment of the Fund’s investment adviser (employing the fair value procedures adopted by the Board of Trustees of the Trust may play a greater role in the valuation of the Fund’s holdings due to reduced availability of reliable objective pricing data. Consequently, while such determinations may be made in good faith, it may nevertheless be more difficult for the Fund to accurately assign a daily value.

The Shares will change in value, and you could lose money by investing in the Fund.  The Fund may not achieve its investment objective.

Performance

As of the date of this prospectus, the Fund has not commenced operations and therefore does not have a performance history.  Once available, the Fund’s performance information will be accessible on the Fund’s website at www.____________.com and will provide some indication of the risks of investing in the Fund.

Management

Investment Adviser

Innovator Capital Management LLC (“Innovator” or the “Adviser”)

Investment Sub-Adviser

Milliman Financial Risk Management LLC (“Milliman” or the “Sub-Adviser”)

Portfolio Managers

The following persons serve as portfolio managers of the Fund.
●	_________________
●	_________________
●	_________________
●	_________________
●	_________________

Each of the portfolio managers is primarily and jointly responsible for the day-to-day management of the Fund and has served in such capacity since the Fund’s inception in ___________.

Purchase and Sale of Fund Shares

The Fund will issue and redeem Shares at net asset value (“NAV”) only with authorized participants (“APs”) that have entered into agreements with the Fund’s distributor and only in Creation Units (large blocks of _____ Shares) or multiples thereof (“Creation Unit Aggregations”), in exchange for the deposit or delivery of a basket of securities in which the Fund invests and/or cash.  Except when aggregated in Creation Units, the Shares are not redeemable securities of the Fund.

Individual Shares may be purchased and sold only on a national securities exchange through brokers.  Shares are expected to be listed for trading on the Exchange and because the Shares will trade at market prices rather than NAV, Shares may trade at prices greater than NAV (at a premium), at NAV, or less than NAV (at a discount).

Tax Information

The Fund’s distributions will generally be taxable as ordinary income, returns of capital or capital gains.  A sale of Shares may result in capital gain or loss.

Payments to Broker-Dealers and Other Financial Intermediaries

If you purchase Shares through a broker-dealer or other financial intermediary (such as a bank), Innovator and ______________, the Fund’s distributor, may pay the intermediary for the sale of Shares and related services.  These payments may create a conflict of interest by influencing the broker‑dealer or other intermediary and your salesperson to recommend the Fund over another investment.  Ask your salesperson or visit your financial intermediary’s website for more information.

Additional Information About the Fund’s

The Fund’s investment objective may be changed by the Board of Trustees of the Trust (the “Board”) without shareholder approval upon 60 days’ written notice to shareholders.  Additionally, the Fund may liquidate and terminate at any time without shareholder approval.

The Fund does not attempt to, and should not be expected to, reflect the return of the S&P 500.  The value of Fund Shares may be influenced by multiple factors, including, but not limited to:

• The return and volatility of the S&P 500;

• The dividend rate on the S&P 500;

• Interest rates;

• Economic, financial, political, regulatory, and other events that affect the S&P 500 and/or issuers of securities in the S&P 500.

Under normal conditions, the Index will be ~~comprised~~composed of a portfolio of purchased and written FLEX Options ~~Contracts~~ that will expire in approximately one year, including purchased call options, written call options, purchase put options and written put options (each of these is further described below in “Fund Investments”).

~~It is expected that FLEX Options will be included in the Index.  The FLEX Options are all European style options, which means that they will be exercisable at the strike price only on the option expiration date.  FLEX Options are customized option contracts available through national securities exchanges that are guaranteed for settlement by the OCC, a market clearinghouse.  The FLEX Options are listed on the Chicago Board Options Exchange.  FLEX Options provide investors with the ability to customize assets and indices referenced by the options, exercise prices, exercise styles (i.e., American‑style exercisable any time prior to the expiration date or European‑style exercisable only on the option expiration date) and expiration dates, while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over‑the‑counter options positions.  Each option contract entitles the holder thereof (i.e., the purchaser of the option) to purchase (for the call options) or sell (for the put options) the asset (or deliver cash value of the index, in case of an index option) at a certain defined price.~~  The Index is designed so that any amount, assets or securities owed by the Fund on any written FLEX Options ~~Contracts~~ will be covered by payouts at the expiration of the purchased FLEX Options ~~Contracts~~.  The Fund receives premiums in exchange for the written FLEX Options ~~Contracts~~ and pays premiums in exchange for the purchased FLEX Options ~~Contracts~~.  The OCC and securities exchange on which options are listed on do not charge ongoing fees to writers or purchasers of the options during their life for continuing to hold the option contracts.  Because amounts owed on the written FLEX Options ~~Contracts~~ will be covered by payouts at the expiration of the purchased FLEX Options ~~Contracts~~, the Fund will not be required to post any additional collateral for the FLEX Options ~~Contracts~~.  It is possible that applicable regulations governing the Fund’s utilization of the FLEX Options ~~Contracts~~ may change at some point in the future in which case the Fund will conform to such requirements and, accordingly, its obligations to cover its positions may change.

Innovator Shield S&P 500 Monthly Index Series.  The Innovator Shield S&P 500 Monthly Index Series (a “Monthly Index Series”) is a series of 12 indexes that correspond to each month of the year.
●	[Index Name]; CBOE Annual PTP Strategy, January Series
●	[Index Name]; CBOE Annual PTP Strategy, February Series
●	[Index Name]; CBOE Annual PTP Strategy, March Series
●	[Index Name]; CBOE Annual PTP Strategy, April Series
●	[Index Name]; CBOE Annual PTP Strategy, May Series
●	[Index Name]; CBOE Annual PTP Strategy, June Series
●	[Index Name]; CBOE Annual PTP Strategy, July Series
●	[Index Name]; CBOE Annual PTP Strategy, August Series
●	[Index Name]; CBOE Annual PTP Strategy, September Series
●	[Index Name]; CBOE Annual PTP Strategy, October Series
●	[Index Name]; CBOE Annual PTP Strategy, November Series
●	[Index Name]; CBOE Annual PTP Strategy, December Series

Each Monthly Index Series is designed to measure the returns of a hypothetical portfolio of exchange-traded FLEX Options that reference the S&P 500 and track returns of an options strategy that seeks to provide upside market participation to to a maximum growth level (the “Cap Level”) and a protection level set to protect from -15% of losses (due to a decline in the S&P 500) on an annual point-to-point basis. The protection level does not protect against loss of greater than 15%.

Each Monthly Index Series measures the performance of a portfolio of exchange-traded FLEX Options that replicate the returns of an options strategy that has its inception on or around the first business day of the month of the respective Monthly Index Series, and if held to or around the first business day of the same month the following year, seeks to buffer protect against the first -15% of losses due to a decline in the S&P 500, while providing participation up to a maximum capped gain. The Cap Level of each Monthly Index Series is determined by the Index Calculation Agent (as defined in “Index Information”) on or around the first business day of the month corresponding to each Monthly Index Series, pursuant to a mathematical calculation such that the value of the portfolio of FLEX Options that comprise the Monthly Index Series is equivalent to the value of the S&P 500.  Each Monthly Index Series is rebalanced annually.

Below is a hypothetical illustration of the payoff profile of each Monthly Index Series. This reflects the nature of owning the portfolio of FLEX Options and holding them until maturity in approximately one year. It is important to note that in order to maintain consistency in the protection level (i.e. 15% buffer), the Cap Level will vary from year-to-year. The Cap Level listed in this illustration may not reflect the actual cap of each Monthly Index Series at inception or reset date, or the Cap Level experienced by the Fund.

Tax Strategy.  To the extent consistent with the primary objective and other strategies of the Fund, the Adviser intends to minimize taxes by harvesting capital losses to minimize current year capital gains.  In addition, where feasible, the Adviser will utilize options contracts that qualify as § 1256 contracts under the Code, which are options contracts that are taxed at a preferable tax rate regardless of the length of the holding period.  There is no assurance the Adviser can implement this tax strategy to reduce the tax burden for the shareholders.

Fund Investments

Principal Investments

FLEX Options Contracts

~~Option contracts on an index give one party the right to receive or deliver cash value of the particular index, and another party the obligation to receive or deliver the cash value of that index.  Option contracts on an individual security such as an ETF give one party the right to buy or sell the particular security, and another party the obligation to sell or buy that same security.  Many options are exchange-traded and are available to investors with set or defined contract terms.  The Fund expects to use FLEX Options, which~~FLEX Options are customized option contracts that trade on an exchange, but provide investors with the ability to customize key contract terms like exercise price, style and expiration date while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over‑the‑counter options positions.  Like traditional exchange‑traded options, FLEX Options are guaranteed for settlement by the OCC, a market clearinghouse that guarantees performance by counterparties to certain derivatives contracts.

FLEX Options are all European style options, which means that they will be exercisable at the strike price only on the option expiration date.  FLEX Options are guaranteed for settlement by the OCC, a market clearinghouse.  The FLEX Options are listed on the Chicago Board Options Exchange.  FLEX Options provide investors with the ability to customize assets and indices referenced by the options, exercise prices, exercise styles (i.e., American‑style exercisable any time prior to the expiration date or European‑style exercisable only on the option expiration date) and expiration dates, while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over‑the‑counter options positions.  Each option contract entitles the holder thereof (i.e., the purchaser of the option) to purchase (for the call options) or sell (for the put options) the asset (or deliver cash value of the index, in case of an index option) at a certain defined price.

Put options give the holder (i.e., the buyer) the right to sell an asset (or deliver the cash value of the index, in case of an index put option) and the seller (i.e., the writer) of the put has the obligation to buy the asset (or receive cash value of the index, in case of an index put option) at a certain defined price.  Call options give the holder (i.e., the buyer) the right to buy an asset (or receive cash value of the index, in case of an index call option) and the seller (i.e., the writer) the obligation to sell the asset (or deliver cash value of the index, in case of an index call option) at a certain defined price.

Purchased Call Options.  Call options purchased by the Fund, each with a strike price that may be lower, equal to or higher than the “Initial Level,” which is the price of the S&P 500 or Reference ETF on or around the first business day of [MONTH] (“Purchased Call Option Strike Price”).  If the price of the S&P 500 or Reference ETF as of the option expiration date (the “Closing Value”) is less than or equal to the Purchased Call Option Strike Price at the option expiration date, the purchased call options will expire without a payment being made to the Fund (i.e., the purchased call options will expire worthless).  If the Closing Value is greater than the Purchased Call Option Strike Price, then the purchased call options collectively provide payment to be made to the Fund on the option expiration date corrected for any corporate actions.

Written Call Options.  Call options written by the Fund each with a strike price that may be lower, equal to or higher than ~~than~~ the Initial Level (“Written Call Option Strike Price”).  If the Closing Value is less than or equal to the Written Call Option Strike Price at the option expiration date, the written call options will expire without a payment being made by the Fund.  If the Closing Value is greater than the Written Call Option Strike Price, then the written call options collectively provide payment to be made by the Fund on the option expiration date corrected for any corporate actions.

Purchased Put Options.  Put options purchased by the Fund each with a strike price that may be lower, equal to or higher ~~than r~~ than the Initial Level (“Purchased Put Option Strike Price”).  If the Closing Value is greater than or equal to the Purchased Put Option Strike Price at the option expiration date, the purchased put options will expire without a payment being made to the Fund (i.e., the purchased put options will expire worthless).  If the Closing Value is less than the Purchased Put Option Strike Price, then the purchased put options collectively provide payment to be made to the Fund on the option expiration date corrected for any corporate actions.

Written Put Options.  Put options written by the Fund each with a strike price that may be lower, equal to or higher than ~~than~~ the Initial Level (“Written Put Option Strike Price”).  If the Closing Value is greater than or equal to the Written Put Option Strike Price at the option expiration date, the written put options will expire without a payment being made by the Fund.  If the Closing Value is less than the Written Put Option Strike Price, then the written put options collectively provide payment to be made by the Fund on the option expiration date corrected for any corporate actions.

Non-Principal Investments

Traditional Options Contracts

Options contracts on an index give one party the right to receive or deliver cash value of the particular index, and another party the obligation to receive or deliver the cash value of that index.  Option contracts on an individual security such as an ETF give one party the right to buy or sell the particular security, and another party the obligation to sell or buy that same security.  Many options are exchange-traded and are available to investors with set or defined contract terms.

Cash Equivalents and Short-Term Investments

The Fund may invest in securities with maturities of less than one year or cash equivalents, or it may hold cash.  The percentage of the Fund invested in such holdings varies and depends on several factors, including market conditions.  During the initial invest‑up period and during periods of high cash inflows or outflows, if market conditions are not favorable, the Fund may depart from its principal investment strategies and invest part or all of its assets in these securities or it may hold cash.  During such periods, the Fund may not be able to achieve its investment objectives.  For more information on eligible short term investments, see the statement of additional information.

Disclosure of Portfolio Holdings

A description of the Trust’s policies and procedures with respect to the disclosure of the Fund’s portfolio holdings is available in the Fund’s SAI, which is available at www.____________.com.

Additional Risks of Investing in the Fund

Risk is inherent in all investing.  Investing in the Fund involves risk, including the risk that you may lose all or part of your investment.  There can be no assurance that the Fund will meet its stated objective.  Before you invest, you should consider the following supplemental disclosure pertaining to the Principal Risks set forth above as well as additional Non-Principal Risks set forth below in this prospectus.

Principal Risks

Authorized Participation Concentration Risk.  Only an authorized participant may engage in creation or redemption transactions directly with the Fund. The Fund has a limited number of institutions that act as authorized participants. To the extent that these institutions exit the business or are unable to proceed with creation and/or redemption orders with respect to the Fund and no other authorized participant is able to step forward to create or redeem, in either of these cases, Shares may trade at a discount to the Fund’s net asset value and possibly face delisting.

Buffered Loss Risk.  There can be no guarantee that the Fund will be successful in its strategy to provide shareholders with a total return of 0% if the S&P 500 decreases over the outcome period by 15% or less.

Capped Return Risk.  The Index is designed to provide returns that are subject to the Cap Level.  In the event that the S&P 500 has gains in excess of the Cap Level for the outcome period, the Fund will not participate in those gains beyond the cap.

Cash Transactions Risk.  The Fund will, under most circumstances, effect a significant portion of creations and redemptions for cash, rather than in‑kind securities.  As a result, an investment in the Fund may be less tax‑efficient than an investment in an exchange‑traded fund that effects its creations and redemption for in‑kind securities.  Because the Fund may effect a portion of redemptions for cash, it may be required to sell portfolio securities in order to obtain the cash needed to distribute redemption proceeds.  A sale of Shares may result in capital gains or losses and may also result in higher brokerage costs.

Credit Risk.  Credit risk is the risk an issuer, guarantor or counterparty of a security in the Fund is unable or unwilling to meet its obligation on the security.  The Options Clearing Corporation (“OCC”) acts as guarantor and central counterparty with respect to the FLEX Options ~~Contracts~~.  As a result, the ability of the Fund to meet its objective depends on the OCC being able to meet its obligations.

Cybersecurity Risk.  As the use of Internet technology has become more prevalent in the course of business, the investment industry has become more susceptible to potential operational risks through breaches in cyber security. A breach in cyber security refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cyber security breaches may involve unauthorized access to the Fund’s digital information systems through “hacking” or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cyber security breaches of the Fund’s third party service providers, such as its administrator, transfer agent, custodian, or issuers in which the Fund invests, can also subject the Fund to many of the same risks associated with direct cyber security breaches. The Fund has established risk management systems designed to reduce the risks associated with cyber security. However, there is no guarantee that such efforts will succeed, especially because the Fund does not directly control the cyber security systems of issuers or third party service providers.

Derivative Securities Risk.  Derivative securities are financial instruments that derive their performance from the performance of an underlying asset or index.  Derivatives can be volatile and involve various types and degrees of risks, depending upon the characteristics of a particular derivative.  Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in a derivative could have a large potential impact on the performance of the Fund.  The Fund could experience a loss if derivatives do not perform as anticipated, or are not correlated with the performance of other investments which are used to hedge or if the Fund is unable to liquidate a position because of an illiquid secondary market.  The market for many derivatives is, or suddenly can become, illiquid.  Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives.  If a security or derivative is linked to the performance of an index, it may be subject to the risks associated with changes in that index.

Equity Securities Risk.  The Fund’s derivative positions provide an investor exposure to the equity securities markets.  Equity securities may decline in value because of declines in the price of a particular holding or the broad stock market.  Such declines may relate directly to the issuer of a security or broader economic or market events, including changes in interest rates.

~~Fixed Income Securities Risk.  An investment in the Fund may involve the risk associated with an investment in fixed income securities including the risk that certain of the securities in the Fund may not have the benefit of covenants which would prevent the issuer from engaging in capital restructurings or borrowing transactions in connection with corporate acquisitions, leveraged buyouts or restructurings which could have the effect of reducing the ability of the issuer to meet its payment obligations and might result in increased credit risk. In addition, certain of the securities may be redeemed or prepaid by the issuer, resulting in lower interest payments received by the Fund and reduced distributions to shareholders.~~

FLEX Options Risk.  The Fund expects to utilize FLEX Options issued and guaranteed for settlement by the OCC.  The Fund bears the risk that the OCC will be unable or unwilling to perform its obligations under the FLEX Options contracts.  Additionally, FLEX Options may be less liquid than certain other securities such as standardized options.  In less liquid market for the FLEX Options, the Fund may have difficulty closing out certain FLEX Options positions at desired times and prices.  The values of FLEX Options do not increase or decrease at the same rate as the reference asset and may vary due to factors other than the price of reference asset. FLEX Options are also subject to the Derivative Securities Risk described above.

Fluctuation of Net Asset Value Risk.  The net asset value of Fund Shares will generally fluctuate with changes in the market value of the Fund’s holdings.  The market prices of Shares will generally fluctuate in accordance with changes in net asset value as well as the relative supply of and demand for Shares on the Exchange.  Trading of an ETF employing a defined outcome strategy may be significantly different from an ETF following a more traditional strategy.  The Fund’s investment adviser cannot predict whether Shares will trade below, at or above their net asset value because the Shares trade on the Exchange at market prices and not at net asset value.  Price differences may be due, in large part, to the fact that supply and demand forces at work in the secondary trading market for Shares will be closely related to, but not identical to, the same forces influencing the prices of the holdings of the Fund trading individually or in the aggregate at any point in time.  However, given that Shares can only be purchased and redeemed either in-kind or for cash in Creation Units, and only to and from broker-dealers and large institutional investors that have entered into participation agreements

 (unlike shares of closed-end funds, which frequently trade at appreciable discounts from, and sometimes at premiums to, their net asset value), the investment adviser believes that large discounts or premiums to the net asset value of Shares should not be sustained.

Index Risk.  The Fund is not actively managed.  The Fund invests in securities included in its Index regardless of their investment merit.  Unlike many investment companies, the Fund does not utilize an investing strategy that seeks returns in excess of the Index.  Therefore, it would not necessarily buy or sell a security unless that security is added or removed, respectively, from the Index, even if that security generally is underperforming.

Liquidity Risk.  The Fund will invest in derivatives and other instruments that may be less liquid than other types of investments. Investments that are less liquid or that trade less can be more difficult or more costly to buy, or to sell, compared to other more liquid or active investments. This liquidity risk is a factor of the trading volume of a particular investment, as well as the size and liquidity of the market for such an investment. The derivatives in which the Fund invests may not always be liquid. This could have a negative effect on the Fund’s ability to achieve its investment objective and may result in losses to Fund shareholders.

Market Maker Risk.  If the Fund has lower average daily trading volumes, it may rely on a small number of third-party market makers to provide a market for the purchase and sale of Shares. Any trading halt or other problem relating to the trading activity of these market makers could result in a dramatic change in the spread between the Fund’s net asset value and the price at which the Shares are trading on the Exchange, which could result in a decrease in value of the Shares. In addition, decisions by market makers or authorized participants to reduce their role or step away from these activities in times of market stress could inhibit the effectiveness of the arbitrage process in maintaining the relationship between the underlying values of the Fund’s portfolio securities and the Fund’s market price. This reduced effectiveness could result in Shares trading at a discount to net asset value and also in greater than normal intra-day bid-ask spreads for Shares.

Market Risk.  The value of your investment may fall over time because the Fund is subject to market risk.  Because stock prices and the prices of the FLEX Options ~~Contracts~~ tend to fluctuate, the value of your investment in the Fund may increase or decrease.  The Shares at any point in time may be worth less than the original investment.  Turbulence in the financial markets and reduced liquidity in equity, credit and fixed‑income markets may negatively affect issuers worldwide, which could have an adverse effect on the Fund.  In addition, there is a risk that policy changes by the U.S. Government and/or Federal Reserve, such as increasing interest rates, could cause increased volatility in financial markets and higher levels of Fund redemptions, which could have a negative impact on the Fund.

New Fund Risk.  The Fund currently has fewer assets than larger funds, and like other relatively new funds, large inflows and outflows may impact the Fund’s market exposure for limited periods of time.  This impact may be positive or negative, depending on the direction of market movement during the period affected.  Also, during the initial invest-up period, the Fund may depart from its principal investment strategies and invest a larger amount or all of its assets in cash equivalents or it may hold cash.

Non-Correlation Risk.  The Fund’s return may not match the return of the Index for a number of reasons.  For example, the Fund incurs operating expenses not applicable to the Index, and incurs costs in buying and selling securities, especially when rebalancing the Fund’s securities holdings to reflect changes in the composition of the Index.  In addition, the performance of the Fund and the Index may vary due to asset valuation differences and differences between the Fund’s portfolio and the Index resulting from legal restrictions, cost or liquidity constraints.

Non-Diversification Risk.  The Fund is classified as “non-diversified” under the 1940 Act.  As a result, the Fund is only limited as to the percentage of its assets which may be invested in the securities of any one issuer by the diversification requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”).  The Fund may invest a relatively high percentage of its assets in a limited number of issuers.  As a result, the Fund may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, experience increased volatility and be highly invested in certain issuers.

Options Risk.  The price of an option, which is a function of interest rates, volatility, dividends, the exercise price, S&P 500 changes, and other market factors, may change rapidly over time.  Options may expire unexercised, causing the Fund to lose the premium paid for the options.  The Fund could experience a loss if securities underlying the options do not perform as anticipated.  There may be an imperfect correlation between the prices of options and movements in the price of the index or ETFs on which the options are based.  Additionally, any options written by the Fund create an obligation to make a payment in contrast to options purchased by the Fund which create the potential for receipt of a payment.  As the value of the written options increases, it has a negative impact on the value of your Shares.

Outcome Period Risk.  The Fund’s investment strategy is designed to achieve the targeted outcomes linked to the S&P 500 over the outcome period of approximately one year.  The Index has been designed to deliver on targeted returns linked to the S&P 500 if Fund Shares are bought on the day on which the Fund enters into the FLEX Options ~~Contracts~~ and held until those FLEX Options ~~Contracts~~ expire the following year.  In the event an investor purchases Fund Shares after the date on which the FLEX Options ~~Contracts~~ were entered into or sells Fund Shares prior to the expiration of the FLEX Options ~~Contracts~~, the outcomes realized by the investor will not match those that the Fund seeks to achieve.  For purchase or sale of the Fund Shares outside this outcome period, because of the Cap Level and loss protection percentages, the value of the securities in the Fund could vary due to factors other than the level of the S&P 500.

~~Reference ETF Risk.  Certain features of the Reference ETF will impact the value of the Fund’s Shares.  The value of the Reference ETF is subject to the following factors:~~

~~•~~
~~Passive Investment Risk.  The Reference ETF is not actively managed and attempts to track the performance of an unmanaged index of securities.  This differs from an actively managed fund, which typically seeks to outperform a benchmark index.  As a result, the Reference ETF will hold constituent securities of the S&P 500 regardless of the current or projected performance on a specific security or particular industry or market sector, which could impact the unit price of the Reference ETF, the Options Contracts and the Fund.~~

~~•~~
~~Tracking Error.  ETFs face index correlation risk which is the risk that the performance of an exchange traded fund will vary from the actual performance of the target index, known as “tracking error”.  It is possible that the Reference ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the S&P 500 due to the Reference ETF not investing in all stocks comprising the S&P 500, temporary unavailability of certain securities in the secondary market, differences in trading hours between the Reference ETF and securities comprising the S&P 500, the occurrence of corporate actions (mergers and spinoffs) or due to other circumstances.~~

~~•~~
~~Securities Lending Risk.  The Reference ETF may engage in securities lending.  Securities lending involves the risk that the Reference ETF may lose money because the borrower of the Reference ETF’s loaned securities fails to return the securities in a timely manner or at all.~~

~~•~~	~~Fees and Expenses. Unlike the S&P 500, the Reference ETF will reflect transaction costs and fees that will reduce its price performance relative to the S&P 500.~~
~~•~~	~~Discount. Shares of ETFs tend to trade at a discount from their net asset value.~~

Tax Risk.  The Fund expects to comply with the requirements of the Code and other laws so that it will be taxed as a “regulated investment company”; however, the federal income tax treatment of certain aspects of the proposed operations of the Fund are not entirely clear.  This includes the tax aspects of the Fund’s options strategy, its hedging strategy, the possible application of the “straddle” rules and various loss limitation provisions of the Code.

Trading Issues Risk.  Although the Shares are listed for trading on the Exchange, there can be no assurance that an active trading market for such Shares will develop or be maintained.  Trading in Shares on the Exchange may be halted due to market conditions or for reasons that, in the view of the Exchange, make trading in Shares inadvisable.  In addition, trading in Shares on the Exchange is subject to trading halts caused by extraordinary market volatility pursuant to the Exchange “circuit breaker” rules.  Market makers are under no obligation to make a market in the Shares, and authorized participants are not obligated to submit purchase or redemption orders for Creation Units.  There can be no assurance that the requirements of the Exchange necessary to maintain the listing of the Fund will continue to be met or will remain unchanged.  Initially, due to the small asset size of the Fund, it may have difficulty maintaining its listings on the Exchange.

Valuation Risk.  During periods of reduced market liquidity or in the absence of readily available market quotations for the holdings of the Fund, the ability of the Fund to value its holdings becomes more difficult and the judgment of the Fund’s investment adviser (employing the fair value procedures adopted by the Board of Trustees of the Trust may play a greater role in the valuation of the Fund’s holdings due to reduced availability of reliable objective pricing data. Consequently, while such determinations may be made in good faith, it may nevertheless be more difficult for the Fund to accurately assign a daily value.

Non-Principal Risks

Fixed Income Securities Risk.  An investment in the Fund may involve the risk associated with an investment in fixed income securities including the risk that certain of the securities in the Fund may not have the benefit of covenants which would prevent the issuer from engaging in capital restructurings or borrowing transactions in connection with corporate acquisitions, leveraged buyouts or restructurings which could have the effect of reducing the ability of the issuer to meet its payment obligations and might result in increased credit risk. In addition, certain of the securities may be redeemed or prepaid by the issuer, resulting in lower interest payments received by the Fund and reduced distributions to shareholders.

Inflation Risk.  Inflation may reduce the intrinsic value of increases in the value of the Fund.  Inflation risk is the risk that the value of assets or income from investments will be less in the future as inflation decreases the value of money.  As inflation increases, the value of the Fund’s assets can decline as can the value of the Fund’s distributions.

Legislation and Litigation Risk.  Legislation or litigation that affects the value of securities held by the Fund may reduce the value of the Fund.  From time to time, various legislative initiatives are proposed that may have a negative impact on certain securities in which the Fund invests.  In addition, litigation regarding any of the securities owned by the Fund may negatively impact the value of the Shares.  Such legislation or litigation may cause the Fund to lose value or may result in higher portfolio turnover if the Adviser determines to sell such a holding.

Reference ETF Risk.  Certain features of a Reference ETF may impact the value of the Fund’s Shares.  The value of a Reference ETF is subject to the following factors:
●
Passive Investment Risk. Reference ETFs are not actively managed and attempt to track the performance of an unmanaged index of securities.  This differs from an actively managed fund, which typically seeks to outperform a benchmark index.  As a result, a Reference ETF will hold constituent securities of the S&P 500 regardless of the current or projected performance on a specific security or particular industry or market sector, which could impact the unit price of the Reference ETF, the options contracts and the Fund.

●
Tracking Error.  ETFs face index correlation risk which is the risk that the performance of an exchange traded fund will vary from the actual performance of the target index, known as “tracking error”.  It is possible that a Reference ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the S&P 500 due to a Reference ETF not investing in all stocks comprising the S&P 500, temporary unavailability of certain securities in the secondary market, differences in trading hours between the Reference ETF and securities comprising the S&P 500, the occurrence of corporate actions (mergers and spinoffs) or due to other circumstances.

●
Securities Lending Risk.  A Reference ETF may engage in securities lending.  Securities lending involves the risk that a Reference ETF may lose money because the borrower of the Reference ETF’s loaned securities fails to return the securities in a timely manner or at all.

●	Fees and Expenses. Unlike the S&P 500, a Reference ETF will reflect transaction costs and fees that will reduce its price performance relative to the S&P 500.
●	Discount. Shares of ETFs tend to trade at a discount from their net asset value.

Security Issuer Risk.  Issuer‑specific attributes may cause a security held by the Fund to be more volatile than the market generally.  The value of an individual security or particular type of security may be more volatile than the market as a whole and may perform differently from the value of the market as a whole.

Management of the Fund

The Fund is a series of Academy Funds Trust, an investment company registered under the Investment Company Act of 1940, as amended.  The Fund is treated as a separate fund with its own investment objectives and policies.  The Trust is organized as a Delaware statutory trust.  The Board is responsible for the overall management and direction of the Trust.  The Board elects the Trust’s officers and approves all significant agreements, including those with the Adviser, Sub‑Adviser, custodian and fund administrative and accounting agent.

Investment Adviser

Innovator Capital Management LLC, 120 North Hale Street, Wheaton, Illinois 60187, serves as the Fund’s investment adviser.  In this capacity, Innovator has overall responsibility for selecting and monitoring the Fund’s investments and managing the Fund’s business affairs.

Investment Sub-Adviser

Milliman Financial Risk Management LLC, 71 South Wacker Drive, 31st Floor, Chicago, Illinois 60606, serves as the Fund’s investment sub-adviser.  Milliman has responsibility for managing the Fund’s investment program in pursuit of its investment objective.

Portfolio Managers

______________, ______________, ______________, ______________ and ______________ serve as the Fund’s portfolio managers.

[Name and Bio]

[Name and Bio]

[Name and Bio]

[Name and Bio]

For additional information concerning Innovator and Milliman, including a description of the services provided to the Fund, please see the Fund’s statement of additional information.  Additional information regarding the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of Shares may also be found in the statement of additional information.

Management Fee

Pursuant to an investment advisory agreement between Innovator and the Trust (the “Investment Management Agreement”), the Fund has agreed to pay an annual unitary management fee to Innovator in an amount equal to ____% of its average daily net assets.  This unitary management fee is designed to pay the Fund’s expenses and to compensate Innovator for the services it provides to the Fund.

Out of this unitary management fee, Innovator pays substantially all expenses of the Fund, including the cost of transfer agency, custody, fund administration, legal, audit and other service and license fees.  However, the Adviser is not responsible for distribution and service fees payable pursuant to a Rule 12b‑1 plan, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, taxes, interest, and extraordinary expenses.  The Adviser’s management fee is designed to pay the Fund’s expenses and to compensate the Adviser for providing services to the Fund.  Pursuant to the terms of Investment Management Agreement, for any year in which the expenses incurred by the Adviser under this arrangement exceed the amount it collects pursuant to the management fee, the amount in excess is subject to recovery by the Adviser for up to three years from the date the fee was incurred.

Pursuant to an investment sub‑advisory agreement between Innovator, Milliman and the Trust (the “Investment Sub-Advisory Agreement”), Milliman receives a fee equal to ____% of the amount collected under the management fee.  The Adviser is responsible for paying the entire amount of the Sub‑Adviser’s fee for the Fund.  The Fund does not directly pay the Sub‑Adviser.

A discussion regarding the basis for the Trust’s Board of Director’s approval of the Investment Management Agreement and Investment Sub-Advisory Agreement on behalf of the Fund will be available in the Fund’s [Semi-] Annual Report to shareholders for the fiscal period ended _____________.

Manager of Managers Structure. The Fund and the Adviser have received an exemptive order from the SEC to operate under a manager of managers structure that permits the Adviser, with the approval of the Board, to appoint and replace sub-advisers, enter into sub-advisory agreements, and materially amend and terminate sub-advisory agreements on behalf of the Fund without shareholder approval (“Manager of Managers Structure”).  Under the Manager of Managers Structure, the Adviser has ultimate responsibility, subject to oversight by the Board, for overseeing the Fund’s sub-advisers and recommending to the Board their hiring, termination, or replacement. The SEC order does not apply to any sub-adviser that is affiliated with the Fund or the Adviser.

The Manager of Managers Structure enables the Fund to operate with greater efficiency and without incurring the expense and delays associated with obtaining shareholder approvals for matters relating to sub-advisers or sub-advisory agreements. The Manager of Managers Structure does not permit an increase in the overall management and advisory fees payable by the Fund without shareholder approval. Shareholders will be notified of any changes made to the sub-advisers or sub-advisory agreements within 90 days of the changes.

How to Buy and Sell Shares

The Fund will issue or redeems its Shares at NAV per Share only in Creation Units.  Most investors will buy and sell Shares in secondary market transactions through brokers.  Shares will be listed for trading on the secondary market on the Exchange.  Shares can be bought and sold throughout the trading day like other publicly traded shares.  Share prices are reported in dollars and cents per Share.  There is no minimum investment.  When buying or selling Shares through a broker, you will incur customary brokerage commissions and charges, and you may pay some or all of the spread between the bid and the offered price in the secondary market on each leg of a round trip (purchase and sale) transaction.

APs may acquire Shares directly from the Fund, and APs may tender their Shares for redemption directly to the Fund, at NAV per Share only in Creation Units or Creation Unit Aggregations, and in accordance with the procedures described in the SAI.

The Shares trade under the symbol [___].

Book Entry

Shares are held in book‑entry form, which means that no stock certificates are issued.  The Depository Trust Company (“DTC”) or its nominee is the record owner of all outstanding Shares and is recognized as the owner of all Shares for all purposes.

Investors owning Shares are beneficial owners as shown on the records of DTC or its participants.  DTC serves as the securities depository for all Shares.  Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other institutions that directly or indirectly maintain a custodial relationship with DTC.  As a beneficial owner of Shares, you are not entitled to receive physical delivery of stock certificates or to have Shares registered in your name, and you are not considered a registered owner of Shares.  Therefore, to exercise any right as an owner of Shares, you must rely upon the procedures of DTC and its participants.  These procedures are the same as those that apply to any other stocks that you hold in book entry or “street name” form.

Fund Share Trading Prices

The trading prices of Shares on the Exchange may differ from the Fund’s daily NAV.  Market forces of supply and demand, economic conditions and other factors may affect the trading prices of Shares.

The approximate value of Shares, an amount representing on a per Share basis the sum of the current market price of the securities accepted by the Fund in exchange for Shares and an estimated cash component, will be disseminated every 15 seconds throughout the trading day through the facilities of the Consolidated Tape Association.  This approximate value should not be viewed as a “real‑time” update of the NAV per Share of the Fund because the approximate value may not be calculated in the same manner as the NAV, which is computed once a day, generally at the end of the business day.  The Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and the Fund does not make any warranty as to its accuracy.

Frequent Purchases and Redemptions of Fund Shares

Shares may be purchased and redeemed directly from the Fund only in Creation Units by APs that have entered into agreements with the Fund’s distributor.  The vast majority of trading in Shares occurs on the secondary market and does not involve the Fund directly.  In‑kind purchases and redemptions of Creation Units by APs and cash trades on the secondary market are unlikely to cause many of the harmful effects of frequent purchases and/or redemptions of Shares.  Cash purchases and/or redemptions of Creation Units, however, can result in increased tracking error, disruption of portfolio management, dilution to the Fund and increased transaction costs, which could negatively impact the Fund’s ability to achieve its investment objectives, and may lead to the realization of capital gains.  These consequences may increase as the frequency of cash purchases and redemptions of Creation Units by APs increases.  However, direct trading by APs is critical to ensuring that Shares trade at or close to NAV.

To minimize these potential consequences of frequent purchases and redemptions of Shares, the Fund imposes transaction fees on purchases and redemptions of Creation Units to cover the custodial and other costs the Fund incurs in effecting trades.  In addition, the Fund reserves the right to not accept orders from APs that Innovator has determined may be disruptive to the management of the Fund or otherwise are not in the best interests of the Fund.  For these reasons, the Board has not adopted policies and procedures with respect to frequent purchases and redemptions of Shares.

Dividends, Distributions and Taxes

Ordinarily, dividends from net investment income, if any, are declared and paid at least annually by the Fund.  The Fund distributes its net realized capital gains, if any, to shareholders ________.

Distributions in cash may be reinvested automatically in additional whole Shares only if the broker through whom you purchased Shares makes such option available.

Taxes

The Fund intends to continue qualify as a “regulated investment company” under the federal tax laws.  If the Fund qualifies as a regulated investment company and distributes its income as required by the tax law, the Fund generally will not pay federal income taxes.

As with any investment, you should consider how your investment in Shares will be taxed.  The tax information in this prospectus is provided as general information.  You should consult your own tax professional about the tax consequences of an investment in Shares.

Unless your investment in Shares is made through a tax-exempt entity or tax-deferred retirement account, such as an IRA plan, you need to be aware of the possible tax consequences when:

●  Your Fund makes distributions,

●  You sell your Shares listed on the Exchange, and

●  You purchase or redeem Creation Units.

Taxes on Distributions

The Fund’s distributions are generally taxable.  After the end of each year, you will receive a tax statement that separates the distributions of the Fund into two categories, ordinary income distributions and capital gains dividends.  Ordinary income distributions are generally taxed at your ordinary tax rate; however, as further discussed below, certain ordinary income distributions received from the Fund may be taxed at the capital gains tax rates.  Generally, you will treat all capital gain dividends as long-term capital gains regardless of how long you have owned your Shares.  To determine your actual tax liability for your capital gains dividends, you must calculate your total net capital gain or loss for the tax year after considering all of your other taxable transactions, as described below.  In addition, the Fund may make distributions that represent a return of capital for tax purposes and thus will generally not be taxable to you; however, such distributions may reduce your tax basis, which could result in you having to pay higher taxes in the future when Shares are sold, even if you sell the Shares at a loss from your original investment.  The tax status of your distributions from the Fund is not affected by whether you reinvest your distributions in additional Shares or receive them in cash.  The income from the Fund that you must take into account for federal income tax purposes is not reduced by amounts used to pay a deferred sales fee, if any.  The tax laws may require you to treat distributions made to you in January as if you had received them on December 31 of the previous year.

Income from the Fund may also be subject to a 3.8% “Medicare tax.”  This tax generally applies to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

A corporation that owns Shares generally will not be entitled to the dividends received deduction with respect to many dividends received from the Fund because the dividends received deduction is generally not available for distributions from regulated investment companies.  However, certain ordinary income dividends on Shares that are attributable to qualifying dividends received by the Fund from certain corporations may be reported by the Fund as being eligible for the dividends received deduction.

If you are an individual, the maximum marginal stated federal tax rate for net capital gain is generally 20% for taxpayers in the 39.6% tax bracket, 15% for taxpayers in the 25%, 28%, 33% and 35% tax brackets and 0% for taxpayers in the 10% and 15% tax brackets.  Some capital gains dividends may be taxed at a higher maximum stated tax rate.  Capital gains may also be subject to the Medicare tax described above.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year.  Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less.  You must exclude the date you purchase your Shares to determine your holding period.  However, if you receive a capital gain dividend from the Fund and sell your Shares at a loss after holding it for six months or less, the loss will be recharacterized as long-term capital loss to the extent of the capital gain dividend received.  The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income.  The Code treats certain capital gains as ordinary income in special situations.

Ordinary income dividends received by an individual shareholder from a regulated investment company such as the Fund are generally taxed at the same rates that apply to net capital gain (as discussed above), provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by the Fund itself.  The Fund will provide notice to its shareholders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Taxes on Exchange Listed Shares

If you sell or redeem your Shares, you will generally recognize a taxable gain or loss.  To determine the amount of this gain or loss, you must subtract your tax basis in your Shares from the amount you receive in the transaction.  Your tax basis in your Shares is generally equal to the cost of your Shares, generally including sales charges.  In some cases, however, you may have to adjust your tax basis after you purchase your Shares.

Taxes and Purchases and Redemptions of Creation Units

If you exchange securities for Creation Units you will generally recognize a gain or a loss.  The gain or loss will be equal to the difference between the market value of the Creation Units at the time and your aggregate basis in the securities surrendered and the cash component paid.  If you exchange Creation Units for securities, you will generally recognize a gain or loss equal to the difference between your basis in the Creation Units and the aggregate market value of the securities received and any cash redemption amount.  The Internal Revenue Service, however, may assert that a loss realized upon an exchange of securities for Creation Units or Creation Units for securities cannot be deducted currently under the rules governing “wash sales,” or on the basis that there has been no significant change in economic position.

Under current federal tax laws, any capital gain or loss realized upon redemption of Creation Units generally is treated as long-term capital gain or loss if the Shares have been held for more than one year and as a short-term capital gain or loss if the Shares have been held for one year or less.  If you purchase or redeem Creation Units, you will be sent a confirmation statement showing how many Shares you purchased or sold and at what price.

The foregoing discussion summarizes some of the possible consequences under current federal tax law of an investment in the Fund.  It is not a substitute for personal tax advice.  You also may be subject to state and local tax on Fund distributions and sales of Shares.

Consult your personal tax advisor about the potential tax consequences of an investment in Shares under all applicable tax laws.  See “Taxes” in the statement of additional information for more information.

Distribution Plan

________________ (the “Distributor”) serves as the distributor of Creation Units for the Fund on an agency basis.  The Distributor does not maintain a secondary market in Shares.

The Board of Trustees has adopted a Distribution and Service Plan pursuant to Rule 12b‑1 under the 1940 Act.  In accordance with its Rule 12b‑1 plan, the Fund is authorized to pay an amount up to 0.25% of its average daily net assets each year to reimburse the Distributor for amounts expended to finance activities primarily intended to result in the sale of Creation Units or the provision of investor services.  The Distributor may also use this amount to compensate securities dealers or other persons that are APs for providing distribution assistance, including broker‑dealer and shareholder support and educational and promotional services.

The Fund does not currently pay 12b‑1 fees, and the Fund will not pay 12b‑1 fees any time before __________.  However, in the event 12b‑1 fees are charged in the future, because these fees are paid out of the Fund’s assets, over time these fees will increase the cost of your investment and may cost you more than certain other types of sales charges.

Net Asset Value

The Fund’s net asset value is determined as of the close of trading (normally 4:00 p.m., Eastern time) on each day the New York Stock Exchange is open for business.  Net asset value is calculated for the Fund by taking the market price of the Fund’s total assets, including interest or dividends accrued but not yet collected, less all liabilities, and dividing such amount by the total number of Shares outstanding.  The result, rounded to the nearest cent, is the net asset value per Share.  All valuations are subject to review by the Trust’s Board of Trustees or its delegate.

The Fund’s investments are valued daily in accordance with valuation procedures adopted by the Board, and in accordance with provisions of the 1940 Act.  Certain securities in which the Fund may invest are not listed on any securities exchange or board of trade.  Such securities are typically bought and sold by institutional investors in individually negotiated private transactions that function in many respects like an over the counter secondary market, although typically no formal market makers exist.  Certain securities, particularly debt securities, have few or no trades, or trade infrequently, and information regarding a specific security may not be widely available or may be incomplete.  Accordingly, determinations of the fair value of debt securities may be based on infrequent and dated information.  Because there is less reliable, objective data available, elements of judgment may play a greater role in valuation of debt securities than for other types of securities.  Typically, debt securities are valued using information provided by a third‑party pricing service.  The third‑party pricing service primarily uses broker quotes to value the securities.

The Fund’s investments will be valued daily at market value or, in the absence of market value with respect to any investment, at fair value in accordance with valuation procedures adopted by the Board and in accordance with the 1940 Act.  Market value prices represent last sale or official closing prices from a national or foreign exchange (i.e., a regulated market) and are primarily obtained from third‑party pricing services.

Certain securities may not be able to be priced by pre‑established pricing methods.  Such securities may be valued by the Board of Trustees or its delegate at fair value.  The use of fair value pricing by the Fund is governed by valuation procedures adopted by the Board and in accordance with the provisions of the 1940 Act.  These securities generally include, but are not limited to, certain restricted securities (securities which may not be publicly sold without registration under the Securities Act of 1933, as amended (the “Securities Act”)) for which a pricing service is unable to provide a market price; securities whose trading has been formally suspended; a security whose market price is not available from a pre‑established pricing source; a security with respect to which an event has occurred that is likely to materially affect the value of the security after the market has closed but before the calculation of the Fund’s net asset value or make it difficult or impossible to obtain a reliable market quotation; and a security whose price, as provided by the pricing service, does not reflect the security’s “fair value.”  As a general principle, the current “fair value” of a security would appear to be the amount which the owner might reasonably expect to receive for the security upon its current sale.  The use of fair value prices by the Fund generally results in the prices used by the Fund that may differ from current market quotations or official closing prices on the applicable exchange.  A variety of factors may be considered in determining the fair value of such securities.  Valuing the Fund’s securities using fair value pricing will result in using prices for those securities that may differ from current market valuations.  See the Fund’s statement of additional information for details.

Even when market quotations are available for portfolio securities, they may be stale or unreliable because the security is not traded frequently, trading on the security ceased before the close of the trading market or issuer‑specific events occurred after the security ceased trading or because of the passage of time between the close of the market on which the security trades and the close of the Exchange and when the Fund calculates its NAV.  Events that may cause the last market quotation to be unreliable include a merger or insolvency, events which affect a geographical area or an industry segment, such as political events or natural disasters, or market events, such as a significant movement in the U.S. market.  Where market quotations are not readily available, including where Innovator determines that the closing price of the security is unreliable, Innovator will value the security at fair value in good faith using procedures approved by the Board.  Fair value pricing involves subjective judgments and it is possible that a fair value determination for a security is materially different than the value that could be realized upon the sale of the security.

Index Information

The Index is owned and operated by S&P Dow Jones Indices, and was developed by the Chicago Board Options Exchange (“CBOE®”) in coordination with Milliman Financial Risk Management LLC.  The value of the Index is calculated daily as of the close of trading hours on the New York Stock Exchange by CBOE® (the “Index Calculation Agent”) utilizing an option valuation model and data provided by CBOE®.

Index composition: The Index measures the performance of a portfolio of purchased and written exchange-traded FLEX Options referencing the S&P 500, that are each entered into on or around the first business day of the month of the respective Monthly Index Series and expire on or around the first business day of the month the following year. Each respective Monthly Index Series is comprised of FLEX Options ~~Contracts~~ with various strike prices and moneyness levels, and the same expiration, including:

●
Purchased Index Call Options: call options purchased each with a strike price at 60% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Written Index Put Options: put options written each with a strike price at 60% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Purchased Index Put Options: put options purchased each with a strike price at 120% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Written Index Call Options: call options written each with a strike price at 120% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Written Index Put Options: put options written each with a strike price at 85% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Purchased Index Put Options: put options purchased each with a strike price at 100% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Written Index Call Options: call options written each with a strike price at a varying moneyness level of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

[Disclaimer language to follow]

Fund Service Providers

______________________, _______________, is the administrator, custodian and fund accounting and transfer agent for the Fund.

Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, serves as legal counsel to the Trust.

______________________, _______________, serves as the Fund’s independent registered public accounting firm and is responsible for auditing the annual financial statements of the Fund.

Financial Highlights

The Fund is new and has no performance history as of the date of this prospectus.  Financial information therefore is not available.

Premium/Discount Information

The market prices of the Shares generally will fluctuate in accordance with changes in NAV, as well as the relative supply of and demand for Shares on the Exchange.  Innovator cannot predict whether the Shares will trade below, at or above their NAV.  The approximate value of the Shares, which is an amount representing on a per share basis the sum of the current market price of the securities (and an estimated cash component) accepted by the Fund in exchange for Shares, will be disseminated every 15 seconds throughout the trading day through the facilities of the Consolidated Tape Association.  This approximate value should not be viewed as a “real‑time” update of the NAV per Share of the Fund because the approximate value may not be calculated in the same manner as the NAV, which is computed once a day, generally at the end of the business day.  The Fund is not involved with, or responsible for, the calculation or dissemination of the approximate value, and the Fund does not make any warranty as to its accuracy.

Information regarding how often the Shares traded on the Exchange at a price above (at a premium) or below (at a discount) the NAV of the Fund during the past four calendar quarters, when available, will be found at www.________.com.

Other Information

Section 12(d)(1) of the 1940 Act restricts investments by investment companies in the securities of other investment companies, including Shares.  Registered investment companies are permitted to invest in the Fund beyond the limits set forth in Section 12(d)(1) subject to certain terms and conditions set forth in an SEC exemptive order issued to the Trust, including that such investment companies enter into an agreement with the Trust on behalf of the Fund prior to exceeding the limits imposed by Section 12(d)(1).

Delivery of Shareholder Documents—Householding

Householding is an option available to certain investors of the Fund.  Householding is a method of delivery, based on the preference of the individual investor, in which a single copy of certain shareholder documents can be delivered to investors who share the same address, even if their accounts are registered under different names.  Householding for the Fund is available through certain broker‑dealers.  If you are interested in enrolling in householding and receiving a single copy of the prospectus and other shareholder documents, please contact your broker‑dealer.  If you currently are enrolled in householding and wish to change your householding status, please contact your broker‑dealer.

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

Subject to Completion
Dated July 21, 2017

Prospectus

Innovator Defined Outcome Series™

Innovator Ultra Shield S&P 500 ETF;
 CBOE Annual PTP Strategy, (MONTH) Series

(________ — ____)

_____________, 2017

The Innovator Ultra Shield S&P 500 ETF; CBOE Annual PTP Strategy, (MONTH) Series (the “Fund”) intends to list and principally trade its shares on _______________ (“____” or the “Exchange”).  Shares of the Fund trade on the Exchange at market prices that may be below, at or above the Fund’s net asset value.  Unlike mutual funds, the Fund issues and redeems shares at net asset value only in large specified blocks each consisting of ______ shares (each such block of shares called a “Creation Unit,” and, collectively, the “Creation Units”).  The Creation Units are issued for securities in which the Fund invests and/or cash, and redeemed for securities and/or cash, and only to and from broker‑dealers and large institutional investors that have entered into participation agreements.

The Fund is a series of Academy Funds Trust (the “Trust”) and an exchange-traded index fund.  Except when aggregated in Creation Units, the shares are not redeemable securities of the Fund.

NOT FDIC INSURED.  MAY LOSE VALUE.  NO BANK GUARANTEE.

The U.S. Securities and Exchange Commission (“SEC”) has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Innovator Ultra Shield S&P 500 ETF;
CBOE Annual PTP Strategy, (MONTH) Series

Investment Objective

The Fund seeks to track, before fees and expenses, the performance of the [Index Name] (the “Index”).

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund (“Shares”).  Investors may pay brokerage commissions on their purchases and sales of Shares, which are not reflected in the table or the example below.

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
Management Fees(1)	[ ]%
Distribution and Service (12b‑1) Fees	0.00%
Other Expenses(2)	[ ]%
Total Annual Fund Operating Expenses	[ ]%

(1)
The Fund’s investment adviser pays substantially all expenses of the Fund, including the cost of transfer agency, custody, fund administration, legal, audit and other service and license fees.  However, the investment adviser is not responsible for distribution and service fees payable pursuant to a Rule 12b‑1 plan, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, taxes, interest and extraordinary expenses.  For any year in which the expenses incurred by the investment adviser under this arrangement exceed the amount it collects pursuant to the management fee, the amount in excess is subject to recovery by the investment adviser for up to three years from the date the fee was incurred.

(2)	Other Expenses are estimates based on the expenses the Fund expects to incur for the current fiscal year.

Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds.

This example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your Shares at the end of those periods.  The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain at current levels.  This example does not include the brokerage commissions that investors may pay to buy and sell Shares.  Although your actual costs may be higher or lower, your costs, based on these assumptions, would be:
1 Year	3 Years
$________	$________

2

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it purchases and sells securities (or “turns over” its portfolio).  A higher portfolio turnover will cause the Fund to incur additional transaction costs and may result in higher taxes when Shares are held in a taxable account.  These costs, which are not reflected in Total Annual Fund Operating Expenses or in the example, may affect the Fund’s performance.

Principal Investment Strategies

Under normal conditions, the Fund will attempt to achieve its investment objective of tracking, before fees and expenses, the performance of the Index.  The Index employs a “defined outcome strategy” that seeks to provide investment returns that deliver one‑to‑one exposure to any gains of the S&P 500 Price Return Index (“S&P 500”), up to a capped amount, while protecting investors from S&P 500 losses of between 5% and 35%.  The Index will be composed of FLexible EXchange® Options (“FLEX Options”) that reference the S&P 500.  See “Fund Investments – Principal Investments – FLEX Options Contracts.”

Defined outcome strategies are designed to participate in market gains and losses within pre‑determined ranges over a specified period (ie. point to point).  These outcomes are predicated on the assumption that an investment vehicle employing the strategy is held for the designated outcome periods.  The Index will be composed of a portfolio of FLEX Options linked to an underlying asset, the S&P 500, that, when held for the specified period, seeks to produce returns that, over a period of approximately one year, provide one‑to‑one returns on the price appreciation of the S&P 500 up to a capped maximum annualized return (the “Cap Level”), while protecting investors from S&P 500 losses of between 5% and 35%.

The FLEX Options comprising the Index will first be entered into on approximately the date of the Fund’s inception and will automatically reset on approximately the one year anniversary thereafter (each, an “outcome period”).  These FLEX Options have been chosen to seek to provide investors, before fees and expenses, with the following outcomes:

•	If the S&P 500 appreciates over the outcome period: the Index seeks to provide a total return that matches the percentage increase of the S&P 500, up to the Cap Level;
•	If the S&P 500 decreases over the outcome period by 5% or less: the Index seeks to provide a total return loss that is equal to the percentage loss on the S&P 500;
•	If the S&P 500 decreases over the outcome period by 5%-35%: the Index seeks to provide a total return loss of 5%; and
•
If the S&P 500 decreases over the outcome period by more than 35%: the Index seeks to provide a total return loss that is 30% less than the percentage loss on the S&P 500 with a maximum loss of approximately 70%.

3

These outcomes are sought through the effect of layering purchased and written FLEX Options that comprise the Index.  Any FLEX Options that are written by the Fund pursuant to the Index that create an obligation to sell or buy an asset will be offset with a position in FLEX Options purchased by the Fund pursuant to the Index to create the right to buy or sell the same asset such that the Fund will always be in a net long position.  That is, any obligations of the Fund created by its writing of FLEX Options will be covered by offsetting positions in other purchased FLEX Options.  As the FLEX Options mature at the end of each outcome period, they are replaced.  By replacing FLEX Options annually, the Index seeks to ensure that investments made in [MONTH] buffer against negative returns of the S&P 500 up to pre‑determined levels in [MONTH] of the following year.  The Fund does not offer any protection against declines in the S&P 500 of less than 5% or exceeding 35% on an annualized basis thereafter.  Shareholders will bear all S&P 500 losses of less than 5% or exceeding 35% on a one-to-one basis.

The value of the FLEX Options purchased by the Fund in accordance with the Index on any given day will be reflected in the Fund’s net asset value (“NAV”).  The FLEX Options owned by the Fund will have the same terms (i.e. same strike price and expiration) for all investors of the Fund within an outcome period. The Cap Level is determined with respect to the Index on inception date of the Fund and at the beginning of each outcome period.

While the FLEX Options reference the S&P 500, the correlation between the price of the FLEX Options purchased by the Fund and the S&P 500 could be lower at or above the Cap Level or within the protection level of the Index.  The FLEX Options may also be sensitive to movements in interest rates, S&P 500 dividend yields and S&P 500 implied volatility.  Significant movements in each of these market factors may affect the correlation between the value of the FLEX Options and the S&P 500. See “Principal Risks – FLEX Options Risk” and “Options Risk” below.

The returns that the Index seeks to provide are dependent upon an investor holding the Fund Shares point to point, meaning purchasing Shares on the day that the Fund enters into the FLEX Options and staying invested in the Fund for the entirety of the outcome period.  Prior to purchasing the Fund, investors wishing to participate in same investment strategy as the Index should consider opportunities to purchase a series of the Trust with an outcome period most desirable to the investor.  See “Additional Information About the Fund’s Strategies – Innovator Ultra Shield S&P 500 Monthly Index Series” and “Principal Risks – Outcome Period Risk” below.

The maximum return on an investment in the Fund is subject to the Cap Level on an annualized basis, even if the S&P 500 gains exceed that amount.  The Cap Level will be affected by the timing of the FLEX Options, purchases, sales or expirations, volatility and interest rates, among other factors.  The Cap Level will be published on the Fund’s website, www._________.com, prior to each outcome period.  An investor may visit the Fund’s website for additional information relating to the Fund, including the Fund’s NAV, share price, outcome anniversary date and a projection of the estimated maximum Fund NAV at the end of the outcome period.

Generally, the Fund will invest at least 80% of its total assets in the FLEX Options that comprise the Index.  The Fund, using an indexing investment approach, attempts to replicate, before fees

4

and expenses, the performance of the Index.  The Fund’s investment adviser seeks a correlation of 0.95 or better (before fees and expenses) between the Fund’s performance and the performance of the Index; a figure of 1.00 would represent perfect correlation.

From time to time, as part of a non-principal investment strategy, the Fund may hold a portion of its assets in cash or invest them in liquid, short-term investments, including U.S. government obligations, certificates of deposit, commercial paper, other investment companies, money market instruments or other securities.  Additionally, the Fund may invest in traditional exchange-traded options contracts that reference either the S&P 500 or exchange‑traded funds (“ETFs”) that track the S&P 500 (“Reference ETFs”).  See “Fund Investments – Non-Principal Investments” below.

The Index is owned and operated by S&P Dow Jones Indices, and was developed by the Chicago Board Options Exchange (“CBOE®”) in coordination with Milliman Financial Risk Management LLC.  The value of the Index is calculated daily as of the close of trading hours on the New York Stock Exchange by CBOE® utilizing an option valuation model and data provided by CBOE®.  The Fund’s investments are managed by an investment sub-advisor, Milliman Financial Risk Management LLC.

The Fund is classified as “non-diversified” under the Investment Company Act of 1940, as amended (the “1940 Act”).

Principal Risks

You could lose money by investing in the Fund.  An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.  There can be no assurance that the Fund’s investment objectives will be achieved.

Authorized Participation Concentration Risk.  Only an authorized participant may engage in creation or redemption transactions directly with the Fund. The Fund has a limited number of institutions that act as authorized participants. To the extent that these institutions exit the business or are unable to proceed with creation and/or redemption orders with respect to the Fund and no other authorized participant is able to step forward to create or redeem, in either of these cases, Shares may trade at a discount to the Fund’s net asset value and possibly face delisting.

Buffered Loss Risk.  There can be no guarantee that the Fund will be successful in its strategy to provide shareholders with a total return loss of 5% if the S&P 500 decreases over the outcome period by 5%-35% and a total return loss that is 30% less than the percentage loss on the S&P 500 if S&P 500 decreases over the outcome period by more than 35%.

Capped Return Risk.  The Index is designed to provide returns that are subject to the Cap Level.  In the event that the S&P 500 has gains in excess of the Cap Level for the outcome period, the Fund will not participate in those gains beyond the cap.

5

Cash Transactions Risk.  The Fund will, under most circumstances, effect a significant portion of creations and redemptions for cash, rather than in‑kind securities.  As a result, an investment in the Fund may be less tax‑efficient than an investment in an exchange‑traded fund that effects its creations and redemption for in‑kind securities.  Because the Fund may effect a portion of redemptions for cash, it may be required to sell portfolio securities in order to obtain the cash needed to distribute redemption proceeds.  A sale of Shares may result in capital gains or losses and may also result in higher brokerage costs.

Credit Risk.  Credit risk is the risk an issuer, guarantor or counterparty of a security in the Fund is unable or unwilling to meet its obligation on the security.  The Options Clearing Corporation (“OCC”) acts as guarantor and central counterparty with respect to the FLEX Options.  As a result, the ability of the Fund to meet its objective depends on the OCC being able to meet its obligations.

Cybersecurity Risk.  As the use of Internet technology has become more prevalent in the course of business, the investment industry has become more susceptible to potential operational risks through breaches in cyber security. A breach in cyber security refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cyber security breaches may involve unauthorized access to the Fund’s digital information systems through “hacking” or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cyber security breaches of the Fund’s third party service providers, such as its administrator, transfer agent, custodian, or issuers in which the Fund invests, can also subject the Fund to many of the same risks associated with direct cyber security breaches. The Fund has established risk management systems designed to reduce the risks associated with cyber security. However, there is no guarantee that such efforts will succeed, especially because the Fund does not directly control the cyber security systems of issuers or third party service providers.

Derivative Securities Risk.  Derivative securities are financial instruments that derive their performance from the performance of an underlying asset or index.  Derivatives can be volatile and involve various types and degrees of risks, depending upon the characteristics of a particular derivative.  Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in a derivative could have a large potential impact on the performance of the Fund.  The Fund could experience a loss if derivatives do not perform as anticipated, or are not correlated with the performance of other investments which are used to hedge or if the Fund is unable to liquidate a position because of an illiquid secondary market.  The market for many derivatives is, or suddenly can become, illiquid.  Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives.  If a security or derivative is linked to the performance of an index, it may be subject to the risks associated with changes in that index.

Equity Securities Risk.  The Fund’s derivative positions provide an investor exposure to the equity securities markets.  Equity securities may decline in value because of declines in the price

6

of a particular holding or the broad stock market.  Such declines may relate directly to the issuer of a security or broader economic or market events, including changes in interest rates.

FLEX Options Risk.  The Fund expects to utilize FLEX Options issued and guaranteed for settlement by the OCC.  The Fund bears the risk that the OCC will be unable or unwilling to perform its obligations under the FLEX Options contracts.  Additionally, FLEX Options may be less liquid than certain other securities such as standardized options.  In less liquid market for the FLEX Options, the Fund may have difficulty closing out certain FLEX Options positions at desired times and prices.  The values of FLEX Options do not increase or decrease at the same rate as the reference asset and may vary due to factors other than the price of reference asset. FLEX Options are also subject to the Derivative Securities Risk described above.

Fluctuation of Net Asset Value Risk.  The net asset value of Fund Shares will generally fluctuate with changes in the market value of the Fund’s holdings.  The market prices of Shares will generally fluctuate in accordance with changes in net asset value as well as the relative supply of and demand for Shares on the Exchange.  Trading of an ETF employing a defined outcome strategy may be significantly different from an ETF following a more traditional strategy.  The Fund’s investment adviser cannot predict whether Shares will trade below, at or above their net asset value because the Shares trade on the Exchange at market prices and not at net asset value.  Price differences may be due, in large part, to the fact that supply and demand forces at work in the secondary trading market for Shares will be closely related to, but not identical to, the same forces influencing the prices of the holdings of the Fund trading individually or in the aggregate at any point in time.  However, given that Shares can only be purchased and redeemed either in-kind or for cash in Creation Units, and only to and from broker-dealers and large institutional investors that have entered into participation agreements (unlike shares of closed-end funds, which frequently trade at appreciable discounts from, and sometimes at premiums to, their net asset value), the investment adviser believes that large discounts or premiums to the net asset value of Shares should not be sustained.

Index Risk.  The Fund is not actively managed.  The Fund invests in securities included in its Index regardless of their investment merit.  Unlike many investment companies, the Fund does not utilize an investing strategy that seeks returns in excess of the Index.  Therefore, it would not necessarily buy or sell a security unless that security is added or removed, respectively, from the Index, even if that security generally is underperforming.

Liquidity Risk.  The Fund will invest in derivatives and other instruments that may be less liquid than other types of investments. Investments that are less liquid or that trade less can be more difficult or more costly to buy, or to sell, compared to other more liquid or active investments. This liquidity risk is a factor of the trading volume of a particular investment, as well as the size and liquidity of the market for such an investment. The derivatives in which the Fund invests may not always be liquid. This could have a negative effect on the Fund’s ability to achieve its investment objective and may result in losses to Fund shareholders.

Market Maker Risk.  If the Fund has lower average daily trading volumes, it may rely on a small number of third-party market makers to provide a market for the purchase and sale of Shares. Any trading halt or other problem relating to the trading activity of these market makers could result in a dramatic change in the spread between the Fund’s net asset value and the price

7

at which the Shares are trading on the Exchange, which could result in a decrease in value of the Shares. In addition, decisions by market makers or authorized participants to reduce their role or step away from these activities in times of market stress could inhibit the effectiveness of the arbitrage process in maintaining the relationship between the underlying values of the Fund’s portfolio securities and the Fund’s market price. This reduced effectiveness could result in Shares trading at a discount to net asset value and also in greater than normal intra-day bid-ask spreads for Shares.

Market Risk.  The value of your investment may fall over time because the Fund is subject to market risk.  Because stock prices and the prices of the FLEX Options tend to fluctuate, the value of your investment in the Fund may increase or decrease.  The Shares at any point in time may be worth less than the original investment.  Turbulence in the financial markets and reduced liquidity in equity, credit and fixed‑income markets may negatively affect issuers worldwide, which could have an adverse effect on the Fund.  In addition, there is a risk that policy changes by the U.S. Government and/or Federal Reserve, such as increasing interest rates, could cause increased volatility in financial markets and higher levels of Fund redemptions, which could have a negative impact on the Fund.

New Fund Risk.  The Fund currently has fewer assets than larger funds, and like other relatively new funds, large inflows and outflows may impact the Fund’s market exposure for limited periods of time.  This impact may be positive or negative, depending on the direction of market movement during the period affected.  Also, during the initial invest-up period, the Fund may depart from its principal investment strategies and invest a larger amount or all of its assets in cash equivalents or it may hold cash.

Non-Correlation Risk.  The Fund’s return may not match the return of the Index for a number of reasons.  For example, the Fund incurs operating expenses not applicable to the Index, and incurs costs in buying and selling securities, especially when rebalancing the Fund’s securities holdings to reflect changes in the composition of the Index.  In addition, the performance of the Fund and the Index may vary due to asset valuation differences and differences between the Fund’s portfolio and the Index resulting from legal restrictions, cost or liquidity constraints.

Non-Diversification Risk.  The Fund is classified as “non-diversified” under the 1940 Act.  As a result, the Fund is only limited as to the percentage of its assets which may be invested in the securities of any one issuer by the diversification requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”).  The Fund may invest a relatively high percentage of its assets in a limited number of issuers.  As a result, the Fund may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, experience increased volatility and be highly invested in certain issuers.

Options Risk.  The price of an option, which is a function of interest rates, volatility, dividends, the exercise price, S&P 500 changes, and other market factors, may change rapidly over time.  Options may expire unexercised, causing the Fund to lose the premium paid for the options.  The Fund could experience a loss if securities underlying the options do not perform as anticipated.  There may be an imperfect correlation between the prices of options and movements in the price of the index or ETFs on which the options are based.  Additionally, any options written by the Fund create an obligation to make a payment in contrast to options purchased by the Fund which

8

create the potential for receipt of a payment.  As the value of the written options increases, it has a negative impact on the value of your Shares.

Outcome Period Risk.  The Fund’s investment strategy is designed to achieve the targeted outcomes linked to the S&P 500 over an outcome period of approximately one year.  The Index has been designed to deliver on targeted returns linked to the S&P 500 if Fund Shares are bought on the day on which the Fund enters into the FLEX Options and held until those FLEX Options expire the following year.  In the event an investor purchases Fund Shares after the date on which the FLEX Options were entered into or sells Fund Shares prior to the expiration of the FLEX Options, the outcomes realized by the investor will not match those that the Fund seeks to achieve.  For purchase or sale of the Fund Shares outside this outcome period, because of the Cap Level and loss protection percentages, the value of the securities in the Fund could vary due to factors other than the level of the S&P 500.

Tax Risk.  The Fund expects to comply with the requirements of the Code and other laws so that it will be taxed as a “regulated investment company”; however, the federal income tax treatment of certain aspects of the proposed operations of the Fund are not entirely clear.  This includes the tax aspects of the Fund’s options strategy, its hedging strategy, the possible application of the “straddle” rules and various loss limitation provisions of the Code.

Trading Issues Risk.  Although the Shares are listed for trading on the Exchange, there can be no assurance that an active trading market for such Shares will develop or be maintained.  Trading in Shares on the Exchange may be halted due to market conditions or for reasons that, in the view of the Exchange, make trading in Shares inadvisable.  In addition, trading in Shares on the Exchange is subject to trading halts caused by extraordinary market volatility pursuant to the Exchange “circuit breaker” rules.  Market makers are under no obligation to make a market in the Shares, and authorized participants are not obligated to submit purchase or redemption orders for Creation Units.  There can be no assurance that the requirements of the Exchange necessary to maintain the listing of the Fund will continue to be met or will remain unchanged.  Initially, due to the small asset size of the Fund, it may have difficulty maintaining its listings on the Exchange.

Valuation Risk.  During periods of reduced market liquidity or in the absence of readily available market quotations for the holdings of the Fund, the ability of the Fund to value its holdings becomes more difficult and the judgment of the Fund’s investment adviser (employing the fair value procedures adopted by the Board of Trustees of the Trust may play a greater role in the valuation of the Fund’s holdings due to reduced availability of reliable objective pricing data. Consequently, while such determinations may be made in good faith, it may nevertheless be more difficult for the Fund to accurately assign a daily value.

The Shares will change in value, and you could lose money by investing in the Fund.  The Fund may not achieve its investment objective.

Performance

As of the date of this prospectus, the Fund has not commenced operations and therefore does not have a performance history.  Once available, the Fund’s performance information will be

9

accessible on the Fund’s website at www.____________.com and will provide some indication of the risks of investing in the Fund.

Management

Investment Adviser

Innovator Capital Management LLC (“Innovator” or the “Adviser”)

Investment Sub-Adviser

Milliman Financial Risk Management LLC (“Milliman” or the “Sub-Adviser”)

Portfolio Managers

The following persons serve as portfolio managers of the Fund.

●	_________________
●	_________________
●	_________________
●	_________________
●	_________________

Each of the portfolio managers is primarily and jointly responsible for the day-to-day management of the Fund and has served in such capacity since the Fund’s inception in ___________.

Purchase and Sale of Fund Shares

The Fund will issue and redeem Shares at net asset value (“NAV”) only with authorized participants (“APs”) that have entered into agreements with the Fund’s distributor and only in Creation Units (large blocks of _____ Shares) or multiples thereof (“Creation Unit Aggregations”), in exchange for the deposit or delivery of a basket of securities in which the Fund invests and/or cash.  Except when aggregated in Creation Units, the Shares are not redeemable securities of the Fund.

Individual Shares may be purchased and sold only on a national securities exchange through brokers.  Shares are expected to be listed for trading on the Exchange and because the Shares will trade at market prices rather than NAV, Shares may trade at prices greater than NAV (at a premium), at NAV, or less than NAV (at a discount).

Tax Information

The Fund’s distributions will generally be taxable as ordinary income, returns of capital or capital gains.  A sale of Shares may result in capital gain or loss.

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Payments to Broker-Dealers and Other Financial Intermediaries

If you purchase Shares through a broker-dealer or other financial intermediary (such as a bank), Innovator and ______________, the Fund’s distributor, may pay the intermediary for the sale of Shares and related services.  These payments may create a conflict of interest by influencing the broker‑dealer or other intermediary and your salesperson to recommend the Fund over another investment.  Ask your salesperson or visit your financial intermediary’s website for more information.

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Additional Information About the Fund’s Strategies

The Fund’s investment objective may be changed by the Board of Trustees of the Trust (the “Board”) without shareholder approval upon 60 days’ written notice to shareholders.  Additionally, the Fund may liquidate and terminate at any time without shareholder approval.

The Fund does not attempt to, and should not be expected to, reflect the return of the S&P 500.  The value of Fund Shares may be influenced by multiple factors, including, but not limited to:

●	The return and volatility of the S&P 500;
●	The dividend rate on the S&P 500;
●	Interest rates;
●	Economic, financial, political, regulatory, and other events that affect the S&P 500 and/or issuers of securities in the S&P 500.

Under normal conditions, the Index will be composed of a portfolio of purchased and written FLEX Options that will expire in approximately one year, including purchased call options, written call options, purchase put options and written put options (each of these is further described below in “Fund Investments”).  The Index is designed so that any amount, assets or securities owed by the Fund on any written FLEX Options will be covered by payouts at the expiration of the purchased FLEX Options.  The Fund receives premiums in exchange for the written FLEX Options and pays premiums in exchange for the purchased FLEX Options.  The OCC and securities exchange on which options are listed on do not charge ongoing fees to writers or purchasers of the options during their life for continuing to hold the option contracts.  Because amounts owed on the written FLEX Options will be covered by payouts at the expiration of the purchased FLEX Options, the Fund will not be required to post any additional collateral for the FLEX Options.  It is possible that applicable regulations governing the Fund’s utilization of the FLEX Options may change at some point in the future in which case the Fund will conform to such requirements and, accordingly, its obligations to cover its positions may change.

Innovator Ultra Shield S&P 500 Monthly Index Series.  The Innovator Ultra Shield S&P 500 Monthly Index Series (a “Monthly Index Series”) is a series of 12 indexes that correspond to each month of the year.

●	[Index Name]; CBOE Annual PTP Strategy, January Series
●	[Index Name]; CBOE Annual PTP Strategy, February Series
●	[Index Name]; CBOE Annual PTP Strategy, March Series
●	[Index Name]; CBOE Annual PTP Strategy, April Series
●	[Index Name]; CBOE Annual PTP Strategy, May Series
●	[Index Name]; CBOE Annual PTP Strategy, June Series

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●	[Index Name]; CBOE Annual PTP Strategy, July Series
●	[Index Name]; CBOE Annual PTP Strategy, August Series
●	[Index Name]; CBOE Annual PTP Strategy, September Series
●	[Index Name]; CBOE Annual PTP Strategy, October Series
●	[Index Name]; CBOE Annual PTP Strategy, November Series
●	[Index Name]; CBOE Annual PTP Strategy, December Series

Each Monthly Index Series is designed to measure the returns of a hypothetical portfolio of exchange-traded FLEX Options that reference the S&P 500 and track returns of an options strategy that seeks to provide upside market participation to to a maximum growth level (the “Cap Level”) and a protection level set to protect from -5% to -35% of losses (due to a decline in the S&P 500) on an annual point-to-point basis. The protection level does not protect against loss from 0% to -5% or from -35% to -100%.

Each Monthly Index Series measures the performance of a portfolio of exchange-traded FLEX Options that replicate the returns of an options strategy that has its inception on or around the first business day of the month of the respective Monthly Index Series, and if held to or around the first business day of the same month the following year, seeks to buffer protect against 30% of losses (from -5% to -35%) due to a decline in the S&P 500, while providing participation up to a maximum capped gain. The Cap Level of each Monthly Index Series is determined by the Index Calculation Agent (as defined in “Index Information”) on or around the first business day of the month corresponding to each Monthly Index Series, pursuant to a mathematical calculation such that the value of the portfolio of FLEX Options that comprise the Monthly Index Series is equivalent to the value of the S&P 500.  Each Monthly Index Series is rebalanced annually.

Below is a hypothetical illustration of the payoff profile of each Monthly Index Series. This reflects the nature of owning the portfolio of FLEX Options and holding them until maturity in approximately one year. It is important to note that in order to maintain consistency in the protection level (i.e. -5% to -35%), the Cap Level will vary from year-to-year. The Cap Level listed in this illustration may not reflect the actual cap of each Monthly Index Series at inception or reset date, or the Cap Level experienced by the Fund.

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Tax Strategy.  To the extent consistent with the primary objective and other strategies of the Fund, the Adviser intends to minimize taxes by harvesting capital losses to minimize current year capital gains.  In addition, where feasible, the Adviser will utilize options contracts that qualify as § 1256 contracts under the Code, which are options contracts that are taxed at a preferable tax rate regardless of the length of the holding period.  There is no assurance the Adviser can implement this tax strategy to reduce the tax burden for the shareholders.

Fund Investments

Principal Investments

FLEX Options Contracts

FLEX Options are customized option contracts that trade on an exchange, but provide investors with the ability to customize key contract terms like exercise price, style and expiration date while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over‑the‑counter options positions.  Like traditional exchange‑traded options, FLEX Options are guaranteed for settlement by the OCC, a market clearinghouse that guarantees performance by counterparties to certain derivatives contracts.

FLEX Options are all European style options, which means that they will be exercisable at the strike price only on the option expiration date.  FLEX Options are guaranteed for settlement by the OCC, a market clearinghouse.  The FLEX Options are listed on the Chicago Board Options Exchange.  FLEX Options provide investors with the ability to customize assets and indices referenced by the options, exercise prices, exercise styles (i.e., American‑style exercisable any time prior to the expiration date or European‑style exercisable only on the option expiration date) and expiration dates, while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over‑the‑counter options positions.  Each option contract entitles the holder thereof (i.e., the purchaser of the option) to purchase (for the call options) or sell (for the put options) the asset (or deliver cash value of the index, in case of an index option) at a certain defined price.

Put options give the holder (i.e., the buyer) the right to sell an asset (or deliver the cash value of the index, in case of an index put option) and the seller (i.e., the writer) of the put has the obligation to buy the asset (or receive cash value of the index, in case of an index put option) at a certain defined price.  Call options give the holder (i.e., the buyer) the right to buy an asset (or receive cash value of the index, in case of an index call option) and the seller (i.e., the writer) the obligation to sell the asset (or deliver cash value of the index, in case of an index call option) at a certain defined price.

Purchased Call Options.  Call options purchased by the Fund, each with a strike price that may be lower, equal to or higher than the “Initial Level,” which is the price of the S&P 500 or Reference ETF on or around the first business day of [MONTH] (“Purchased Call Option Strike Price”).  If the price of the S&P 500 or Reference ETF as of the option expiration date (the “Closing Value”) is less than or equal to the Purchased Call Option Strike Price at the option expiration date, the purchased call options will expire without a payment being made to the Fund (i.e., the purchased call options will expire worthless).  If the Closing Value is greater than the

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Purchased Call Option Strike Price, then the purchased call options collectively provide payment to be made to the Fund on the option expiration date corrected for any corporate actions.

Written Call Options.  Call options written by the Fund each with a strike price that may be lower, equal to or higher than the Initial Level (“Written Call Option Strike Price”).  If the Closing Value is less than or equal to the Written Call Option Strike Price at the option expiration date, the written call options will expire without a payment being made by the Fund.  If the Closing Value is greater than the Written Call Option Strike Price, then the written call options collectively provide payment to be made by the Fund on the option expiration date corrected for any corporate actions.

Purchased Put Options.  Put options purchased by the Fund each with a strike price that may be lower, equal to or higher than the Initial Level (“Purchased Put Option Strike Price”).  If the Closing Value is greater than or equal to the Purchased Put Option Strike Price at the option expiration date, the purchased put options will expire without a payment being made to the Fund (i.e., the purchased put options will expire worthless).  If the Closing Value is less than the Purchased Put Option Strike Price, then the purchased put options collectively provide payment to be made to the Fund on the option expiration date corrected for any corporate actions.

Written Put Options.  Put options written by the Fund each with a strike price that may be lower, equal to or higher than the Initial Level (“Written Put Option Strike Price”).  If the Closing Value is greater than or equal to the Written Put Option Strike Price at the option expiration date, the written put options will expire without a payment being made by the Fund.  If the Closing Value is less than the Written Put Option Strike Price, then the written put options collectively provide payment to be made by the Fund on the option expiration date corrected for any corporate actions.

Non-Principal Investments

Traditional Options Contracts

Options contracts on an index give one party the right to receive or deliver cash value of the particular index, and another party the obligation to receive or deliver the cash value of that index.  Option contracts on an individual security such as an ETF give one party the right to buy or sell the particular security, and another party the obligation to sell or buy that same security.  Many options are exchange-traded and are available to investors with set or defined contract terms.

Cash Equivalents and Short-Term Investments

The Fund may invest in securities with maturities of less than one year or cash equivalents, or it may hold cash.  The percentage of the Fund invested in such holdings varies and depends on several factors, including market conditions.  During the initial invest‑up period and during periods of high cash inflows or outflows, if market conditions are not favorable, the Fund may depart from its principal investment strategies and invest part or all of its assets in these securities or it may hold cash.  During such periods, the Fund may not be able to achieve its

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investment objectives.  For more information on eligible short term investments, see the statement of additional information.

Disclosure of Portfolio Holdings

A description of the Trust’s policies and procedures with respect to the disclosure of the Fund’s portfolio holdings is available in the Fund’s SAI, which is available at www.____________.com.

Additional Risks of Investing in the Fund

Risk is inherent in all investing.  Investing in the Fund involves risk, including the risk that you may lose all or part of your investment.  There can be no assurance that the Fund will meet its stated objective.  Before you invest, you should consider the following supplemental disclosure pertaining to the Principal Risks set forth above as well as additional Non-Principal Risks set forth below in this prospectus.

Principal Risks

Authorized Participation Concentration Risk.  Only an authorized participant may engage in creation or redemption transactions directly with the Fund. The Fund has a limited number of institutions that act as authorized participants. To the extent that these institutions exit the business or are unable to proceed with creation and/or redemption orders with respect to the Fund and no other authorized participant is able to step forward to create or redeem, in either of these cases, Shares may trade at a discount to the Fund’s net asset value and possibly face delisting.

Buffered Loss Risk.  There can be no guarantee that the Fund will be successful in its strategy to provide shareholders with a total return loss of 5% if the S&P 500 decreases over the outcome period by 5%-35% and a total return loss that is 35% less than the percentage loss on the S&P 500 if S&P 500 decreases over the outcome period by more than 35%.

Capped Return Risk.  The Index is designed to provide returns that are subject to the Cap Level.  In the event that the S&P 500 has gains in excess of the Cap Level for the outcome period, the Fund will not participate in those gains beyond the cap.

Cash Transactions Risk.  The Fund will, under most circumstances, effect a significant portion of creations and redemptions for cash, rather than in‑kind securities.  As a result, an investment in the Fund may be less tax‑efficient than an investment in an exchange‑traded fund that effects its creations and redemption for in‑kind securities.  Because the Fund may effect a portion of redemptions for cash, it may be required to sell portfolio securities in order to obtain the cash needed to distribute redemption proceeds.  A sale of Shares may result in capital gains or losses and may also result in higher brokerage costs.

Credit Risk.  Credit risk is the risk an issuer, guarantor or counterparty of a security in the Fund is unable or unwilling to meet its obligation on the security.  The Options Clearing Corporation (“OCC”) acts as guarantor and central counterparty with respect to the FLEX Options.  As a result, the ability of the Fund to meet its objective depends on the OCC being able to meet its obligations.

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Cybersecurity Risk.  As the use of Internet technology has become more prevalent in the course of business, the investment industry has become more susceptible to potential operational risks through breaches in cyber security. A breach in cyber security refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cyber security breaches may involve unauthorized access to the Fund’s digital information systems through “hacking” or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cyber security breaches of the Fund’s third party service providers, such as its administrator, transfer agent, custodian, or issuers in which the Fund invests, can also subject the Fund to many of the same risks associated with direct cyber security breaches. The Fund has established risk management systems designed to reduce the risks associated with cyber security. However, there is no guarantee that such efforts will succeed, especially because the Fund does not directly control the cyber security systems of issuers or third party service providers.

Derivative Securities Risk.  Derivative securities are financial instruments that derive their performance from the performance of an underlying asset or index.  Derivatives can be volatile and involve various types and degrees of risks, depending upon the characteristics of a particular derivative.  Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in a derivative could have a large potential impact on the performance of the Fund.  The Fund could experience a loss if derivatives do not perform as anticipated, or are not correlated with the performance of other investments which are used to hedge or if the Fund is unable to liquidate a position because of an illiquid secondary market.  The market for many derivatives is, or suddenly can become, illiquid.  Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives.  If a security or derivative is linked to the performance of an index, it may be subject to the risks associated with changes in that index.

Equity Securities Risk.  The Fund’s derivative positions provide an investor exposure to the equity securities markets.  Equity securities may decline in value because of declines in the price of a particular holding or the broad stock market.  Such declines may relate directly to the issuer of a security or broader economic or market events, including changes in interest rates.

FLEX Options Risk.  The Fund expects to utilize FLEX Options issued and guaranteed for settlement by the OCC.  The Fund bears the risk that the OCC will be unable or unwilling to perform its obligations under the FLEX Options contracts.  Additionally, FLEX Options may be less liquid than certain other securities such as standardized options.  In less liquid market for the FLEX Options, the Fund may have difficulty closing out certain FLEX Options positions at desired times and prices.  The values of FLEX Options do not increase or decrease at the same rate as the reference asset and may vary due to factors other than the price of reference asset. FLEX Options are also subject to the Derivative Securities Risk described above.

Fluctuation of Net Asset Value Risk.  The net asset value of Fund Shares will generally fluctuate with changes in the market value of the Fund’s holdings.  The market prices of Shares

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will generally fluctuate in accordance with changes in net asset value as well as the relative supply of and demand for Shares on the Exchange.  Trading of an ETF employing a defined outcome strategy may be significantly different from an ETF following a more traditional strategy.  The Fund’s investment adviser cannot predict whether Shares will trade below, at or above their net asset value because the Shares trade on the Exchange at market prices and not at net asset value.  Price differences may be due, in large part, to the fact that supply and demand forces at work in the secondary trading market for Shares will be closely related to, but not identical to, the same forces influencing the prices of the holdings of the Fund trading individually or in the aggregate at any point in time.  However, given that Shares can only be purchased and redeemed either in-kind or for cash in Creation Units, and only to and from broker-dealers and large institutional investors that have entered into participation agreements (unlike shares of closed-end funds, which frequently trade at appreciable discounts from, and sometimes at premiums to, their net asset value), the investment adviser believes that large discounts or premiums to the net asset value of Shares should not be sustained.

Index Risk.  The Fund is not actively managed.  The Fund invests in securities included in its Index regardless of their investment merit.  Unlike many investment companies, the Fund does not utilize an investing strategy that seeks returns in excess of the Index.  Therefore, it would not necessarily buy or sell a security unless that security is added or removed, respectively, from the Index, even if that security generally is underperforming.

Liquidity Risk.  The Fund will invest in derivatives and other instruments that may be less liquid than other types of investments. Investments that are less liquid or that trade less can be more difficult or more costly to buy, or to sell, compared to other more liquid or active investments. This liquidity risk is a factor of the trading volume of a particular investment, as well as the size and liquidity of the market for such an investment. The derivatives in which the Fund invests may not always be liquid. This could have a negative effect on the Fund’s ability to achieve its investment objective and may result in losses to Fund shareholders.

Market Maker Risk.  If the Fund has lower average daily trading volumes, it may rely on a small number of third-party market makers to provide a market for the purchase and sale of Shares. Any trading halt or other problem relating to the trading activity of these market makers could result in a dramatic change in the spread between the Fund’s net asset value and the price at which the Shares are trading on the Exchange, which could result in a decrease in value of the Shares. In addition, decisions by market makers or authorized participants to reduce their role or step away from these activities in times of market stress could inhibit the effectiveness of the arbitrage process in maintaining the relationship between the underlying values of the Fund’s portfolio securities and the Fund’s market price. This reduced effectiveness could result in Shares trading at a discount to net asset value and also in greater than normal intra-day bid-ask spreads for Shares.

Market Risk.  The value of your investment may fall over time because the Fund is subject to market risk.  Because stock prices and the prices of the FLEX Options tend to fluctuate, the value of your investment in the Fund may increase or decrease.  The Shares at any point in time may be worth less than the original investment.  Turbulence in the financial markets and reduced liquidity in equity, credit and fixed‑income markets may negatively affect issuers worldwide,

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which could have an adverse effect on the Fund.  In addition, there is a risk that policy changes by the U.S. Government and/or Federal Reserve, such as increasing interest rates, could cause increased volatility in financial markets and higher levels of Fund redemptions, which could have a negative impact on the Fund.

New Fund Risk.  The Fund currently has fewer assets than larger funds, and like other relatively new funds, large inflows and outflows may impact the Fund’s market exposure for limited periods of time.  This impact may be positive or negative, depending on the direction of market movement during the period affected.  Also, during the initial invest-up period, the Fund may depart from its principal investment strategies and invest a larger amount or all of its assets in cash equivalents or it may hold cash.

Non-Correlation Risk.  The Fund’s return may not match the return of the Index for a number of reasons.  For example, the Fund incurs operating expenses not applicable to the Index, and incurs costs in buying and selling securities, especially when rebalancing the Fund’s securities holdings to reflect changes in the composition of the Index.  In addition, the performance of the Fund and the Index may vary due to asset valuation differences and differences between the Fund’s portfolio and the Index resulting from legal restrictions, cost or liquidity constraints.

Non-Diversification Risk.  The Fund is classified as “non-diversified” under the 1940 Act.  As a result, the Fund is only limited as to the percentage of its assets which may be invested in the securities of any one issuer by the diversification requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”).  The Fund may invest a relatively high percentage of its assets in a limited number of issuers.  As a result, the Fund may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, experience increased volatility and be highly invested in certain issuers.

Options Risk.  The price of an option, which is a function of interest rates, volatility, dividends, the exercise price, S&P 500 changes, and other market factors, may change rapidly over time.  Options may expire unexercised, causing the Fund to lose the premium paid for the options.  The Fund could experience a loss if securities underlying the options do not perform as anticipated.  There may be an imperfect correlation between the prices of options and movements in the price of the index or ETFs on which the options are based.  Additionally, any options written by the Fund create an obligation to make a payment in contrast to options purchased by the Fund which create the potential for receipt of a payment.  As the value of the written options increases, it has a negative impact on the value of your Shares.

Outcome Period Risk.  The Fund’s investment strategy is designed to achieve the targeted outcomes linked to the S&P 500 over the outcome period of approximately one year.  The Index has been designed to deliver on targeted returns linked to the S&P 500 if Fund Shares are bought on the day on which the Fund enters into the FLEX Options and held until those FLEX Options expire the following year.  In the event an investor purchases Fund Shares after the date on which the FLEX Options were entered into or sells Fund Shares prior to the expiration of the FLEX Options, the outcomes realized by the investor will not match those that the Fund seeks to achieve.  For purchase or sale of the Fund Shares outside this outcome period, because of the Cap Level and loss protection percentages, the value of the securities in the Fund could vary due to factors other than the level of the S&P 500.

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Tax Risk.  The Fund expects to comply with the requirements of the Code and other laws so that it will be taxed as a “regulated investment company”; however, the federal income tax treatment of certain aspects of the proposed operations of the Fund are not entirely clear.  This includes the tax aspects of the Fund’s options strategy, its hedging strategy, the possible application of the “straddle” rules and various loss limitation provisions of the Code.

Trading Issues Risk.  Although the Shares are listed for trading on the Exchange, there can be no assurance that an active trading market for such Shares will develop or be maintained.  Trading in Shares on the Exchange may be halted due to market conditions or for reasons that, in the view of the Exchange, make trading in Shares inadvisable.  In addition, trading in Shares on the Exchange is subject to trading halts caused by extraordinary market volatility pursuant to the Exchange “circuit breaker” rules.  Market makers are under no obligation to make a market in the Shares, and authorized participants are not obligated to submit purchase or redemption orders for Creation Units.  There can be no assurance that the requirements of the Exchange necessary to maintain the listing of the Fund will continue to be met or will remain unchanged.  Initially, due to the small asset size of the Fund, it may have difficulty maintaining its listings on the Exchange.

Valuation Risk.  During periods of reduced market liquidity or in the absence of readily available market quotations for the holdings of the Fund, the ability of the Fund to value its holdings becomes more difficult and the judgment of the Fund’s investment adviser (employing the fair value procedures adopted by the Board of Trustees of the Trust may play a greater role in the valuation of the Fund’s holdings due to reduced availability of reliable objective pricing data. Consequently, while such determinations may be made in good faith, it may nevertheless be more difficult for the Fund to accurately assign a daily value.

Non-Principal Risks

Fixed Income Securities Risk.  An investment in the Fund may involve the risk associated with an investment in fixed income securities including the risk that certain of the securities in the Fund may not have the benefit of covenants which would prevent the issuer from engaging in capital restructurings or borrowing transactions in connection with corporate acquisitions, leveraged buyouts or restructurings which could have the effect of reducing the ability of the issuer to meet its payment obligations and might result in increased credit risk. In addition, certain of the securities may be redeemed or prepaid by the issuer, resulting in lower interest payments received by the Fund and reduced distributions to shareholders.

Inflation Risk.  Inflation may reduce the intrinsic value of increases in the value of the Fund.  Inflation risk is the risk that the value of assets or income from investments will be less in the future as inflation decreases the value of money.  As inflation increases, the value of the Fund’s assets can decline as can the value of the Fund’s distributions.

Legislation and Litigation Risk.  Legislation or litigation that affects the value of securities held by the Fund may reduce the value of the Fund.  From time to time, various legislative initiatives are proposed that may have a negative impact on certain securities in which the Fund invests.  In addition, litigation regarding any of the securities owned by the Fund may negatively

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impact the value of the Shares.  Such legislation or litigation may cause the Fund to lose value or may result in higher portfolio turnover if the Adviser determines to sell such a holding.

Reference ETF Risk.  Certain features of a Reference ETF may impact the value of the Fund’s Shares.  The value of a Reference ETF is subject to the following factors:

●
Passive Investment Risk. Reference ETFs are not actively managed and attempt to track the performance of an unmanaged index of securities.  This differs from an actively managed fund, which typically seeks to outperform a benchmark index.  As a result, a Reference ETF will hold constituent securities of the S&P 500 regardless of the current or projected performance on a specific security or particular industry or market sector, which could impact the unit price of the Reference ETF, the options contracts and the Fund.

●
Tracking Error.  ETFs face index correlation risk which is the risk that the performance of an exchange traded fund will vary from the actual performance of the target index, known as “tracking error”.  It is possible that a Reference ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the S&P 500 due to a Reference ETF not investing in all stocks comprising the S&P 500, temporary unavailability of certain securities in the secondary market, differences in trading hours between the Reference ETF and securities comprising the S&P 500, the occurrence of corporate actions (mergers and spinoffs) or due to other circumstances.

●
Securities Lending Risk.  A Reference ETF may engage in securities lending.  Securities lending involves the risk that a Reference ETF may lose money because the borrower of the Reference ETF’s loaned securities fails to return the securities in a timely manner or at all.

●	Fees and Expenses. Unlike the S&P 500, a Reference ETF will reflect transaction costs and fees that will reduce its price performance relative to the S&P 500.
●	Discount. Shares of ETFs tend to trade at a discount from their net asset value.

Security Issuer Risk.  Issuer‑specific attributes may cause a security held by the Fund to be more volatile than the market generally.  The value of an individual security or particular type of security may be more volatile than the market as a whole and may perform differently from the value of the market as a whole.

Management of the Fund

The Fund is a series of Academy Funds Trust, an investment company registered under the Investment Company Act of 1940, as amended.  The Fund is treated as a separate fund with its own investment objectives and policies.  The Trust is organized as a Delaware statutory trust.  The Board is responsible for the overall management and direction of the Trust.  The Board elects the Trust’s officers and approves all significant agreements, including those with the Adviser, Sub‑Adviser, custodian and fund administrative and accounting agent.

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Investment Adviser

Innovator Capital Management LLC, 120 North Hale Street, Wheaton, Illinois 60187, serves as the Fund’s investment adviser.  In this capacity, Innovator has overall responsibility for selecting and monitoring the Fund’s investments and managing the Fund’s business affairs.

Investment Sub-Adviser

Milliman Financial Risk Management LLC, 71 South Wacker Drive, 31st Floor, Chicago, Illinois 60606, serves as the Fund’s investment sub-adviser.  Milliman has responsibility for managing the Fund’s investment program in pursuit of its investment objective.

Portfolio Managers

______________, ______________, ______________, ______________ and ______________ serve as the Fund’s portfolio managers.

[Name and Bio]

[Name and Bio]

[Name and Bio]

[Name and Bio]

For additional information concerning Innovator and Milliman, including a description of the services provided to the Fund, please see the Fund’s statement of additional information.  Additional information regarding the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of Shares may also be found in the statement of additional information.

Management Fee

Pursuant to an investment advisory agreement between Innovator and the Trust (the “Investment Management Agreement”), the Fund has agreed to pay an annual unitary management fee to Innovator in an amount equal to ____% of its average daily net assets.  This unitary management fee is designed to pay the Fund’s expenses and to compensate Innovator for the services it provides to the Fund.

Out of this unitary management fee, Innovator pays substantially all expenses of the Fund, including the cost of transfer agency, custody, fund administration, legal, audit and other service and license fees.  However, the Adviser is not responsible for distribution and service fees payable pursuant to a Rule 12b‑1 plan, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, taxes, interest, and extraordinary expenses.  The Adviser’s management fee is designed to pay the Fund’s expenses and to compensate the Adviser for providing services to the Fund.  Pursuant to the terms of Investment Management Agreement, for any year in which the expenses incurred by the Adviser under this

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arrangement exceed the amount it collects pursuant to the management fee, the amount in excess is subject to recovery by the Adviser for up to three years from the date the fee was incurred.

Pursuant to an investment sub‑advisory agreement between Innovator, Milliman and the Trust (the “Investment Sub-Advisory Agreement”), Milliman receives a fee equal to ____% of the amount collected under the management fee.  The Adviser is responsible for paying the entire amount of the Sub‑Adviser’s fee for the Fund.  The Fund does not directly pay the Sub‑Adviser.

A discussion regarding the basis for the Trust’s Board of Director’s approval of the Investment Management Agreement and Investment Sub-Advisory Agreement on behalf of the Fund will be available in the Fund’s [Semi-] Annual Report to shareholders for the fiscal period ended _____________.

Manager of Managers Structure. The Fund and the Adviser have received an exemptive order from the SEC to operate under a manager of managers structure that permits the Adviser, with the approval of the Board, to appoint and replace sub-advisers, enter into sub-advisory agreements, and materially amend and terminate sub-advisory agreements on behalf of the Fund without shareholder approval (“Manager of Managers Structure”).  Under the Manager of Managers Structure, the Adviser has ultimate responsibility, subject to oversight by the Board, for overseeing the Fund’s sub-advisers and recommending to the Board their hiring, termination, or replacement. The SEC order does not apply to any sub-adviser that is affiliated with the Fund or the Adviser.

The Manager of Managers Structure enables the Fund to operate with greater efficiency and without incurring the expense and delays associated with obtaining shareholder approvals for matters relating to sub-advisers or sub-advisory agreements. The Manager of Managers Structure does not permit an increase in the overall management and advisory fees payable by the Fund without shareholder approval. Shareholders will be notified of any changes made to the sub-advisers or sub-advisory agreements within 90 days of the changes.

How to Buy and Sell Shares

The Fund will issue or redeems its Shares at NAV per Share only in Creation Units.  Most investors will buy and sell Shares in secondary market transactions through brokers.  Shares will be listed for trading on the secondary market on the Exchange.  Shares can be bought and sold throughout the trading day like other publicly traded shares.  Share prices are reported in dollars and cents per Share.  There is no minimum investment.  When buying or selling Shares through a broker, you will incur customary brokerage commissions and charges, and you may pay some or all of the spread between the bid and the offered price in the secondary market on each leg of a round trip (purchase and sale) transaction.

APs may acquire Shares directly from the Fund, and APs may tender their Shares for redemption directly to the Fund, at NAV per Share only in Creation Units or Creation Unit Aggregations, and in accordance with the procedures described in the SAI.

The Shares trade under the symbol [___].

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Book Entry

Shares are held in book‑entry form, which means that no stock certificates are issued.  The Depository Trust Company (“DTC”) or its nominee is the record owner of all outstanding Shares and is recognized as the owner of all Shares for all purposes.

Investors owning Shares are beneficial owners as shown on the records of DTC or its participants.  DTC serves as the securities depository for all Shares.  Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other institutions that directly or indirectly maintain a custodial relationship with DTC.  As a beneficial owner of Shares, you are not entitled to receive physical delivery of stock certificates or to have Shares registered in your name, and you are not considered a registered owner of Shares.  Therefore, to exercise any right as an owner of Shares, you must rely upon the procedures of DTC and its participants.  These procedures are the same as those that apply to any other stocks that you hold in book entry or “street name” form.

Fund Share Trading Prices

The trading prices of Shares on the Exchange may differ from the Fund’s daily NAV.  Market forces of supply and demand, economic conditions and other factors may affect the trading prices of Shares.

The approximate value of Shares, an amount representing on a per Share basis the sum of the current market price of the securities accepted by the Fund in exchange for Shares and an estimated cash component, will be disseminated every 15 seconds throughout the trading day through the facilities of the Consolidated Tape Association.  This approximate value should not be viewed as a “real‑time” update of the NAV per Share of the Fund because the approximate value may not be calculated in the same manner as the NAV, which is computed once a day, generally at the end of the business day.  The Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and the Fund does not make any warranty as to its accuracy.

Frequent Purchases and Redemptions of Fund Shares

Shares may be purchased and redeemed directly from the Fund only in Creation Units by APs that have entered into agreements with the Fund’s distributor.  The vast majority of trading in Shares occurs on the secondary market and does not involve the Fund directly.  In‑kind purchases and redemptions of Creation Units by APs and cash trades on the secondary market are unlikely to cause many of the harmful effects of frequent purchases and/or redemptions of Shares.  Cash purchases and/or redemptions of Creation Units, however, can result in increased tracking error, disruption of portfolio management, dilution to the Fund and increased transaction costs, which could negatively impact the Fund’s ability to achieve its investment objectives, and may lead to the realization of capital gains.  These consequences may increase as the frequency of cash purchases and redemptions of Creation Units by APs increases.  However, direct trading by APs is critical to ensuring that Shares trade at or close to NAV.

24

To minimize these potential consequences of frequent purchases and redemptions of Shares, the Fund imposes transaction fees on purchases and redemptions of Creation Units to cover the custodial and other costs the Fund incurs in effecting trades.  In addition, the Fund reserves the right to not accept orders from APs that Innovator has determined may be disruptive to the management of the Fund or otherwise are not in the best interests of the Fund.  For these reasons, the Board has not adopted policies and procedures with respect to frequent purchases and redemptions of Shares.

Dividends, Distributions and Taxes

Ordinarily, dividends from net investment income, if any, are declared and paid at least annually by the Fund.  The Fund distributes its net realized capital gains, if any, to shareholders ________.

Distributions in cash may be reinvested automatically in additional whole Shares only if the broker through whom you purchased Shares makes such option available.

Taxes

The Fund intends to continue qualify as a “regulated investment company” under the federal tax laws.  If the Fund qualifies as a regulated investment company and distributes its income as required by the tax law, the Fund generally will not pay federal income taxes.

As with any investment, you should consider how your investment in Shares will be taxed.  The tax information in this prospectus is provided as general information.  You should consult your own tax professional about the tax consequences of an investment in Shares.

Unless your investment in Shares is made through a tax-exempt entity or tax-deferred retirement account, such as an IRA plan, you need to be aware of the possible tax consequences when:

●	Your Fund makes distributions,
●	You sell your Shares listed on the Exchange, and
●	You purchase or redeem Creation Units.

Taxes on Distributions

The Fund’s distributions are generally taxable.  After the end of each year, you will receive a tax statement that separates the distributions of the Fund into two categories, ordinary income distributions and capital gains dividends.  Ordinary income distributions are generally taxed at your ordinary tax rate; however, as further discussed below, certain ordinary income distributions received from the Fund may be taxed at the capital gains tax rates.  Generally, you will treat all capital gain dividends as long-term capital gains regardless of how long you have owned your Shares.  To determine your actual tax liability for your capital gains dividends, you must calculate your total net capital gain or loss for the tax year after considering all of your other taxable transactions, as described below.  In addition, the Fund may make distributions that represent a return of capital for tax purposes and thus will generally not be taxable to you;

25

however, such distributions may reduce your tax basis, which could result in you having to pay higher taxes in the future when Shares are sold, even if you sell the Shares at a loss from your original investment.  The tax status of your distributions from the Fund is not affected by whether you reinvest your distributions in additional Shares or receive them in cash.  The income from the Fund that you must take into account for federal income tax purposes is not reduced by amounts used to pay a deferred sales fee, if any.  The tax laws may require you to treat distributions made to you in January as if you had received them on December 31 of the previous year.

Income from the Fund may also be subject to a 3.8% “Medicare tax.”  This tax generally applies to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

A corporation that owns Shares generally will not be entitled to the dividends received deduction with respect to many dividends received from the Fund because the dividends received deduction is generally not available for distributions from regulated investment companies.  However, certain ordinary income dividends on Shares that are attributable to qualifying dividends received by the Fund from certain corporations may be reported by the Fund as being eligible for the dividends received deduction.

If you are an individual, the maximum marginal stated federal tax rate for net capital gain is generally 20% for taxpayers in the 39.6% tax bracket, 15% for taxpayers in the 25%, 28%, 33% and 35% tax brackets and 0% for taxpayers in the 10% and 15% tax brackets.  Some capital gains dividends may be taxed at a higher maximum stated tax rate.  Capital gains may also be subject to the Medicare tax described above.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year.  Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less.  You must exclude the date you purchase your Shares to determine your holding period.  However, if you receive a capital gain dividend from the Fund and sell your Shares at a loss after holding it for six months or less, the loss will be recharacterized as long-term capital loss to the extent of the capital gain dividend received.  The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income.  The Code treats certain capital gains as ordinary income in special situations.

Ordinary income dividends received by an individual shareholder from a regulated investment company such as the Fund are generally taxed at the same rates that apply to net capital gain (as discussed above), provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by the Fund itself.  The Fund will provide notice to its shareholders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

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Taxes on Exchange Listed Shares

If you sell or redeem your Shares, you will generally recognize a taxable gain or loss.  To determine the amount of this gain or loss, you must subtract your tax basis in your Shares from the amount you receive in the transaction.  Your tax basis in your Shares is generally equal to the cost of your Shares, generally including sales charges.  In some cases, however, you may have to adjust your tax basis after you purchase your Shares.

Taxes and Purchases and Redemptions of Creation Units

If you exchange securities for Creation Units you will generally recognize a gain or a loss.  The gain or loss will be equal to the difference between the market value of the Creation Units at the time and your aggregate basis in the securities surrendered and the cash component paid.  If you exchange Creation Units for securities, you will generally recognize a gain or loss equal to the difference between your basis in the Creation Units and the aggregate market value of the securities received and any cash redemption amount.  The Internal Revenue Service, however, may assert that a loss realized upon an exchange of securities for Creation Units or Creation Units for securities cannot be deducted currently under the rules governing “wash sales,” or on the basis that there has been no significant change in economic position.

Under current federal tax laws, any capital gain or loss realized upon redemption of Creation Units generally is treated as long-term capital gain or loss if the Shares have been held for more than one year and as a short-term capital gain or loss if the Shares have been held for one year or less.  If you purchase or redeem Creation Units, you will be sent a confirmation statement showing how many Shares you purchased or sold and at what price.

The foregoing discussion summarizes some of the possible consequences under current federal tax law of an investment in the Fund.  It is not a substitute for personal tax advice.  You also may be subject to state and local tax on Fund distributions and sales of Shares.

Consult your personal tax advisor about the potential tax consequences of an investment in Shares under all applicable tax laws.  See “Taxes” in the statement of additional information for more information.

Distribution Plan

________________ (the “Distributor”) serves as the distributor of Creation Units for the Fund on an agency basis.  The Distributor does not maintain a secondary market in Shares.

The Board of Trustees has adopted a Distribution and Service Plan pursuant to Rule 12b‑1 under the 1940 Act.  In accordance with its Rule 12b‑1 plan, the Fund is authorized to pay an amount up to 0.25% of its average daily net assets each year to reimburse the Distributor for amounts expended to finance activities primarily intended to result in the sale of Creation Units or the provision of investor services.  The Distributor may also use this amount to compensate securities dealers or other persons that are APs for providing distribution assistance, including broker‑dealer and shareholder support and educational and promotional services.

27

The Fund does not currently pay 12b‑1 fees, and the Fund will not pay 12b‑1 fees any time before __________.  However, in the event 12b‑1 fees are charged in the future, because these fees are paid out of the Fund’s assets, over time these fees will increase the cost of your investment and may cost you more than certain other types of sales charges.

Net Asset Value

The Fund’s net asset value is determined as of the close of trading (normally 4:00 p.m., Eastern time) on each day the New York Stock Exchange is open for business.  Net asset value is calculated for the Fund by taking the market price of the Fund’s total assets, including interest or dividends accrued but not yet collected, less all liabilities, and dividing such amount by the total number of Shares outstanding.  The result, rounded to the nearest cent, is the net asset value per Share.  All valuations are subject to review by the Trust’s Board of Trustees or its delegate.

The Fund’s investments are valued daily in accordance with valuation procedures adopted by the Board, and in accordance with provisions of the 1940 Act.  Certain securities in which the Fund may invest are not listed on any securities exchange or board of trade.  Such securities are typically bought and sold by institutional investors in individually negotiated private transactions that function in many respects like an over the counter secondary market, although typically no formal market makers exist.  Certain securities, particularly debt securities, have few or no trades, or trade infrequently, and information regarding a specific security may not be widely available or may be incomplete.  Accordingly, determinations of the fair value of debt securities may be based on infrequent and dated information.  Because there is less reliable, objective data available, elements of judgment may play a greater role in valuation of debt securities than for other types of securities.  Typically, debt securities are valued using information provided by a third‑party pricing service.  The third‑party pricing service primarily uses broker quotes to value the securities.

The Fund’s investments will be valued daily at market value or, in the absence of market value with respect to any investment, at fair value in accordance with valuation procedures adopted by the Board and in accordance with the 1940 Act.  Market value prices represent last sale or official closing prices from a national or foreign exchange (i.e., a regulated market) and are primarily obtained from third‑party pricing services.

Certain securities may not be able to be priced by pre‑established pricing methods.  Such securities may be valued by the Board of Trustees or its delegate at fair value.  The use of fair value pricing by the Fund is governed by valuation procedures adopted by the Board and in accordance with the provisions of the 1940 Act.  These securities generally include, but are not limited to, certain restricted securities (securities which may not be publicly sold without registration under the Securities Act of 1933, as amended (the “Securities Act”)) for which a pricing service is unable to provide a market price; securities whose trading has been formally suspended; a security whose market price is not available from a pre‑established pricing source; a security with respect to which an event has occurred that is likely to materially affect the value of the security after the market has closed but before the calculation of the Fund’s net asset value or make it difficult or impossible to obtain a reliable market quotation; and a security whose price, as provided by the pricing service, does not reflect the security’s “fair value.”  As a general principle, the current “fair value” of a security would appear to be the amount which the owner

28

might reasonably expect to receive for the security upon its current sale.  The use of fair value prices by the Fund generally results in the prices used by the Fund that may differ from current market quotations or official closing prices on the applicable exchange.  A variety of factors may be considered in determining the fair value of such securities.  Valuing the Fund’s securities using fair value pricing will result in using prices for those securities that may differ from current market valuations.  See the Fund’s statement of additional information for details.

Even when market quotations are available for portfolio securities, they may be stale or unreliable because the security is not traded frequently, trading on the security ceased before the close of the trading market or issuer‑specific events occurred after the security ceased trading or because of the passage of time between the close of the market on which the security trades and the close of the Exchange and when the Fund calculates its NAV.  Events that may cause the last market quotation to be unreliable include a merger or insolvency, events which affect a geographical area or an industry segment, such as political events or natural disasters, or market events, such as a significant movement in the U.S. market.  Where market quotations are not readily available, including where Innovator determines that the closing price of the security is unreliable, Innovator will value the security at fair value in good faith using procedures approved by the Board.  Fair value pricing involves subjective judgments and it is possible that a fair value determination for a security is materially different than the value that could be realized upon the sale of the security.

Index Information

The Index is owned and operated by S&P Dow Jones Indices, and was developed by the Chicago Board Options Exchange (“CBOE®”) in coordination with Milliman Financial Risk Management LLC.  The value of the Index is calculated daily as of the close of trading hours on the New York Stock Exchange by CBOE® (the “Index Calculation Agent”) utilizing an option valuation model and data provided by CBOE®.

Index composition: Each Monthly Index Series measures the performance of a portfolio of purchased and written exchange-traded FLEX Options referencing the S&P 500, that are each entered into on or around the first business day of the month of the respective Monthly Index Series and expire on or around the first business day of the month the following year. Each respective Monthly Index Series is comprised of FLEX Options with various strike prices and moneyness levels, and the same expiration, including:

●
Purchased Index Call Options: call options purchased each with a strike price at 60% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Written Index Put Options: put options written each with a strike price at 60% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Purchased Index Put Options: put options purchased each with a strike price at 120% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

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●
Written Index Call Options: call options written each with a strike price at 120% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Written Index Put Options: put options written each with a strike price at 65% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Purchased Index Put Options: put options purchased each with a strike price at 95% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

●
Written Index Call Options: call options written each with a strike price at a varying moneyness level of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

[Disclaimer language to follow]

Fund Service Providers

______________________, _______________, is the administrator, custodian and fund accounting and transfer agent for the Fund.

Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, serves as legal counsel to the Trust.

______________________, _______________, serves as the Fund’s independent registered public accounting firm and is responsible for auditing the annual financial statements of the Fund.

Financial Highlights

The Fund is new and has no performance history as of the date of this prospectus.  Financial information therefore is not available.

Premium/Discount Information

The market prices of the Shares generally will fluctuate in accordance with changes in NAV, as well as the relative supply of and demand for Shares on the Exchange.  Innovator cannot predict whether the Shares will trade below, at or above their NAV.  The approximate value of the Shares, which is an amount representing on a per share basis the sum of the current market price of the securities (and an estimated cash component) accepted by the Fund in exchange for Shares, will be disseminated every 15 seconds throughout the trading day through the facilities of the Consolidated Tape Association.  This approximate value should not be viewed as a “real‑time” update of the NAV per Share of the Fund because the approximate value may not be calculated in the same manner as the NAV, which is computed once a day, generally at the end of the business day.  The Fund is not involved with, or responsible for, the calculation or

30

dissemination of the approximate value, and the Fund does not make any warranty as to its accuracy.

Information regarding how often the Shares traded on the Exchange at a price above (at a premium) or below (at a discount) the NAV of the Fund during the past four calendar quarters, when available, will be found at www.________.com.

Other Information

Section 12(d)(1) of the 1940 Act restricts investments by investment companies in the securities of other investment companies, including Shares.  Registered investment companies are permitted to invest in the Fund beyond the limits set forth in Section 12(d)(1) subject to certain terms and conditions set forth in an SEC exemptive order issued to the Trust, including that such investment companies enter into an agreement with the Trust on behalf of the Fund prior to exceeding the limits imposed by Section 12(d)(1).

Delivery of Shareholder Documents—Householding

Householding is an option available to certain investors of the Fund.  Householding is a method of delivery, based on the preference of the individual investor, in which a single copy of certain shareholder documents can be delivered to investors who share the same address, even if their accounts are registered under different names.  Householding for the Fund is available through certain broker‑dealers.  If you are interested in enrolling in householding and receiving a single copy of the prospectus and other shareholder documents, please contact your broker‑dealer.  If you currently are enrolled in householding and wish to change your householding status, please contact your broker‑dealer.

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The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

Subject to Completion
Dated July 21, 2017

Prospectus

Innovator Defined Outcome Series™

Innovator Ultra Shield S&P 500 ETF;
 CBOE Annual PTP Strategy, (MONTH) Series

(________ — ____)

_____________, 2017

The Innovator Ultra Shield S&P 500 ETF; CBOE Annual PTP Strategy, (MONTH) Series (the “Fund”) intends to list and principally trade its shares on _______________ (“____” or the “Exchange”).  Shares of the Fund trade on the Exchange at market prices that may be below, at or above the Fund’s net asset value.  Unlike mutual funds, the Fund issues and redeems shares at net asset value only in large specified blocks each consisting of ______ shares (each such block of shares called a “Creation Unit,” and, collectively, the “Creation Units”).  The Creation Units are issued for securities in which the Fund invests and/or cash, and redeemed for securities and/or cash, and only to and from broker‑dealers and large institutional investors that have entered into participation agreements.

The Fund is a series of Academy Funds Trust (the “Trust”) and an exchange-traded index fund.  Except when aggregated in Creation Units, the shares are not redeemable securities of the Fund.

NOT FDIC INSURED.  MAY LOSE VALUE.  NO BANK GUARANTEE.

The U.S. Securities and Exchange Commission (“SEC”) has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Innovator Ultra Shield S&P 500 ETF;
CBOE Annual PTP Strategy, (MONTH) Series

Investment Objective

The Fund seeks to track, before fees and expenses, the performance of the [Index Name] (the “Index”).

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund (“Shares”).  Investors may pay brokerage commissions on their purchases and sales of Shares, which are not reflected in the table or the example below.

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
Management Fees(1)	[ ]%
Distribution and Service (12b‑1) Fees	0.00%
Other Expenses(2)	[ ]%
Total Annual Fund Operating Expenses	[ ]%

(1)
The Fund’s investment adviser pays substantially all expenses of the Fund, including the cost of transfer agency, custody, fund administration, legal, audit and other service and license fees.  However, the investment adviser is not responsible for distribution and service fees payable pursuant to a Rule 12b‑1 plan, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, taxes, interest and extraordinary expenses.  For any year in which the expenses incurred by the investment adviser under this arrangement exceed the amount it collects pursuant to the management fee, the amount in excess is subject to recovery by the investment adviser for up to three years from the date the fee was incurred.

(2)	Other Expenses are estimates based on the expenses the Fund expects to incur for the current fiscal year.

Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds.

This example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your Shares at the end of those periods.  The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain at current levels.  This example does not include the brokerage commissions that investors may pay to buy and sell Shares.  Although your actual costs may be higher or lower, your costs, based on these assumptions, would be:
1 Year	3 Years
$________	$________

2

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it purchases and sells securities (or “turns over” its portfolio).  A higher portfolio turnover will cause the Fund to incur additional transaction costs and may result in higher taxes when Shares are held in a taxable account.  These costs, which are not reflected in Total Annual Fund Operating Expenses or in the example, may affect the Fund’s performance.

Principal Investment Strategies

Under normal conditions, the Fund will attempt to achieve its investment objective of tracking, before fees and expenses, the performance of the Index.  The Index employs a “defined outcome strategy” that seeks to provide investment returns that deliver one‑to‑one exposure to any gains of the S&P 500 Price Return Index (“S&P 500”), up to a capped amount, while protecting investors from S&P 500 losses of between 5% and 35%.  The Index will be ~~comprised of exchange-traded options contracts that reference either the S&P 500 or exchange‑traded funds (“ETFs”) that track the S&P 500 (“Reference ETFs”).  The options contracts comprising the Index may include either traditional exchange-traded options contracts or~~composed of FLexible EXchange® Options (“FLEX Options~~,” and together with traditional exchange-traded options contracts, “~~”) that reference the S&P 500.  See “Fund Investments – Principal Investments – FLEX Options Contracts~~”)~~.”

Defined outcome strategies are designed to participate in market gains and losses within pre‑determined ranges over a specified period (ie. point to point).  These outcomes are predicated on the assumption that an investment vehicle employing the strategy is held for the designated outcome periods.  The Index will be ~~comprised~~composed of a portfolio of FLEX Options ~~Contracts~~ linked to an underlying asset, the S&P 500, that, when held for the specified period, seeks to produce returns that, over a period of approximately one year, provide one‑to‑one returns on the price appreciation of the S&P 500 up to a capped maximum annualized return (the “Cap Level”), while protecting investors from S&P 500 losses of between 5% and 35%.

The FLEX Options ~~Contracts~~ comprising the Index will first be entered into on approximately the date of the Fund’s inception and will automatically reset on approximately the one year anniversary thereafter (each, an “outcome period”).  These FLEX Options ~~Contracts~~ have been chosen to seek to provide investors, before fees and expenses, with the following outcomes:

●	If the S&P 500 appreciates over the outcome period: the Index seeks to provide a total return that matches the percentage increase of the S&P 500, up to the Cap Level;
●	If the S&P 500 decreases over the outcome period by 5% or less: the Index seeks to provide a total return loss that is equal to the percentage loss on the S&P 500;
●	If the S&P 500 decreases over the outcome period by 5%-35%: the Index seeks to provide a total return loss of 5%; and

3

●
If the S&P 500 decreases over the outcome period by more than 35%: the Index seeks to provide a total return loss that is 30% less than the percentage loss on the S&P 500 with a maximum loss of approximately 70%.

These outcomes are sought through the effect of layering purchased and written FLEX Options ~~Contracts~~ that comprise the Index.  Any FLEX Options ~~Contracts~~ that are written by the Fund pursuant to the Index that create an obligation to sell or buy an asset will be offset with a position in FLEX Options ~~Contracts~~ purchased by the Fund pursuant to the Index to create the right to buy or sell the same asset such that the Fund will always be in a net long position.  That is, any obligations of the Fund created by its writing of FLEX Options ~~Contracts~~ will be covered by offsetting positions in other purchased FLEX Options ~~Contracts~~.  As the FLEX Options ~~Contracts~~ mature at the end of each outcome period, they are replaced.  By replacing FLEX Options ~~Contracts~~ annually, the Index seeks to ensure that investments made in [MONTH] buffer against negative returns of the S&P 500 up to pre‑determined levels in [MONTH] of the following year.  The Fund does not offer any protection against declines in the S&P 500 of less than 5% or exceeding 35% on an annualized basis thereafter.  Shareholders will bear all S&P 500 losses of less than 5% or exceeding 35% on a one-to-one basis.  ~~For more information regarding the Options Contracts in which the Fund invests, please see “Additional Information About the Fund’s Strategies” and “Index Information.”~~

The value of the FLEX Options ~~Contracts~~ purchased by the Fund in accordance with the Index on any given day will be reflected in the Fund’s net asset value (“NAV”).  The FLEX Options ~~Contracts~~ owned by the Fund will have the same terms (i.e. same strike price and expiration) for all investors of the Fund within an outcome period. The Cap Level is determined with respect to the Index on inception date of the Fund and at the beginning of each outcome period.

While the FLEX Options ~~Contracts~~ reference the S&P 500, the correlation between the price of the FLEX Options ~~Contracts~~ purchased by the Fund and the S&P 500 could be lower at or above the Cap Level or within the protection level of the Index.  The FLEX Options ~~Contracts~~ may also be sensitive to movements in interest rates, S&P 500 dividend yields and S&P 500 implied volatility.  Significant movements in each of these market factors may affect the correlation between the value of the FLEX Options ~~Contracts~~ and the S&P 500. See “Principal Risks – FLEX Options Risk” and “Options Risk” below.

The returns that the Index seeks to provide are dependent upon an investor holding the Fund Shares point to point, meaning purchasing Shares on the day that the Fund enters into the FLEX Options ~~Contracts~~ and staying invested in the Fund for the entirety of the outcome period.  Prior to purchasing the Fund, investors wishing to participate in same investment strategy as the Index should consider opportunities to purchase a series of the Trust with an outcome period most desirable to the investor.  See “Additional Information About the Fund’s Strategies – Innovator Ultra Shield S&P 500 Monthly Index Series” and “Principal Risks – Outcome Period Risk” below.

The maximum return on an investment in the Fund is subject to the Cap Level on an annualized basis, even if the S&P 500 gains exceed that amount.  The Cap Level will be affected by the timing of the FLEX Options ~~Contracts~~, purchases, sales or expirations, volatility and interest rates, among other factors.  The Cap Level will be published on the Fund’s website,

4

www._________.com, prior to each outcome period.  An investor may visit the Fund’s website for additional information relating to the Fund, including the Fund’s NAV, share price, outcome anniversary date and a projection of the estimated maximum Fund NAV at the end of the outcome period.

Generally, the Fund will invest at least 80% of its total assets in the FLEX Options that comprise the Index.  The Fund, using an indexing investment approach, attempts to replicate, before fees and expenses, the performance of the Index.  The Fund’s investment adviser seeks a correlation of 0.95 or better (before fees and expenses) between the Fund’s performance and the performance of the Index; a figure of 1.00 would represent perfect correlation.

From time to time, as part of a non-principal investment strategy, the Fund may hold a portion of its assets in cash or invest them in liquid, short-term investments, including U.S. government obligations, certificates of deposit, commercial paper, other investment companies, money market instruments or other securities.  Additionally, the Fund may invest in traditional exchange-traded options contracts that reference either the S&P 500 or exchange‑traded funds (“ETFs”) that track the S&P 500 (“Reference ETFs”).  See “Fund Investments – Non-Principal Investments” below.

The Index is owned and operated by S&P Dow Jones Indices, and was developed by the Chicago Board Options Exchange (“CBOE®”) in coordination with Milliman Financial Risk Management LLC.  The value of the Index is calculated daily as of the close of trading hours on the New York Stock Exchange by CBOE® utilizing an option valuation model and data provided by CBOE®.  The Fund’s investments are managed by an investment sub-advisor, Milliman Financial Risk Management LLC.

The Fund is classified as “non-diversified” under the Investment Company Act of 1940, as amended (the “1940 Act”).

Principal Risks

You could lose money by investing in the Fund.  An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.  There can be no assurance that the Fund’s investment objectives will be achieved.

Authorized Participation Concentration Risk.  Only an authorized participant may engage in creation or redemption transactions directly with the Fund. The Fund has a limited number of institutions that act as authorized participants. To the extent that these institutions exit the business or are unable to proceed with creation and/or redemption orders with respect to the Fund and no other authorized participant is able to step forward to create or redeem, in either of these cases, Shares may trade at a discount to the Fund’s net asset value and possibly face delisting.

Buffered Loss Risk.  There can be no guarantee that the Fund will be successful in its strategy to provide shareholders with a total return loss of 5% if the S&P 500 decreases over the outcome

5

period by 5%-35% and a total return loss that is 30% less than the percentage loss on the S&P 500 if S&P 500 decreases over the outcome period by more than 35%.

Capped Return Risk.  The Index is designed to provide returns that are subject to the Cap Level.  In the event that the S&P 500 has gains in excess of the Cap Level for the outcome period, the Fund will not participate in those gains beyond the cap.

Cash Transactions Risk.  The Fund will, under most circumstances, effect a significant portion of creations and redemptions for cash, rather than in‑kind securities.  As a result, an investment in the Fund may be less tax‑efficient than an investment in an exchange‑traded fund that effects its creations and redemption for in‑kind securities.  Because the Fund may effect a portion of redemptions for cash, it may be required to sell portfolio securities in order to obtain the cash needed to distribute redemption proceeds.  A sale of Shares may result in capital gains or losses and may also result in higher brokerage costs.

Credit Risk.  Credit risk is the risk an issuer, guarantor or counterparty of a security in the Fund is unable or unwilling to meet its obligation on the security.  The Options Clearing Corporation (“OCC”) acts as guarantor and central counterparty with respect to the FLEX Options ~~Contracts~~.  As a result, the ability of the Fund to meet its objective depends on the OCC being able to meet its obligations.

Cybersecurity Risk.  As the use of Internet technology has become more prevalent in the course of business, the investment industry has become more susceptible to potential operational risks through breaches in cyber security. A breach in cyber security refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cyber security breaches may involve unauthorized access to the Fund’s digital information systems through “hacking” or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cyber security breaches of the Fund’s third party service providers, such as its administrator, transfer agent, custodian, or issuers in which the Fund invests, can also subject the Fund to many of the same risks associated with direct cyber security breaches. The Fund has established risk management systems designed to reduce the risks associated with cyber security. However, there is no guarantee that such efforts will succeed, especially because the Fund does not directly control the cyber security systems of issuers or third party service providers.

Derivative Securities Risk.  Derivative securities are financial instruments that derive their performance from the performance of an underlying asset or index.  Derivatives can be volatile and involve various types and degrees of risks, depending upon the characteristics of a particular derivative.  Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in a derivative could have a large potential impact on the performance of the Fund.  The Fund could experience a loss if derivatives do not perform as anticipated, or are not correlated with the performance of other investments which are used to hedge or if the Fund is unable to liquidate a position because of an illiquid secondary market.  The market for many derivatives is, or suddenly can become, illiquid.  Changes in liquidity may

6

result in significant, rapid and unpredictable changes in the prices for derivatives.  If a security or derivative is linked to the performance of an index, it may be subject to the risks associated with changes in that index.

Equity Securities Risk.  The Fund’s derivative positions provide an investor exposure to the equity securities markets.  Equity securities may decline in value because of declines in the price of a particular holding or the broad stock market.  Such declines may relate directly to the issuer of a security or broader economic or market events, including changes in interest rates.

~~Fixed Income Securities Risk.  An investment in the Fund may involve the risk associated with an investment in fixed income securities including the risk that certain of the securities in the Fund may not have the benefit of covenants which would prevent the issuer from engaging in capital restructurings or borrowing transactions in connection with corporate acquisitions, leveraged buyouts or restructurings which could have the effect of reducing the ability of the issuer to meet its payment obligations and might result in increased credit risk. In addition, certain of the securities may be redeemed or prepaid by the issuer, resulting in lower interest payments received by the Fund and reduced distributions to shareholders.~~

FLEX Options Risk.  The Fund expects to utilize FLEX Options issued and guaranteed for settlement by the OCC.  The Fund bears the risk that the OCC will be unable or unwilling to perform its obligations under the FLEX Options contracts.  Additionally, FLEX Options may be less liquid than certain other securities such as standardized options.  In less liquid market for the FLEX Options, the Fund may have difficulty closing out certain FLEX Options positions at desired times and prices.  The values of FLEX Options do not increase or decrease at the same rate as the reference asset and may vary due to factors other than the price of reference asset. FLEX Options are also subject to the Derivative Securities Risk described above.

Fluctuation of Net Asset Value Risk.  The net asset value of Fund Shares will generally fluctuate with changes in the market value of the Fund’s holdings.  The market prices of Shares will generally fluctuate in accordance with changes in net asset value as well as the relative supply of and demand for Shares on the Exchange.  Trading of an ETF employing a defined outcome strategy may be significantly different from an ETF following a more traditional strategy.  The Fund’s investment adviser cannot predict whether Shares will trade below, at or above their net asset value because the Shares trade on the Exchange at market prices and not at net asset value.  Price differences may be due, in large part, to the fact that supply and demand forces at work in the secondary trading market for Shares will be closely related to, but not identical to, the same forces influencing the prices of the holdings of the Fund trading individually or in the aggregate at any point in time.  However, given that Shares can only be purchased and redeemed either in-kind or for cash in Creation Units, and only to and from broker-dealers and large institutional investors that have entered into participation agreements (unlike shares of closed-end funds, which frequently trade at appreciable discounts from, and sometimes at premiums to, their net asset value), the investment adviser believes that large discounts or premiums to the net asset value of Shares should not be sustained.

Index Risk.  The Fund is not actively managed.  The Fund invests in securities included in its Index regardless of their investment merit.  Unlike many investment companies, the Fund does not utilize an investing strategy that seeks returns in excess of the Index.  Therefore, it would not

7

necessarily buy or sell a security unless that security is added or removed, respectively, from the Index, even if that security generally is underperforming.

Liquidity Risk.  The Fund will invest in derivatives and other instruments that may be less liquid than other types of investments. Investments that are less liquid or that trade less can be more difficult or more costly to buy, or to sell, compared to other more liquid or active investments. This liquidity risk is a factor of the trading volume of a particular investment, as well as the size and liquidity of the market for such an investment. The derivatives in which the Fund invests may not always be liquid. This could have a negative effect on the Fund’s ability to achieve its investment objective and may result in losses to Fund shareholders.

Market Maker Risk.  If the Fund has lower average daily trading volumes, it may rely on a small number of third-party market makers to provide a market for the purchase and sale of Shares. Any trading halt or other problem relating to the trading activity of these market makers could result in a dramatic change in the spread between the Fund’s net asset value and the price at which the Shares are trading on the Exchange, which could result in a decrease in value of the Shares. In addition, decisions by market makers or authorized participants to reduce their role or step away from these activities in times of market stress could inhibit the effectiveness of the arbitrage process in maintaining the relationship between the underlying values of the Fund’s portfolio securities and the Fund’s market price. This reduced effectiveness could result in Shares trading at a discount to net asset value and also in greater than normal intra-day bid-ask spreads for Shares.

Market Risk.  The value of your investment may fall over time because the Fund is subject to market risk.  Because stock prices and the prices of the FLEX Options ~~Contracts~~ tend to fluctuate, the value of your investment in the Fund may increase or decrease.  The Shares at any point in time may be worth less than the original investment.  Turbulence in the financial markets and reduced liquidity in equity, credit and fixed‑income markets may negatively affect issuers worldwide, which could have an adverse effect on the Fund.  In addition, there is a risk that policy changes by the U.S. Government and/or Federal Reserve, such as increasing interest rates, could cause increased volatility in financial markets and higher levels of Fund redemptions, which could have a negative impact on the Fund.

New Fund Risk.  The Fund currently has fewer assets than larger funds, and like other relatively new funds, large inflows and outflows may impact the Fund’s market exposure for limited periods of time.  This impact may be positive or negative, depending on the direction of market movement during the period affected.  Also, during the initial invest-up period, the Fund may depart from its principal investment strategies and invest a larger amount or all of its assets in cash equivalents or it may hold cash.

Non-Correlation Risk.  The Fund’s return may not match the return of the Index for a number of reasons.  For example, the Fund incurs operating expenses not applicable to the Index, and incurs costs in buying and selling securities, especially when rebalancing the Fund’s securities holdings to reflect changes in the composition of the Index.  In addition, the performance of the Fund and the Index may vary due to asset valuation differences and differences between the Fund’s portfolio and the Index resulting from legal restrictions, cost or liquidity constraints.

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Non-Diversification Risk.  The Fund is classified as “non-diversified” under the 1940 Act.  As a result, the Fund is only limited as to the percentage of its assets which may be invested in the securities of any one issuer by the diversification requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”).  The Fund may invest a relatively high percentage of its assets in a limited number of issuers.  As a result, the Fund may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, experience increased volatility and be highly invested in certain issuers.

Options Risk.  The price of an option, which is a function of interest rates, volatility, dividends, the exercise price, S&P 500 changes, and other market factors, may change rapidly over time.  Options may expire unexercised, causing the Fund to lose the premium paid for the options.  The Fund could experience a loss if securities underlying the options do not perform as anticipated.  There may be an imperfect correlation between the prices of options and movements in the price of the index or ETFs on which the options are based.  Additionally, any options written by the Fund create an obligation to make a payment in contrast to options purchased by the Fund which create the potential for receipt of a payment.  As the value of the written options increases, it has a negative impact on the value of your Shares.

Outcome Period Risk.  The Fund’s investment strategy is designed to achieve the targeted outcomes linked to the S&P 500 over an outcome period of approximately one year.  The Index has been designed to deliver on targeted returns linked to the S&P 500 if Fund Shares are bought on the day on which the Fund enters into the FLEX Options ~~Contracts~~ and held until those FLEX Options ~~Contracts~~ expire the following year.  In the event an investor purchases Fund Shares after the date on which the FLEX Options ~~Contracts~~ were entered into or sells Fund Shares prior to the expiration of the FLEX Options ~~Contracts~~, the outcomes realized by the investor will not match those that the Fund seeks to achieve.  For purchase or sale of the Fund Shares outside this outcome period, because of the Cap Level and loss protection percentages, the value of the securities in the Fund could vary due to factors other than the level of the S&P 500.

~~Reference ETF Risk.  Certain features of the Reference ETF will impact the value of the Fund’s Shares.  The value of the Reference ETF is subject to the following factors:~~

~~•~~
~~Passive Investment Risk.  The Reference ETF is not actively managed and attempts to track the performance of an unmanaged index of securities.  This differs from an actively managed fund, which typically seeks to outperform a benchmark index.  As a result, the Reference ETF will hold constituent securities of the S&P 500 regardless of the current or projected performance on a specific security or particular industry or market sector, which could impact the unit price of the Reference ETF, the Options Contracts and the Fund.~~

~~•~~
~~Tracking Error.  ETFs face index correlation risk which is the risk that the performance of an exchange traded fund will vary from the actual performance of the target index, known as “tracking error”.  It is possible that the Reference ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the S&P 500 due to the Reference ETF not investing in all stocks comprising the S&P 500, temporary unavailability of certain securities in the secondary market, differences in~~

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 ~~trading hours between the Reference ETF and securities comprising the S&P 500, the occurrence of corporate actions (mergers and spinoffs) or due to other circumstances.~~

~~•~~
~~Securities Lending Risk.  The Reference ETF may engage in securities lending.  Securities lending involves the risk that the Reference ETF may lose money because the borrower of the Reference ETF’s loaned securities fails to return the securities in a timely manner or at all.~~

~~•~~	~~Fees and Expenses. Unlike the S&P 500, the Reference ETF will reflect transaction costs and fees that will reduce its price performance relative to the S&P 500.~~
~~•~~	~~Discount. Shares of ETFs tend to trade at a discount from their net asset value.~~

Tax Risk.  The Fund expects to comply with the requirements of the Code and other laws so that it will be taxed as a “regulated investment company”; however, the federal income tax treatment of certain aspects of the proposed operations of the Fund are not entirely clear.  This includes the tax aspects of the Fund’s options strategy, its hedging strategy, the possible application of the “straddle” rules and various loss limitation provisions of the Code.

Trading Issues Risk.  Although the Shares are listed for trading on the Exchange, there can be no assurance that an active trading market for such Shares will develop or be maintained.  Trading in Shares on the Exchange may be halted due to market conditions or for reasons that, in the view of the Exchange, make trading in Shares inadvisable.  In addition, trading in Shares on the Exchange is subject to trading halts caused by extraordinary market volatility pursuant to the Exchange “circuit breaker” rules.  Market makers are under no obligation to make a market in the Shares, and authorized participants are not obligated to submit purchase or redemption orders for Creation Units.  There can be no assurance that the requirements of the Exchange necessary to maintain the listing of the Fund will continue to be met or will remain unchanged.  Initially, due to the small asset size of the Fund, it may have difficulty maintaining its listings on the Exchange.

Valuation Risk.  During periods of reduced market liquidity or in the absence of readily available market quotations for the holdings of the Fund, the ability of the Fund to value its holdings becomes more difficult and the judgment of the Fund’s investment adviser (employing the fair value procedures adopted by the Board of Trustees of the Trust may play a greater role in the valuation of the Fund’s holdings due to reduced availability of reliable objective pricing data. Consequently, while such determinations may be made in good faith, it may nevertheless be more difficult for the Fund to accurately assign a daily value.

The Shares will change in value, and you could lose money by investing in the Fund.  The Fund may not achieve its investment objective.

Performance

As of the date of this prospectus, the Fund has not commenced operations and therefore does not have a performance history.  Once available, the Fund’s performance information will be

10

accessible on the Fund’s website at www.____________.com and will provide some indication of the risks of investing in the Fund.

Management

Investment Adviser

Innovator Capital Management LLC (“Innovator” or the “Adviser”)

Investment Sub-Adviser

Milliman Financial Risk Management LLC (“Milliman” or the “Sub-Adviser”)

Portfolio Managers

The following persons serve as portfolio managers of the Fund.

●	_________________
●	_________________
●	_________________
●	_________________
●	_________________

Each of the portfolio managers is primarily and jointly responsible for the day-to-day management of the Fund and has served in such capacity since the Fund’s inception in ___________.

Purchase and Sale of Fund Shares

The Fund will issue and redeem Shares at net asset value (“NAV”) only with authorized participants (“APs”) that have entered into agreements with the Fund’s distributor and only in Creation Units (large blocks of _____ Shares) or multiples thereof (“Creation Unit Aggregations”), in exchange for the deposit or delivery of a basket of securities in which the Fund invests and/or cash.  Except when aggregated in Creation Units, the Shares are not redeemable securities of the Fund.

Individual Shares may be purchased and sold only on a national securities exchange through brokers.  Shares are expected to be listed for trading on the Exchange and because the Shares will trade at market prices rather than NAV, Shares may trade at prices greater than NAV (at a premium), at NAV, or less than NAV (at a discount).

Tax Information

The Fund’s distributions will generally be taxable as ordinary income, returns of capital or capital gains.  A sale of Shares may result in capital gain or loss.

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Payments to Broker-Dealers and Other Financial Intermediaries

If you purchase Shares through a broker-dealer or other financial intermediary (such as a bank), Innovator and ______________, the Fund’s distributor, may pay the intermediary for the sale of Shares and related services.  These payments may create a conflict of interest by influencing the broker‑dealer or other intermediary and your salesperson to recommend the Fund over another investment.  Ask your salesperson or visit your financial intermediary’s website for more information.

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Additional Information About the Fund’s Strategies

The Fund’s investment objective may be changed by the Board of Trustees of the Trust (the “Board”) without shareholder approval upon 60 days’ written notice to shareholders.  Additionally, the Fund may liquidate and terminate at any time without shareholder approval.

The Fund does not attempt to, and should not be expected to, reflect the return of the S&P 500.  The value of Fund Shares may be influenced by multiple factors, including, but not limited to:

●	The return and volatility of the S&P 500;
●	The dividend rate on the S&P 500;
●	Interest rates;
●	Economic, financial, political, regulatory, and other events that affect the S&P 500 and/or issuers of securities in the S&P 500.

Under normal conditions, the Index will be ~~comprised~~composed of a portfolio of purchased and written FLEX Options ~~Contracts~~ that will expire in approximately one year, including purchased call options, written call options, purchase put options and written put options (each of these is further described below in “Fund Investments”).

~~It is expected that FLEX Options will be included in the Index.  The FLEX Options are all European style options, which means that they will be exercisable at the strike price only on the option expiration date.  FLEX Options are customized option contracts available through national securities exchanges that are guaranteed for settlement by the OCC, a market clearinghouse.  The FLEX Options are listed on the Chicago Board Options Exchange.  FLEX Options provide investors with the ability to customize assets and indices referenced by the options, exercise prices, exercise styles (i.e., American‑style exercisable any time prior to the expiration date or European‑style exercisable only on the option expiration date) and expiration dates, while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over‑the‑counter options positions.  Each option contract entitles the holder thereof (i.e., the purchaser of the option) to purchase (for the call options) or sell (for the put options) the asset (or deliver cash value of the index, in case of an index call option) at a certain defined price.~~  The Index is designed so that any amount, assets or securities owed by the Fund on any written FLEX Options ~~Contracts~~ will be covered by payouts at the expiration of the purchased FLEX Options ~~Contracts~~.  The Fund receives premiums in exchange for the written FLEX Options ~~Contracts~~ and pays premiums in exchange for the purchased FLEX Options ~~Contracts~~.  The OCC and securities exchange on which options are listed on do not charge ongoing fees to writers or purchasers of the options during their life for continuing to hold the option contracts.  Because amounts owed on the written FLEX Options ~~Contracts~~ will be covered by payouts at the expiration of the purchased FLEX Options ~~Contracts~~, the Fund will not be required to post any additional collateral for the FLEX Options ~~Contracts~~.  It is possible that applicable regulations governing the Fund’s utilization of the FLEX Options ~~Contracts~~ may

13

change at some point in the future in which case the Fund will conform to such requirements and, accordingly, its obligations to cover its positions may change.

Innovator Ultra Shield S&P 500 Monthly Index Series.  The Innovator Ultra Shield S&P 500 Monthly Index Series (a “Monthly Index Series”) is a series of 12 indexes that correspond to each month of the year.

●	[Index Name]; CBOE Annual PTP Strategy, January Series
●	[Index Name]; CBOE Annual PTP Strategy, February Series
●	[Index Name]; CBOE Annual PTP Strategy, March Series
●	[Index Name]; CBOE Annual PTP Strategy, April Series
●	[Index Name]; CBOE Annual PTP Strategy, May Series
●	[Index Name]; CBOE Annual PTP Strategy, June Series
●	[Index Name]; CBOE Annual PTP Strategy, July Series
●	[Index Name]; CBOE Annual PTP Strategy, August Series
●	[Index Name]; CBOE Annual PTP Strategy, September Series
●	[Index Name]; CBOE Annual PTP Strategy, October Series
●	[Index Name]; CBOE Annual PTP Strategy, November Series
●	[Index Name]; CBOE Annual PTP Strategy, December Series

Each Monthly Index Series is designed to measure the returns of a hypothetical portfolio of exchange-traded FLEX Options that reference the S&P 500 and track returns of an options strategy that seeks to provide upside market participation to to a maximum growth level (the “Cap Level”) and a protection level set to protect from -5% to -35% of losses (due to a decline in the S&P 500) on an annual point-to-point basis. The protection level does not protect against loss from 0% to -5% or from -35% to -100%.

Each Monthly Index Series measures the performance of a portfolio of exchange-traded FLEX Options that replicate the returns of an options strategy that has its inception on or around the first business day of the month of the respective Monthly Index Series, and if held to or around the first business day of the same month the following year, seeks to buffer protect against 30% of losses (from -5% to -35%) due to a decline in the S&P 500, while providing participation up to a maximum capped gain. The Cap Level of each Monthly Index Series is determined by the Index Calculation Agent (as defined in “Index Information”) on or around the first business day ~~of the month~~ of the month corresponding to each Monthly Index Series, pursuant to a mathematical calculation such that the value of the portfolio of FLEX Options that comprise the Monthly Index Series is equivalent to the value of the S&P 500.  Each Monthly Index Series is rebalanced annually.

14

Below is a hypothetical illustration of the payoff profile of each Monthly Index Series. This reflects the nature of owning the portfolio of FLEX Options and holding them until maturity in approximately one year. It is important to note that in order to maintain consistency in the protection level (i.e. -5% to -35%), the Cap Level will vary from year-to-year. The Cap Level listed in this illustration may not reflect the actual cap of each Monthly Index Series at inception or reset date, or the Cap Level experienced by the Fund.

Tax Strategy.  To the extent consistent with the primary objective and other strategies of the Fund, the Adviser intends to minimize taxes by harvesting capital losses to minimize current year capital gains.  In addition, where feasible, the Adviser will utilize options contracts that qualify as § 1256 contracts under the Code, which are options contracts that are taxed at a preferable tax rate regardless of the length of the holding period.  There is no assurance the Adviser can implement this tax strategy to reduce the tax burden for the shareholders.

Fund Investments

Principal Investments

FLEX Options Contracts

~~Option contracts on an index give one party the right to receive or deliver cash value of the particular index, and another party the obligation to receive or deliver the cash value of that index.  Option contracts on an individual security such as an ETF give one party the right to buy or sell the particular security, and another party the obligation to sell or buy that same security.  Many options are exchange-traded and are available to investors with set or defined contract terms.  The Fund expects to use FLEX Options, which~~FLEX Options are customized option contracts that trade on an exchange, but provide investors with the ability to customize key contract terms like exercise price, style and expiration date while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over‑the‑counter options positions.  Like traditional exchange‑traded options, FLEX Options are

15

guaranteed for settlement by the OCC, a market clearinghouse that guarantees performance by counterparties to certain derivatives contracts.

FLEX Options are all European style options, which means that they will be exercisable at the strike price only on the option expiration date.  FLEX Options are guaranteed for settlement by the OCC, a market clearinghouse.  The FLEX Options are listed on the Chicago Board Options Exchange.  FLEX Options provide investors with the ability to customize assets and indices referenced by the options, exercise prices, exercise styles (i.e., American‑style exercisable any time prior to the expiration date or European‑style exercisable only on the option expiration date) and expiration dates, while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over‑the‑counter options positions.  Each option contract entitles the holder thereof (i.e., the purchaser of the option) to purchase (for the call options) or sell (for the put options) the asset (or deliver cash value of the index, in case of an index option) at a certain defined price.

Put options give the holder (i.e., the buyer) the right to sell an asset (or deliver the cash value of the index, in case of an index put option) and the seller (i.e., the writer) of the put has the obligation to buy the asset (or receive cash value of the index, in case of an index put option) at a certain defined price.  Call options give the holder (i.e., the buyer) the right to buy an asset (or receive cash value of the index, in case of an index call option) and the seller (i.e., the writer) the obligation to sell the asset (or deliver cash value of the index, in case of an index call option) at a certain defined price.

Purchased Call Options.  Call options purchased by the Fund, each with a strike price that may be lower, equal to or higher than the “Initial Level,” which is the price of the S&P 500 or Reference ETF on or around the first business day of [MONTH] (“Purchased Call Option Strike Price”).  If the price of the S&P 500 or Reference ETF as of the option expiration date (the “Closing Value”) is less than or equal to the Purchased Call Option Strike Price at the option expiration date, the purchased call options will expire without a payment being made to the Fund (i.e., the purchased call options will expire worthless).  If the Closing Value is greater than the Purchased Call Option Strike Price, then the purchased call options collectively provide payment to be made to the Fund on the option expiration date corrected for any corporate actions.

Written Call Options.  Call options written by the Fund each with a strike price that may be lower, equal to or higher ~~than~~ than the Initial Level (“Written Call Option Strike Price”).  If the Closing Value is less than or equal to the Written Call Option Strike Price at the option expiration date, the written call options will expire without a payment being made by the Fund.  If the Closing Value is greater than the Written Call Option Strike Price, then the written call options collectively provide payment to be made by the Fund on the option expiration date corrected for any corporate actions.

Purchased Put Options.  Put options purchased by the Fund each with a strike price that may be lower, equal to or higher ~~than r~~ than the Initial Level (“Purchased Put Option Strike Price”).  If the Closing Value is greater than or equal to the Purchased Put Option Strike Price at the option expiration date, the purchased put options will expire without a payment being made to the Fund (i.e., the purchased put options will expire worthless).  If the Closing Value is less than the

16

Purchased Put Option Strike Price, then the purchased put options collectively provide payment to be made to the Fund on the option expiration date corrected for any corporate actions.

Written Put Options.  Put options written by the Fund each with a strike price that may be lower, equal to or higher ~~than~~ than the Initial Level (“Written Put Option Strike Price”).  If the Closing Value is greater than or equal to the Written Put Option Strike Price at the option expiration date, the written put options will expire without a payment being made by the Fund.  If the Closing Value is less than the Written Put Option Strike Price, then the written put options collectively provide payment to be made by the Fund on the option expiration date corrected for any corporate actions.

Non-Principal Investments

Traditional Options Contracts

Options contracts on an index give one party the right to receive or deliver cash value of the particular index, and another party the obligation to receive or deliver the cash value of that index.  Option contracts on an individual security such as an ETF give one party the right to buy or sell the particular security, and another party the obligation to sell or buy that same security.  Many options are exchange-traded and are available to investors with set or defined contract terms.

Cash Equivalents and Short-Term Investments

The Fund may invest in securities with maturities of less than one year or cash equivalents, or it may hold cash.  The percentage of the Fund invested in such holdings varies and depends on several factors, including market conditions.  During the initial invest‑up period and during periods of high cash inflows or outflows, if market conditions are not favorable, the Fund may depart from its principal investment strategies and invest part or all of its assets in these securities or it may hold cash.  During such periods, the Fund may not be able to achieve its investment objectives.  For more information on eligible short term investments, see the statement of additional information.

Disclosure of Portfolio Holdings

A description of the Trust’s policies and procedures with respect to the disclosure of the Fund’s portfolio holdings is available in the Fund’s SAI, which is available at www.____________.com.

Additional Risks of Investing in the Fund

Risk is inherent in all investing.  Investing in the Fund involves risk, including the risk that you may lose all or part of your investment.  There can be no assurance that the Fund will meet its stated objective.  Before you invest, you should consider the following supplemental disclosure pertaining to the Principal Risks set forth above as well as additional Non-Principal Risks set forth below in this prospectus.

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Principal Risks

Authorized Participation Concentration Risk.  Only an authorized participant may engage in creation or redemption transactions directly with the Fund. The Fund has a limited number of institutions that act as authorized participants. To the extent that these institutions exit the business or are unable to proceed with creation and/or redemption orders with respect to the Fund and no other authorized participant is able to step forward to create or redeem, in either of these cases, Shares may trade at a discount to the Fund’s net asset value and possibly face delisting.

Buffered Loss Risk.  There can be no guarantee that the Fund will be successful in its strategy to provide shareholders with a total return loss of 5% if the S&P 500 decreases over the outcome period by 5%-35% and a total return loss that is 35% less than the percentage loss on the S&P 500 if S&P 500 decreases over the outcome period by more than 35%.

Capped Return Risk.  The Index is designed to provide returns that are subject to the Cap Level.  In the event that the S&P 500 has gains in excess of the Cap Level for the outcome period, the Fund will not participate in those gains beyond the cap.

Cash Transactions Risk.  The Fund will, under most circumstances, effect a significant portion of creations and redemptions for cash, rather than in‑kind securities.  As a result, an investment in the Fund may be less tax‑efficient than an investment in an exchange‑traded fund that effects its creations and redemption for in‑kind securities.  Because the Fund may effect a portion of redemptions for cash, it may be required to sell portfolio securities in order to obtain the cash needed to distribute redemption proceeds.  A sale of Shares may result in capital gains or losses and may also result in higher brokerage costs.

Credit Risk.  Credit risk is the risk an issuer, guarantor or counterparty of a security in the Fund is unable or unwilling to meet its obligation on the security.  The Options Clearing Corporation (“OCC”) acts as guarantor and central counterparty with respect to the FLEX Options ~~Contracts~~.  As a result, the ability of the Fund to meet its objective depends on the OCC being able to meet its obligations.

Cybersecurity Risk.  As the use of Internet technology has become more prevalent in the course of business, the investment industry has become more susceptible to potential operational risks through breaches in cyber security. A breach in cyber security refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cyber security breaches may involve unauthorized access to the Fund’s digital information systems through “hacking” or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cyber security breaches of the Fund’s third party service providers, such as its administrator, transfer agent, custodian, or issuers in which the Fund invests, can also subject the Fund to many of the same risks associated with direct cyber security breaches. The Fund has established risk management systems designed to reduce the risks associated with cyber security. However, there is no guarantee that such efforts will

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succeed, especially because the Fund does not directly control the cyber security systems of issuers or third party service providers.

Derivative Securities Risk.  Derivative securities are financial instruments that derive their performance from the performance of an underlying asset or index.  Derivatives can be volatile and involve various types and degrees of risks, depending upon the characteristics of a particular derivative.  Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in a derivative could have a large potential impact on the performance of the Fund.  The Fund could experience a loss if derivatives do not perform as anticipated, or are not correlated with the performance of other investments which are used to hedge or if the Fund is unable to liquidate a position because of an illiquid secondary market.  The market for many derivatives is, or suddenly can become, illiquid.  Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives.  If a security or derivative is linked to the performance of an index, it may be subject to the risks associated with changes in that index.

Equity Securities Risk.  The Fund’s derivative positions provide an investor exposure to the equity securities markets.  Equity securities may decline in value because of declines in the price of a particular holding or the broad stock market.  Such declines may relate directly to the issuer of a security or broader economic or market events, including changes in interest rates.

~~Fixed Income Securities Risk.  An investment in the Fund may involve the risk associated with an investment in fixed income securities including the risk that certain of the securities in the Fund may not have the benefit of covenants which would prevent the issuer from engaging in capital restructurings or borrowing transactions in connection with corporate acquisitions, leveraged buyouts or restructurings which could have the effect of reducing the ability of the issuer to meet its payment obligations and might result in increased credit risk. In addition, certain of the securities may be redeemed or prepaid by the issuer, resulting in lower interest payments received by the Fund and reduced distributions to shareholders.~~

FLEX Options Risk.  The Fund expects to utilize FLEX Options issued and guaranteed for settlement by the OCC.  The Fund bears the risk that the OCC will be unable or unwilling to perform its obligations under the FLEX Options contracts.  Additionally, FLEX Options may be less liquid than certain other securities such as standardized options.  In less liquid market for the FLEX Options, the Fund may have difficulty closing out certain FLEX Options positions at desired times and prices.  The values of FLEX Options do not increase or decrease at the same rate as the reference asset and may vary due to factors other than the price of reference asset. FLEX Options are also subject to the Derivative Securities Risk described above.

Fluctuation of Net Asset Value Risk.  The net asset value of Fund Shares will generally fluctuate with changes in the market value of the Fund’s holdings.  The market prices of Shares will generally fluctuate in accordance with changes in net asset value as well as the relative supply of and demand for Shares on the Exchange.  Trading of an ETF employing a defined outcome strategy may be significantly different from an ETF following a more traditional strategy.  The Fund’s investment adviser cannot predict whether Shares will trade below, at or above their net asset value because the Shares trade on the Exchange at market prices and not at net asset value.  Price differences may be due, in large part, to the fact that supply and demand

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forces at work in the secondary trading market for Shares will be closely related to, but not identical to, the same forces influencing the prices of the holdings of the Fund trading individually or in the aggregate at any point in time.  However, given that Shares can only be purchased and redeemed either in-kind or for cash in Creation Units, and only to and from broker-dealers and large institutional investors that have entered into participation agreements (unlike shares of closed-end funds, which frequently trade at appreciable discounts from, and sometimes at premiums to, their net asset value), the investment adviser believes that large discounts or premiums to the net asset value of Shares should not be sustained.

Index Risk.  The Fund is not actively managed.  The Fund invests in securities included in its Index regardless of their investment merit.  Unlike many investment companies, the Fund does not utilize an investing strategy that seeks returns in excess of the Index.  Therefore, it would not necessarily buy or sell a security unless that security is added or removed, respectively, from the Index, even if that security generally is underperforming.

Liquidity Risk.  The Fund will invest in derivatives and other instruments that may be less liquid than other types of investments. Investments that are less liquid or that trade less can be more difficult or more costly to buy, or to sell, compared to other more liquid or active investments. This liquidity risk is a factor of the trading volume of a particular investment, as well as the size and liquidity of the market for such an investment. The derivatives in which the Fund invests may not always be liquid. This could have a negative effect on the Fund’s ability to achieve its investment objective and may result in losses to Fund shareholders.

Market Maker Risk.  If the Fund has lower average daily trading volumes, it may rely on a small number of third-party market makers to provide a market for the purchase and sale of Shares. Any trading halt or other problem relating to the trading activity of these market makers could result in a dramatic change in the spread between the Fund’s net asset value and the price at which the Shares are trading on the Exchange, which could result in a decrease in value of the Shares. In addition, decisions by market makers or authorized participants to reduce their role or step away from these activities in times of market stress could inhibit the effectiveness of the arbitrage process in maintaining the relationship between the underlying values of the Fund’s portfolio securities and the Fund’s market price. This reduced effectiveness could result in Shares trading at a discount to net asset value and also in greater than normal intra-day bid-ask spreads for Shares.

Market Risk.  The value of your investment may fall over time because the Fund is subject to market risk.  Because stock prices and the prices of the FLEX Options ~~Contracts~~ tend to fluctuate, the value of your investment in the Fund may increase or decrease.  The Shares at any point in time may be worth less than the original investment.  Turbulence in the financial markets and reduced liquidity in equity, credit and fixed‑income markets may negatively affect issuers worldwide, which could have an adverse effect on the Fund.  In addition, there is a risk that policy changes by the U.S. Government and/or Federal Reserve, such as increasing interest rates, could cause increased volatility in financial markets and higher levels of Fund redemptions, which could have a negative impact on the Fund.

New Fund Risk.  The Fund currently has fewer assets than larger funds, and like other relatively new funds, large inflows and outflows may impact the Fund’s market exposure for limited

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periods of time.  This impact may be positive or negative, depending on the direction of market movement during the period affected.  Also, during the initial invest-up period, the Fund may depart from its principal investment strategies and invest a larger amount or all of its assets in cash equivalents or it may hold cash.

Non-Correlation Risk.  The Fund’s return may not match the return of the Index for a number of reasons.  For example, the Fund incurs operating expenses not applicable to the Index, and incurs costs in buying and selling securities, especially when rebalancing the Fund’s securities holdings to reflect changes in the composition of the Index.  In addition, the performance of the Fund and the Index may vary due to asset valuation differences and differences between the Fund’s portfolio and the Index resulting from legal restrictions, cost or liquidity constraints.

Non-Diversification Risk.  The Fund is classified as “non-diversified” under the 1940 Act.  As a result, the Fund is only limited as to the percentage of its assets which may be invested in the securities of any one issuer by the diversification requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”).  The Fund may invest a relatively high percentage of its assets in a limited number of issuers.  As a result, the Fund may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, experience increased volatility and be highly invested in certain issuers.

Options Risk.  The price of an option, which is a function of interest rates, volatility, dividends, the exercise price, S&P 500 changes, and other market factors, may change rapidly over time.  Options may expire unexercised, causing the Fund to lose the premium paid for the options.  The Fund could experience a loss if securities underlying the options do not perform as anticipated.  There may be an imperfect correlation between the prices of options and movements in the price of the index or ETFs on which the options are based.  Additionally, any options written by the Fund create an obligation to make a payment in contrast to options purchased by the Fund which create the potential for receipt of a payment.  As the value of the written options increases, it has a negative impact on the value of your Shares.

Outcome Period Risk.  The Fund’s investment strategy is designed to achieve the targeted outcomes linked to the S&P 500 over the outcome period of approximately one year.  The Index has been designed to deliver on targeted returns linked to the S&P 500 if Fund Shares are bought on the day on which the Fund enters into the FLEX Options ~~Contracts~~ and held until those FLEX Options ~~Contracts~~ expire the following year.  In the event an investor purchases Fund Shares after the date on which the FLEX Options ~~Contracts~~ were entered into or sells Fund Shares prior to the expiration of the FLEX Options ~~Contracts~~, the outcomes realized by the investor will not match those that the Fund seeks to achieve.  For purchase or sale of the Fund Shares outside this ~~holding~~outcome period, because of the Cap Level and loss protection percentages, the value of the securities in the Fund could vary due to factors other than the level of the S&P 500.

~~Reference ETF Risk.  Certain features of the Reference ETF will impact the value of the Fund’s Shares.  The value of the Reference ETF is subject to the following factors:~~

~~•~~
~~Passive Investment Risk.  The Reference ETF is not actively managed and attempts to track the performance of an unmanaged index of securities.  This differs from an actively managed fund, which typically seeks to outperform a benchmark index.  As a result, the~~

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~~Reference ETF will hold constituent securities of the S&P 500 regardless of the current or projected performance on a specific security or particular industry or market sector, which could impact the unit price of the Reference ETF, the Options Contracts and the Fund.~~

~~•~~
~~Tracking Error.  ETFs face index correlation risk which is the risk that the performance of an exchange traded fund will vary from the actual performance of the target index, known as “tracking error”.  It is possible that the Reference ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the S&P 500 due to the Reference ETF not investing in all stocks comprising the S&P 500, temporary unavailability of certain securities in the secondary market, differences in trading hours between the Reference ETF and securities comprising the S&P 500, the occurrence of corporate actions (mergers and spinoffs) or due to other circumstances.~~

~~•~~
~~Securities Lending Risk.  The Reference ETF may engage in securities lending.  Securities lending involves the risk that the Reference ETF may lose money because the borrower of the Reference ETF’s loaned securities fails to return the securities in a timely manner or at all.~~

~~•~~	~~Fees and Expenses. Unlike the S&P 500, the Reference ETF will reflect transaction costs and fees that will reduce its price performance relative to the S&P 500.~~
~~•~~	~~Discount. Shares of ETFs tend to trade at a discount from their net asset value.~~

Tax Risk.  The Fund expects to comply with the requirements of the Code and other laws so that it will be taxed as a “regulated investment company”; however, the federal income tax treatment of certain aspects of the proposed operations of the Fund are not entirely clear.  This includes the tax aspects of the Fund’s options strategy, its hedging strategy, the possible application of the “straddle” rules and various loss limitation provisions of the Code.

Trading Issues Risk.  Although the Shares are listed for trading on the Exchange, there can be no assurance that an active trading market for such Shares will develop or be maintained.  Trading in Shares on the Exchange may be halted due to market conditions or for reasons that, in the view of the Exchange, make trading in Shares inadvisable.  In addition, trading in Shares on the Exchange is subject to trading halts caused by extraordinary market volatility pursuant to the Exchange “circuit breaker” rules.  Market makers are under no obligation to make a market in the Shares, and authorized participants are not obligated to submit purchase or redemption orders for Creation Units.  There can be no assurance that the requirements of the Exchange necessary to maintain the listing of the Fund will continue to be met or will remain unchanged.  Initially, due to the small asset size of the Fund, it may have difficulty maintaining its listings on the Exchange.

Valuation Risk.  During periods of reduced market liquidity or in the absence of readily available market quotations for the holdings of the Fund, the ability of the Fund to value its holdings becomes more difficult and the judgment of the Fund’s investment adviser (employing the fair value procedures adopted by the Board of Trustees of the Trust may play a greater role in the valuation of the Fund’s holdings due to reduced availability of reliable objective pricing data.

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Consequently, while such determinations may be made in good faith, it may nevertheless be more difficult for the Fund to accurately assign a daily value.

Non-Principal Risks

Fixed Income Securities Risk.  An investment in the Fund may involve the risk associated with an investment in fixed income securities including the risk that certain of the securities in the Fund may not have the benefit of covenants which would prevent the issuer from engaging in capital restructurings or borrowing transactions in connection with corporate acquisitions, leveraged buyouts or restructurings which could have the effect of reducing the ability of the issuer to meet its payment obligations and might result in increased credit risk. In addition, certain of the securities may be redeemed or prepaid by the issuer, resulting in lower interest payments received by the Fund and reduced distributions to shareholders.

Inflation Risk.  Inflation may reduce the intrinsic value of increases in the value of the Fund.  Inflation risk is the risk that the value of assets or income from investments will be less in the future as inflation decreases the value of money.  As inflation increases, the value of the Fund’s assets can decline as can the value of the Fund’s distributions.

Legislation and Litigation Risk.  Legislation or litigation that affects the value of securities held by the Fund may reduce the value of the Fund.  From time to time, various legislative initiatives are proposed that may have a negative impact on certain securities in which the Fund invests.  In addition, litigation regarding any of the securities owned by the Fund may negatively impact the value of the Shares.  Such legislation or litigation may cause the Fund to lose value or may result in higher portfolio turnover if the Adviser determines to sell such a holding.

Reference ETF Risk.  Certain features of a Reference ETF may impact the value of the Fund’s Shares.  The value of a Reference ETF is subject to the following factors:
●
Passive Investment Risk. Reference ETFs are not actively managed and attempt to track the performance of an unmanaged index of securities.  This differs from an actively managed fund, which typically seeks to outperform a benchmark index.  As a result, a Reference ETF will hold constituent securities of the S&P 500 regardless of the current or projected performance on a specific security or particular industry or market sector, which could impact the unit price of the Reference ETF, the options contracts and the Fund.

●
Tracking Error.  ETFs face index correlation risk which is the risk that the performance of an exchange traded fund will vary from the actual performance of the target index, known as “tracking error”.  It is possible that a Reference ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the S&P 500 due to a Reference ETF not investing in all stocks comprising the S&P 500, temporary unavailability of certain securities in the secondary market, differences in trading hours between the Reference ETF and securities comprising the S&P 500, the occurrence of corporate actions (mergers and spinoffs) or due to other circumstances.

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●
Securities Lending Risk.  A Reference ETF may engage in securities lending.  Securities lending involves the risk that a Reference ETF may lose money because the borrower of the Reference ETF’s loaned securities fails to return the securities in a timely manner or at all.

●	Fees and Expenses. Unlike the S&P 500, a Reference ETF will reflect transaction costs and fees that will reduce its price performance relative to the S&P 500.
●	Discount. Shares of ETFs tend to trade at a discount from their net asset value.

Security Issuer Risk.  Issuer‑specific attributes may cause a security held by the Fund to be more volatile than the market generally.  The value of an individual security or particular type of security may be more volatile than the market as a whole and may perform differently from the value of the market as a whole.

Management of the Fund

The Fund is a series of Academy Funds Trust, an investment company registered under the Investment Company Act of 1940, as amended.  The Fund is treated as a separate fund with its own investment objectives and policies.  The Trust is organized as a Delaware statutory trust.  The Board is responsible for the overall management and direction of the Trust.  The Board elects the Trust’s officers and approves all significant agreements, including those with the Adviser, Sub‑Adviser, custodian and fund administrative and accounting agent.

Investment Adviser

Innovator Capital Management LLC, 120 North Hale Street, Wheaton, Illinois 60187, serves as the Fund’s investment adviser.  In this capacity, Innovator has overall responsibility for selecting and monitoring the Fund’s investments and managing the Fund’s business affairs.

Investment Sub-Adviser

Milliman Financial Risk Management LLC, 71 South Wacker Drive, 31st Floor, Chicago, Illinois 60606, serves as the Fund’s investment sub-adviser.  Milliman has responsibility for managing the Fund’s investment program in pursuit of its investment objective.

Portfolio Managers

______________, ______________, ______________, ______________ and ______________ serve as the Fund’s portfolio managers.

[Name and Bio]

[Name and Bio]

[Name and Bio]

[Name and Bio]

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For additional information concerning Innovator and Milliman, including a description of the services provided to the Fund, please see the Fund’s statement of additional information.  Additional information regarding the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of Shares may also be found in the statement of additional information.

Management Fee

Pursuant to an investment advisory agreement between Innovator and the Trust (the “Investment Management Agreement”), the Fund has agreed to pay an annual unitary management fee to Innovator in an amount equal to ____% of its average daily net assets.  This unitary management fee is designed to pay the Fund’s expenses and to compensate Innovator for the services it provides to the Fund.

Out of this unitary management fee, Innovator pays substantially all expenses of the Fund, including the cost of transfer agency, custody, fund administration, legal, audit and other service and license fees.  However, the Adviser is not responsible for distribution and service fees payable pursuant to a Rule 12b‑1 plan, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, taxes, interest, and extraordinary expenses.  The Adviser’s management fee is designed to pay the Fund’s expenses and to compensate the Adviser for providing services to the Fund.  Pursuant to the terms of Investment Management Agreement, for any year in which the expenses incurred by the Adviser under this arrangement exceed the amount it collects pursuant to the management fee, the amount in excess is subject to recovery by the Adviser for up to three years from the date the fee was incurred.

Pursuant to an investment sub‑advisory agreement between Innovator, Milliman and the Trust (the “Investment Sub-Advisory Agreement”), Milliman receives a fee equal to ____% of the amount collected under the management fee.  The Adviser is responsible for paying the entire amount of the Sub‑Adviser’s fee for the Fund.  The Fund does not directly pay the Sub‑Adviser.

A discussion regarding the basis for the Trust’s Board of Director’s approval of the Investment Management Agreement and Investment Sub-Advisory Agreement on behalf of the Fund will be available in the Fund’s [Semi-] Annual Report to shareholders for the fiscal period ended _____________.

Manager of Managers Structure. The Fund and the Adviser have received an exemptive order from the SEC to operate under a manager of managers structure that permits the Adviser, with the approval of the Board, to appoint and replace sub-advisers, enter into sub-advisory agreements, and materially amend and terminate sub-advisory agreements on behalf of the Fund without shareholder approval (“Manager of Managers Structure”).  Under the Manager of Managers Structure, the Adviser has ultimate responsibility, subject to oversight by the Board, for overseeing the Fund’s sub-advisers and recommending to the Board their hiring, termination, or replacement. The SEC order does not apply to any sub-adviser that is affiliated with the Fund or the Adviser.

The Manager of Managers Structure enables the Fund to operate with greater efficiency and without incurring the expense and delays associated with obtaining shareholder approvals for

25

matters relating to sub-advisers or sub-advisory agreements. The Manager of Managers Structure does not permit an increase in the overall management and advisory fees payable by the Fund without shareholder approval. Shareholders will be notified of any changes made to the sub-advisers or sub-advisory agreements within 90 days of the changes.

How to Buy and Sell Shares

The Fund will issue or redeems its Shares at NAV per Share only in Creation Units.  Most investors will buy and sell Shares in secondary market transactions through brokers.  Shares will be listed for trading on the secondary market on the Exchange.  Shares can be bought and sold throughout the trading day like other publicly traded shares.  Share prices are reported in dollars and cents per Share.  There is no minimum investment.  When buying or selling Shares through a broker, you will incur customary brokerage commissions and charges, and you may pay some or all of the spread between the bid and the offered price in the secondary market on each leg of a round trip (purchase and sale) transaction.

APs may acquire Shares directly from the Fund, and APs may tender their Shares for redemption directly to the Fund, at NAV per Share only in Creation Units or Creation Unit Aggregations, and in accordance with the procedures described in the SAI.

The Shares trade under the symbol [___].

Book Entry

Shares are held in book‑entry form, which means that no stock certificates are issued.  The Depository Trust Company (“DTC”) or its nominee is the record owner of all outstanding Shares and is recognized as the owner of all Shares for all purposes.

Investors owning Shares are beneficial owners as shown on the records of DTC or its participants.  DTC serves as the securities depository for all Shares.  Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other institutions that directly or indirectly maintain a custodial relationship with DTC.  As a beneficial owner of Shares, you are not entitled to receive physical delivery of stock certificates or to have Shares registered in your name, and you are not considered a registered owner of Shares.  Therefore, to exercise any right as an owner of Shares, you must rely upon the procedures of DTC and its participants.  These procedures are the same as those that apply to any other stocks that you hold in book entry or “street name” form.

Fund Share Trading Prices

The trading prices of Shares on the Exchange may differ from the Fund’s daily NAV.  Market forces of supply and demand, economic conditions and other factors may affect the trading prices of Shares.

The approximate value of Shares, an amount representing on a per Share basis the sum of the current market price of the securities accepted by the Fund in exchange for Shares and an estimated cash component, will be disseminated every 15 seconds throughout the trading day through the facilities of the Consolidated Tape Association.  This approximate value should not

26

be viewed as a “real‑time” update of the NAV per Share of the Fund because the approximate value may not be calculated in the same manner as the NAV, which is computed once a day, generally at the end of the business day.  The Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and the Fund does not make any warranty as to its accuracy.

Frequent Purchases and Redemptions of Fund Shares

Shares may be purchased and redeemed directly from the Fund only in Creation Units by APs that have entered into agreements with the Fund’s distributor.  The vast majority of trading in Shares occurs on the secondary market and does not involve the Fund directly.  In‑kind purchases and redemptions of Creation Units by APs and cash trades on the secondary market are unlikely to cause many of the harmful effects of frequent purchases and/or redemptions of Shares.  Cash purchases and/or redemptions of Creation Units, however, can result in increased tracking error, disruption of portfolio management, dilution to the Fund and increased transaction costs, which could negatively impact the Fund’s ability to achieve its investment objectives, and may lead to the realization of capital gains.  These consequences may increase as the frequency of cash purchases and redemptions of Creation Units by APs increases.  However, direct trading by APs is critical to ensuring that Shares trade at or close to NAV.

To minimize these potential consequences of frequent purchases and redemptions of Shares, the Fund imposes transaction fees on purchases and redemptions of Creation Units to cover the custodial and other costs the Fund incurs in effecting trades.  In addition, the Fund reserves the right to not accept orders from APs that Innovator has determined may be disruptive to the management of the Fund or otherwise are not in the best interests of the Fund.  For these reasons, the Board has not adopted policies and procedures with respect to frequent purchases and redemptions of Shares.

Dividends, Distributions and Taxes

Ordinarily, dividends from net investment income, if any, are declared and paid at least annually by the Fund.  The Fund distributes its net realized capital gains, if any, to shareholders ________.

Distributions in cash may be reinvested automatically in additional whole Shares only if the broker through whom you purchased Shares makes such option available.

Taxes

The Fund intends to continue qualify as a “regulated investment company” under the federal tax laws.  If the Fund qualifies as a regulated investment company and distributes its income as required by the tax law, the Fund generally will not pay federal income taxes.

As with any investment, you should consider how your investment in Shares will be taxed.  The tax information in this prospectus is provided as general information.  You should consult your own tax professional about the tax consequences of an investment in Shares.

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Unless your investment in Shares is made through a tax-exempt entity or tax-deferred retirement account, such as an IRA plan, you need to be aware of the possible tax consequences when:

●	Your Fund makes distributions,
●	You sell your Shares listed on the Exchange, and
●	You purchase or redeem Creation Units.

Taxes on Distributions

The Fund’s distributions are generally taxable.  After the end of each year, you will receive a tax statement that separates the distributions of the Fund into two categories, ordinary income distributions and capital gains dividends.  Ordinary income distributions are generally taxed at your ordinary tax rate; however, as further discussed below, certain ordinary income distributions received from the Fund may be taxed at the capital gains tax rates.  Generally, you will treat all capital gain dividends as long-term capital gains regardless of how long you have owned your Shares.  To determine your actual tax liability for your capital gains dividends, you must calculate your total net capital gain or loss for the tax year after considering all of your other taxable transactions, as described below.  In addition, the Fund may make distributions that represent a return of capital for tax purposes and thus will generally not be taxable to you; however, such distributions may reduce your tax basis, which could result in you having to pay higher taxes in the future when Shares are sold, even if you sell the Shares at a loss from your original investment.  The tax status of your distributions from the Fund is not affected by whether you reinvest your distributions in additional Shares or receive them in cash.  The income from the Fund that you must take into account for federal income tax purposes is not reduced by amounts used to pay a deferred sales fee, if any.  The tax laws may require you to treat distributions made to you in January as if you had received them on December 31 of the previous year.

Income from the Fund may also be subject to a 3.8% “Medicare tax.”  This tax generally applies to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

A corporation that owns Shares generally will not be entitled to the dividends received deduction with respect to many dividends received from the Fund because the dividends received deduction is generally not available for distributions from regulated investment companies.  However, certain ordinary income dividends on Shares that are attributable to qualifying dividends received by the Fund from certain corporations may be reported by the Fund as being eligible for the dividends received deduction.

If you are an individual, the maximum marginal stated federal tax rate for net capital gain is generally 20% for taxpayers in the 39.6% tax bracket, 15% for taxpayers in the 25%, 28%, 33% and 35% tax brackets and 0% for taxpayers in the 10% and 15% tax brackets.  Some capital gains dividends may be taxed at a higher maximum stated tax rate.  Capital gains may also be subject to the Medicare tax described above.

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Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year.  Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less.  You must exclude the date you purchase your Shares to determine your holding period.  However, if you receive a capital gain dividend from the Fund and sell your Shares at a loss after holding it for six months or less, the loss will be recharacterized as long-term capital loss to the extent of the capital gain dividend received.  The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income.  The Code treats certain capital gains as ordinary income in special situations.

Ordinary income dividends received by an individual shareholder from a regulated investment company such as the Fund are generally taxed at the same rates that apply to net capital gain (as discussed above), provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by the Fund itself.  The Fund will provide notice to its shareholders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Taxes on Exchange Listed Shares

If you sell or redeem your Shares, you will generally recognize a taxable gain or loss.  To determine the amount of this gain or loss, you must subtract your tax basis in your Shares from the amount you receive in the transaction.  Your tax basis in your Shares is generally equal to the cost of your Shares, generally including sales charges.  In some cases, however, you may have to adjust your tax basis after you purchase your Shares.

Taxes and Purchases and Redemptions of Creation Units

If you exchange securities for Creation Units you will generally recognize a gain or a loss.  The gain or loss will be equal to the difference between the market value of the Creation Units at the time and your aggregate basis in the securities surrendered and the cash component paid.  If you exchange Creation Units for securities, you will generally recognize a gain or loss equal to the difference between your basis in the Creation Units and the aggregate market value of the securities received and any cash redemption amount.  The Internal Revenue Service, however, may assert that a loss realized upon an exchange of securities for Creation Units or Creation Units for securities cannot be deducted currently under the rules governing “wash sales,” or on the basis that there has been no significant change in economic position.

Under current federal tax laws, any capital gain or loss realized upon redemption of Creation Units generally is treated as long-term capital gain or loss if the Shares have been held for more than one year and as a short-term capital gain or loss if the Shares have been held for one year or less.  If you purchase or redeem Creation Units, you will be sent a confirmation statement showing how many Shares you purchased or sold and at what price.

The foregoing discussion summarizes some of the possible consequences under current federal tax law of an investment in the Fund.  It is not a substitute for personal tax advice.  You also may be subject to state and local tax on Fund distributions and sales of Shares.

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Consult your personal tax advisor about the potential tax consequences of an investment in Shares under all applicable tax laws.  See “Taxes” in the statement of additional information for more information.

Distribution Plan

________________ (the “Distributor”) serves as the distributor of Creation Units for the Fund on an agency basis.  The Distributor does not maintain a secondary market in Shares.

The Board of Trustees has adopted a Distribution and Service Plan pursuant to Rule 12b‑1 under the 1940 Act.  In accordance with its Rule 12b‑1 plan, the Fund is authorized to pay an amount up to 0.25% of its average daily net assets each year to reimburse the Distributor for amounts expended to finance activities primarily intended to result in the sale of Creation Units or the provision of investor services.  The Distributor may also use this amount to compensate securities dealers or other persons that are APs for providing distribution assistance, including broker‑dealer and shareholder support and educational and promotional services.

The Fund does not currently pay 12b‑1 fees, and the Fund will not pay 12b‑1 fees any time before __________.  However, in the event 12b‑1 fees are charged in the future, because these fees are paid out of the Fund’s assets, over time these fees will increase the cost of your investment and may cost you more than certain other types of sales charges.

Net Asset Value

The Fund’s net asset value is determined as of the close of trading (normally 4:00 p.m., Eastern time) on each day the New York Stock Exchange is open for business.  Net asset value is calculated for the Fund by taking the market price of the Fund’s total assets, including interest or dividends accrued but not yet collected, less all liabilities, and dividing such amount by the total number of Shares outstanding.  The result, rounded to the nearest cent, is the net asset value per Share.  All valuations are subject to review by the Trust’s Board of Trustees or its delegate.

The Fund’s investments are valued daily in accordance with valuation procedures adopted by the Board, and in accordance with provisions of the 1940 Act.  Certain securities in which the Fund may invest are not listed on any securities exchange or board of trade.  Such securities are typically bought and sold by institutional investors in individually negotiated private transactions that function in many respects like an over the counter secondary market, although typically no formal market makers exist.  Certain securities, particularly debt securities, have few or no trades, or trade infrequently, and information regarding a specific security may not be widely available or may be incomplete.  Accordingly, determinations of the fair value of debt securities may be based on infrequent and dated information.  Because there is less reliable, objective data available, elements of judgment may play a greater role in valuation of debt securities than for other types of securities.  Typically, debt securities are valued using information provided by a third‑party pricing service.  The third‑party pricing service primarily uses broker quotes to value the securities.

The Fund’s investments will be valued daily at market value or, in the absence of market value with respect to any investment, at fair value in accordance with valuation procedures adopted by

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the Board and in accordance with the 1940 Act.  Market value prices represent last sale or official closing prices from a national or foreign exchange (i.e., a regulated market) and are primarily obtained from third‑party pricing services.

Certain securities may not be able to be priced by pre‑established pricing methods.  Such securities may be valued by the Board of Trustees or its delegate at fair value.  The use of fair value pricing by the Fund is governed by valuation procedures adopted by the Board and in accordance with the provisions of the 1940 Act.  These securities generally include, but are not limited to, certain restricted securities (securities which may not be publicly sold without registration under the Securities Act of 1933, as amended (the “Securities Act”)) for which a pricing service is unable to provide a market price; securities whose trading has been formally suspended; a security whose market price is not available from a pre‑established pricing source; a security with respect to which an event has occurred that is likely to materially affect the value of the security after the market has closed but before the calculation of the Fund’s net asset value or make it difficult or impossible to obtain a reliable market quotation; and a security whose price, as provided by the pricing service, does not reflect the security’s “fair value.”  As a general principle, the current “fair value” of a security would appear to be the amount which the owner might reasonably expect to receive for the security upon its current sale.  The use of fair value prices by the Fund generally results in the prices used by the Fund that may differ from current market quotations or official closing prices on the applicable exchange.  A variety of factors may be considered in determining the fair value of such securities.  Valuing the Fund’s securities using fair value pricing will result in using prices for those securities that may differ from current market valuations.  See the Fund’s statement of additional information for details.

Even when market quotations are available for portfolio securities, they may be stale or unreliable because the security is not traded frequently, trading on the security ceased before the close of the trading market or issuer‑specific events occurred after the security ceased trading or because of the passage of time between the close of the market on which the security trades and the close of the Exchange and when the Fund calculates its NAV.  Events that may cause the last market quotation to be unreliable include a merger or insolvency, events which affect a geographical area or an industry segment, such as political events or natural disasters, or market events, such as a significant movement in the U.S. market.  Where market quotations are not readily available, including where Innovator determines that the closing price of the security is unreliable, Innovator will value the security at fair value in good faith using procedures approved by the Board.  Fair value pricing involves subjective judgments and it is possible that a fair value determination for a security is materially different than the value that could be realized upon the sale of the security.

Index Information

The Index is owned and operated by S&P Dow Jones Indices, and was developed by the Chicago Board Options Exchange (“CBOE®”) in coordination with Milliman Financial Risk Management LLC.  The value of the Index is calculated daily as of the close of trading hours on the New York Stock Exchange by CBOE® (the “Index Calculation Agent”) utilizing an option valuation model and data provided by CBOE®.

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Index composition: Each Monthly Index Series measures the performance of a portfolio of purchased and written exchange-traded FLEX Options referencing the S&P 500, that are each entered into on or around the first business day of the month of the respective Monthly Index Series and expire on or around the first business day of the month the following year. Each respective Monthly Index Series is comprised of FLEX Options ~~Contracts~~ with various strike prices and moneyness levels, and the same expiration, including:

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Purchased Index Call Options: call options purchased each with a strike price at 60% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

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Written Index Put Options: put options written each with a strike price at 60% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

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Purchased Index Put Options: put options purchased each with a strike price at 120% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

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Written Index Call Options: call options written each with a strike price at 120% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

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Written Index Put Options: put options written each with a strike price at 65% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

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Purchased Index Put Options: put options purchased each with a strike price at 95% moneyness of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

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Written Index Call Options: call options written each with a strike price at a varying moneyness level of the price of the S&P 500 on or around the first business day of the month of the respective Monthly Index Series.

[Disclaimer language to follow]

Fund Service Providers

______________________, _______________, is the administrator, custodian and fund accounting and transfer agent for the Fund.

Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, serves as legal counsel to the Trust.

______________________, _______________, serves as the Fund’s independent registered public accounting firm and is responsible for auditing the annual financial statements of the Fund.

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Financial Highlights

The Fund is new and has no performance history as of the date of this prospectus.  Financial information therefore is not available.

Premium/Discount Information

The market prices of the Shares generally will fluctuate in accordance with changes in NAV, as well as the relative supply of and demand for Shares on the Exchange.  Innovator cannot predict whether the Shares will trade below, at or above their NAV.  The approximate value of the Shares, which is an amount representing on a per share basis the sum of the current market price of the securities (and an estimated cash component) accepted by the Fund in exchange for Shares, will be disseminated every 15 seconds throughout the trading day through the facilities of the Consolidated Tape Association.  This approximate value should not be viewed as a “real‑time” update of the NAV per Share of the Fund because the approximate value may not be calculated in the same manner as the NAV, which is computed once a day, generally at the end of the business day.  The Fund is not involved with, or responsible for, the calculation or dissemination of the approximate value, and the Fund does not make any warranty as to its accuracy.

Information regarding how often the Shares traded on the Exchange at a price above (at a premium) or below (at a discount) the NAV of the Fund during the past four calendar quarters, when available, will be found at www.________.com.

Other Information

Section 12(d)(1) of the 1940 Act restricts investments by investment companies in the securities of other investment companies, including Shares.  Registered investment companies are permitted to invest in the Fund beyond the limits set forth in Section 12(d)(1) subject to certain terms and conditions set forth in an SEC exemptive order issued to the Trust, including that such investment companies enter into an agreement with the Trust on behalf of the Fund prior to exceeding the limits imposed by Section 12(d)(1).

Delivery of Shareholder Documents—Householding

Householding is an option available to certain investors of the Fund.  Householding is a method of delivery, based on the preference of the individual investor, in which a single copy of certain shareholder documents can be delivered to investors who share the same address, even if their accounts are registered under different names.  Householding for the Fund is available through certain broker‑dealers.  If you are interested in enrolling in householding and receiving a single copy of the prospectus and other shareholder documents, please contact your broker‑dealer.  If you currently are enrolled in householding and wish to change your householding status, please contact your broker‑dealer.

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